     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000


                                                      REGISTRATION NO. 333-31756

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               BROADVISION, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7371                               94-3184303
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                               BROADVISION, INC.
                                  585 BROADWAY
                             REDWOOD CITY, CA 94063
                           TELEPHONE: (650) 261-5100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  PEHONG CHEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               BROADVISION, INC.
                                  585 BROADWAY
                             REDWOOD CITY, CA 94063
                           TELEPHONE: (650) 261-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                            COPIES TO:
              KENNETH L. GUERNSEY                                DAVID T. BREWSTER
                 JAMIE E. CHUNG                                  JOSEPH M. DOLOBOFF
              VIRGINIA C. EDWARDS                                 JOAN M. HEMINWAY
                 CECILIA M. MAO                                  BRADY D. MICKELSEN
               Cooley Godward LLP                     Skadden, Arps, Slate, Meagher & Flom LLP
        One Maritime Plaza, 20(th) Floor                  One Beacon Street, 31(st) Floor
            San Francisco, CA 94111                               Boston, MA 02108
                 (415) 693-2000                                    (617) 573-4800

                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS REGISTRATION
                                   STATEMENT

                         ------------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


                        SPECIAL MEETING OF STOCKHOLDERS


                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

To the stockholders of Interleaf, Inc.:

    The boards of directors of BroadVision, Inc. and Interleaf, Inc. have approved a merger agreement between BroadVision and Interleaf.


    If the merger is completed, you will receive 1.0395 shares of BroadVision common stock for each share of Interleaf common stock you own. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company before the merger is completed. Immediately after the merger, based upon shares outstanding as of the record date, former stockholders of Interleaf will own approximately 5.5% of the outstanding shares of BroadVision common stock, and persons who were stockholders of BroadVision immediately before the merger will own approximately 94.5% of the outstanding shares of BroadVision common stock immediately after the merger.



    BroadVision common stock is listed on the Nasdaq National Market under the symbol "BVSN," and on March 14, 2000, BroadVision common stock closed at $77.5625 per share.


    Stockholders of Interleaf will be asked, at Interleaf's special meeting of stockholders, to approve the merger agreement. After careful consideration, Interleaf's board of directors has determined that the merger and the merger agreement are fair to you and in your best interests. Interleaf's board of directors has approved the merger agreement and unanimously recommends its approval by you.

    The date, time and place of the special meeting is as follows:


                                 April 14, 2000
                                 9:00 a.m. E.S.T.
                                 Interleaf, Inc.
                                 62 Fourth Avenue
                                 Waltham, Massachusetts 02451


    The proxy statement/prospectus attached to this letter provides you with information about BroadVision, Interleaf and the proposed merger. In addition, you may obtain other information about BroadVision and Interleaf from documents filed with the Securities and Exchange Commission. We encourage you to read the entire proxy statement/prospectus carefully. IN PARTICULAR, BEFORE VOTING AT THE SPECIAL MEETING, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT/PROSPECTUS.

    YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD. IF YOU COMPLETE, SIGN AND RETURN YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. IF YOU FAIL TO RETURN YOUR INTERLEAF PROXY CARD, THE EFFECT WILL BE A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                          [SIG]

                                          Craig Newfield
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          CLERK

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE BROADVISION COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THE PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    The proxy statement/prospectus is dated March 16, 2000, and is first being mailed to stockholders of Interleaf on or about March 17, 2000.

                                INTERLEAF, INC.
                                62 FOURTH AVENUE
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 290-0710

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 14, 2000


                            ------------------------

To the stockholders of Interleaf, Inc.:


    A special meeting of stockholders of Interleaf, Inc., a Massachusetts corporation, will be held on April 14, 2000 at 9:00 a.m., local time, at the principal executive offices of Interleaf located at 62 Fourth Avenue, Waltham, Massachusetts, for the following purposes:


    1. To consider and vote upon approval of the Agreement and Plan of Merger and Reorganization, dated as of January 26, 2000, among BroadVision, Inc., a Delaware corporation, Infiniti Acquisition
       Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of BroadVision, and Interleaf, pursuant to which Infiniti Acquisition Sub will be merged with and into Interleaf, each share of Interleaf common stock will be exchanged for 1.0395 shares of BroadVision common stock, and Interleaf will become a wholly owned subsidiary of BroadVision.

    2. To transact such other business as may properly come before the special meeting or any adjournment thereof.


    Only holders of record of Interleaf common stock at the close of business on March 15, 2000, the record date, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Interleaf had outstanding and entitled to vote 13,809,846 shares of common stock. Holders of Interleaf common stock are entitled to dissenters' rights under the Massachusetts Business Corporation Law under certain circumstances in connection with the merger.


    YOUR VOTE IS IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF INTERLEAF COMMON STOCK ENTITLED TO VOTE APPROVE THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors of
                                          Interleaf, Inc.

                                          [SIG]

                                          Craig Newfield
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          CLERK


Waltham, Massachusetts
March 17, 2000


    INTERLEAF'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTERLEAF STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

 Whether or not you plan to attend the meeting, please complete, sign and return the accompanying proxy card in the enclosed self-addressed, stamped envelope.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................         1

SUMMARY.....................................................         3

RISK FACTORS................................................        16
  Risks Relating to the Merger..............................        16
  Risks Relating to BroadVision.............................        19

THE COMPANIES...............................................        29
  BroadVision...............................................        29
  Infiniti Acquisition Sub..................................        29
  Interleaf.................................................        29

THE SPECIAL MEETING OF INTERLEAF STOCKHOLDERS...............        31
  Proxy Statement/Prospectus................................        31
  Date, Time and Place of the Special Meeting...............        31
  Purpose of the Special Meeting............................        31
  Recommendation of Interleaf's Board of Directors..........        31
  Record Date and Voting Power..............................        31
  Voting and Revocation of Proxies..........................        31
  Required Vote.............................................        32
  Voting; Proxies...........................................        32

THE MERGER..................................................        33
  General Description of the Merger.........................        33
  Background................................................        33
  Reasons for the Merger....................................        37
  BroadVision's Reasons for the Merger......................        38
  Interleaf's Reasons for the Merger........................        39
  Recommendation of Interleaf's Board of Directors..........        41
  Opinion of Interleaf's Financial Advisor..................        42
  Interests of Interleaf's Officers and Directors in the
    Merger..................................................        51
  Certain U.S. Federal Income Tax Considerations............        52
  Anticipated Accounting Treatment..........................        54
  Governmental Approvals....................................        54
  Restrictions on Resales...................................        54

CERTAIN TERMS OF THE MERGER AGREEMENT.......................        55
  The Merger................................................        55
  Effective Time of the Merger..............................        55
  Manner and Basis of Converting Shares.....................        55
  Interleaf Stock Options...................................        55
  Representations and Warranties............................        56
  Covenants; Conduct of Business Prior to the Merger........        56
  Limitation on Considering Other Acquisition Proposals.....        59
  Termination of the Merger Agreement.......................        63
  Expenses and Termination Fees.............................        63

STOCK OPTION AGREEMENT......................................        65
  Purpose of the Option.....................................        65
  Exercisability of the Option..............................        65
  Profit Limitation.........................................        65

                                                                PAGE
                                                              --------
VOTING AGREEMENTS...........................................        67
  Voting Agreements Relating to Interleaf Shares............        67

MANAGEMENT AND OTHER INFORMATION............................        68
  Beneficial Ownership of Interleaf Shares..................        68

BROADVISION AND INTERLEAF UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.............................        70
  Unaudited Pro Forma Condensed Combined Balance Sheet......        71
  Unaudited Pro Forma Condensed Combined Statements of
    Income..................................................        72
  Notes to Unaudited Pro Forma Condensed Combined Financial
    Statements..............................................        74

DISSENTERS' RIGHTS..........................................        76

DESCRIPTION OF BROADVISION CAPITAL STOCK....................        78
  General...................................................        78
  BroadVision Common Stock..................................        78
  BroadVision Preferred Stock...............................        78
  Transfer Agent and Registrar..............................        78

COMPARATIVE RIGHTS OF BROADVISION STOCKHOLDERS AND INTERLEAF
  STOCKHOLDERS..............................................        79

INDEPENDENT ACCOUNTANTS.....................................        88

LEGAL MATTERS...............................................        88

EXPERTS.....................................................        88

STOCKHOLDER PROPOSALS.......................................        89

WHERE YOU CAN FIND MORE INFORMATION.........................        89

Annexes:

A        Agreement and Plan of Merger and Reorganization

B        Stock Option Agreement

C        Form of Voting Agreement

D        Opinion of Broadview International LLC

E        Sections 85 through 98, inclusive, of the Massachusetts
         Business Corporation Law (Dissenters' Rights)

          QUESTIONS AND ANSWERS ABOUT THE BROADVISION/INTERLEAF MERGER

Q: WHY ARE WE PROPOSING TO MERGE? (see page 37)

A: BroadVision and Interleaf are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, market share, operational efficiencies, technology development, earning power and growth potential than either company would have on its own.

Q: WHAT WILL I RECEIVE IN THE MERGER? (see page 55)

A: If the merger is completed, you will receive 1.0395 shares of BroadVision common stock for each share of Interleaf common stock you own. For example, if you own 100 shares of Interleaf common stock, you will receive 103 shares of BroadVision common stock in exchange for your Interleaf shares and a cash payment equal to the value of 0.95 of a share of BroadVision common stock. The number of shares of BroadVision common stock to be issued for each share of Interleaf common stock is fixed and will not be adjusted based upon changes in the values of BroadVision or Interleaf common stock. As a result, the value of the BroadVision shares you will receive in the merger will not be known before the merger and will go up or down as the market price of BroadVision common stock goes up or down. We encourage you to obtain current market quotations for BroadVision and Interleaf common stock.

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then, mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Interleaf stockholders.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger.

Q: MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting of Interleaf stockholders and vote your shares in person, rather than, or in addition to, signing and returning your proxy card.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of Interleaf common stock for shares of BroadVision common stock and a cash payment for any fractional share of BroadVision common stock to which you otherwise would be entitled.

Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

A: Yes. You will be entitled to dissenters' rights if you comply with certain legal procedures and requirements, as outlined on pages 76 and 77 of this proxy statement/prospectus.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

       INTERLEAF, INC.
       Attn: Investor Relations
       62 Fourth Avenue
       Waltham, Massachusetts 02451
       Telephone: (781) 290-0710 x. 8138

       or

       BROADVISION, INC.
       Attn: Investor Relations
       585 Broadway
       Redwood City, California 94063
       Telephone: (650) 261-5100

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE REFER. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE FORM OF VOTING AGREEMENT, WHICH ARE ATTACHED AS ANNEXES A, B AND C, RESPECTIVELY. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT INFORMATION ABOUT INTERLEAF AND BROADVISION INTO THIS PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/ PROSPECTUS BY FOLLOWING THE INSTRUCTIONS IN THE SECTION OF THIS PROXY STATEMENT/PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 89. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES AT VARIOUS POINTS IN THIS SUMMARY TO DIRECT YOU TO A MORE DETAILED DESCRIPTION OF THE TOPICS PRESENTED. EXCEPT WHERE OTHERWISE NOTED, INFORMATION IN THIS DOCUMENT REFLECTS BROADVISION'S THREE-FOR-ONE STOCK SPLIT EFFECTIVE ON OCTOBER 11, 1999, BROADVISION'S THREE-FOR-ONE STOCK SPLIT EFFECTIVE ON
FEBRUARY 21, 2000 AND INTERLEAF'S ONE-FOR-THREE REVERSE STOCK SPLIT EFFECTIVE ON DECEMBER 31, 1998.


THE COMPANIES (PAGE 29)

BROADVISION, INC.
585 Broadway
Redwood City, California 94063
(650) 261-5100

    BroadVision develops, markets and supports application software solutions for enterprise-wide, one-to-one relationship management. These solutions enable businesses to use the Internet as a platform to conduct electronic commerce, offer online customer self-service and support, deliver targeted information and provide online financial services. Each of these capabilities can be provided to all constituents of the extended enterprise, including customers, suppliers, partners, distributors and employees. The BroadVision One-To-One product suite allows businesses to tailor their Web site content to the needs and interests of individual users by personalizing each visit on a real-time basis. BroadVision's applications interactively capture Web site visitor profile information, organize the enterprise's content, target that content to each visitor based on easily constructed business rules and execute transactions.

INTERLEAF, INC.
62 Fourth Avenue
Waltham, Massachusetts 02451
(781) 290-0710

    Interleaf's software products and related services enable automated electronic business, or e-business, and also enable the extension of e-business to wireless users. Interleaf provides customers with an integrated, easily implemented e-business solution based on eXtensible Markup Language, or XML, that enables the design, creation and management of XML-based content for transformation and delivery over the Web. Interleaf's flagship BladeRunner family of integrated products employs standard authoring tools, such as Microsoft Word, to design, create, use and reuse intelligent, personalized and transactionable XML-based content. BladeRunner utilizes eXtensible Style Language, or XSL, style sheets to deliver the content in various formats for access using multiple devices as well as through electronic and print media.

DESCRIPTION OF THE MERGER (PAGE 33)

    Under the merger agreement, a wholly owned subsidiary of BroadVision will merge with and into Interleaf. After this merger, BroadVision will own all of the outstanding stock of Interleaf. This will make Interleaf a wholly owned subsidiary of BroadVision. You will receive shares of BroadVision common stock in exchange for your shares of Interleaf common stock.

MERGER CONSIDERATION; FIXED EXCHANGE RATIO (PAGE 55)

    As an Interleaf stockholder, you will receive 1.0395 shares of BroadVision common stock in exchange for each share of Interleaf common stock you own. The actual number of shares you will receive in the merger will be the whole number of shares determined by multiplying 1.0395 by the number of shares of Interleaf common stock that you own at the effective time of the merger. You will receive cash for any fractional share of BroadVision common stock which you otherwise would be entitled to receive.

    The exchange ratio is fixed and, regardless of fluctuations in the market prices of BroadVision common stock or Interleaf common stock, will not change between now and the date that the merger is completed. Neither BroadVision nor Interleaf has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations.


COMPARATIVE PER COMMON SHARE MARKET PRICE INFORMATION (PAGE 10)



    Interleaf common stock and BroadVision common stock are both listed on the Nasdaq National Market. On January 26, 2000, the last full trading day prior to the public announcement of the proposed merger, Interleaf common stock closed at $43.13 and BroadVision common stock closed at $50.69. On March 14, 2000, Interleaf common stock closed at $78.5625 and BroadVision common stock closed at $77.5625.


TAX MATTERS (PAGE 52)

    It is a condition to the respective obligations of BroadVision and Interleaf to consummate the merger that each company receive an opinion from its counsel substantially to the effect that the exchange of shares of Interleaf common stock for shares of Interleaf common stock for shares of BroadVision common stock in the merger will be tax-free to Interleaf stockholders for federal income tax purposes. Cash received by you instead of fractional shares of BroadVision common stock or in exchange for Interleaf common stock pursuant to the exercise of dissenters' rights under the Massachusetts Business Corporation law will result in the recognition of gain or loss for federal income tax purposes. Your tax basis in the shares of BroadVision common stock that you receive in the merger will equal your current tax basis in your shares of Interleaf common stock, reduced by the basis allocable to any fractional share interest for which you receive cash.

    TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

REASONS FOR THE MERGER

BROADVISION (PAGE 38). BroadVision's board of directors believes that BroadVision and its stockholders would realize a number of benefits from the merger, including, among other benefits, the following:

    - BroadVision would acquire Interleaf's XML-based content management solution, which BroadVision considers to be one of the broadest XML-based content management solutions available today;

    - the combined company would have the ability to offer complementary product lines and to improve BroadVision's existing product offerings;

    - BroadVision would gain access to Interleaf's technically skilled employees;

    - BroadVision and Interleaf would have the ability to combine technological resources to develop a complete Web-based business solution;

    - BroadVision would gain access to Interleaf's customer base; and

    - the combined company would have the ability to commit greater resources to product development efforts and fund the future growth of its business.

INTERLEAF (PAGE 39). The Interleaf board of directors believes that Interleaf and its stockholders would realize a number of benefits from the merger, including, among other benefits, the following:

    - the merger would provide Interleaf with access to BroadVision's capital and technical resources;

    - Interleaf's stockholders would have the opportunity to participate in the growth potential of the combined company after the merger;

    - the combination with BroadVision would enable Interleaf to create more long-term value for its customers and employees;

    - the integration of Interleaf's BladeRunner family of products with BroadVision's One-To-One product suite would enable Interleaf to offer a stronger end-to-end electronic content and electronic commerce solution to its customers and significantly shorten the time to market for its products;


    - BroadVision's established relationships with large, strategic customers, systems integrators and other third parties, larger sales force and well established distribution channels would increase the number of prospective customers and distributors for Interleaf products and providers of Interleaf services;


    - the exchange ratio in the merger represents a premium of 39.8% over the closing price of Interleaf common stock for the trading day immediately prior to announcement of the merger and a premium of 75.4% over the average closing price of Interleaf common stock for the 20 trading days prior to the announcement of the merger; and

    - Interleaf's financial advisor, Broadview, is of the opinion that, as of the date of the merger agreement and subject to the conditions set forth in Broadview's opinion addressed to the Interleaf board of directors, the exchange ratio is fair, from a financial point of view, to Interleaf stockholders.

RECOMMENDATION OF INTERLEAF'S BOARD OF DIRECTORS (PAGE 41)

    Interleaf's board of directors believes that the merger and the merger agreement are fair to you and in your best interests. Interleaf's board of directors has approved the merger agreement and unanimously recommends that you vote FOR approval of the merger agreement.

OPINION OF INTERLEAF'S FINANCIAL ADVISOR (PAGE 42)


    In deciding to approve the merger agreement, one of the factors that the Interleaf board of directors considered was the opinion of its financial advisor, Broadview International LLC, that, as of January 26, 2000, the consideration to be received by the holders of Interleaf common stock in the merger was fair to the holders from a financial point of view. The complete Broadview opinion letter describes the basis for its opinion and is attached as Annex D to this proxy statement/prospectus. WE URGE YOU TO READ THE ENTIRE OPINION LETTER CAREFULLY.

THE INTERLEAF SPECIAL MEETING OF STOCKHOLDERS (PAGE 31)


    TIME, DATE AND PLACE. A special meeting of the stockholders of Interleaf will be held on April 14, 2000, at the principal executive offices of Interleaf located at 62 Fourth Avenue, Waltham, Massachusetts at 9:00 a.m. local time, to consider and approve the merger agreement.



    RECORD DATE AND VOTING POWER FOR INTERLEAF. You are entitled to vote at the special meeting if you owned shares of Interleaf common stock at the close of business on March 15, 2000, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Interleaf common stock you owned at the close of business on the record date. On the record date, there were 13,809,846 shares of Interleaf common stock entitled to be voted at the special meeting.


    INTERLEAF REQUIRED VOTE. The approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of Interleaf common stock outstanding at the close of business on the record date.


    SHARE OWNERSHIP OF MANAGEMENT. The directors and executive officers of Interleaf own approximately 3.9% of the shares of Interleaf common stock outstanding at the close of business on the record date. All of the directors and executive officers of Interleaf have agreed to vote their shares in favor of the approval of the merger agreement.


INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (PAGE 51)

    When considering the recommendation of Interleaf's board of directors that you vote for approval of the merger agreement, you should be aware that a number of Interleaf's officers and directors have interests in the merger that are different from, or in addition to, yours. These interests include the following:

    - the officers of Interleaf who were granted options prior to June 1999 are entitled to the acceleration of these options, which will become exercisable in full in connection with the merger;

    - Interleaf's executive officers are entitled to severance payments in the event of a termination without cause or if they resign for good reason within 12 months of the stockholder vote approving the merger; and

    - BroadVision will ensure that indemnification and insurance arrangements are maintained for the Interleaf's officers and directors.

In determining the fairness of the merger to Interleaf stockholders, Interleaf's board of directors took into account these interests.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (PAGE 59)

    Interleaf has agreed not to approve a business combination or other similar transaction with another party while the merger is pending, unless the other party has made an unsolicited acquisition proposal, Interleaf's board of directors has given notice of the acquisition proposal to BroadVision, Interleaf's board of directors determines that it is required by its fiduciary duties to its stockholders to consider the acquisition proposal, Interleaf's board of directors determines that the acquisition proposal is a superior offer and Interleaf reimburses BroadVision for certain merger expenses and pays a fee of $30.0 million to BroadVision.

CONDITIONS TO THE MERGER (PAGE 60)

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of BroadVision and Interleaf to complete the merger are subject to the satisfaction of certain conditions, including the following:

    - Interleaf stockholders must approve the merger agreement;

    - the Nasdaq Stock Market must approve the shares of BroadVision common stock to be issued in the merger for listing on the Nasdaq National Market;

    - the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have become effective; and

    - no order shall be in effect, and no governmental action or proceeding shall be pending or threatened, that prohibits the consummation of the merger.

CONDITIONS TO THE OBLIGATION OF BROADVISION. The obligation of BroadVision to complete the merger is subject to the satisfaction of additional conditions, including the following:

    - Interleaf's representations and warranties in the merger agreement must be true and correct, subject to certain materiality qualifiers;

    - Interleaf must have complied in all material respects with its agreements in the merger agreement;

    - BroadVision must have received:

       - all third-party consents required to be obtained by Interleaf that, if not obtained, would have a material adverse effect on Interleaf;

       - noncompetition agreements from four specified executive officers of Interleaf;

       - a tax opinion that the merger will constitute a reorganization for federal income tax purposes;

       - a certificate from the chief executive officer of Interleaf confirming that certain conditions have been satisfied; and

       - the written resignations of designated officers and directors of Interleaf effective as of completion of the merger;

    - certain officers of Interleaf must remain employed by Interleaf through the closing;

    - no legal proceeding by any governmental entity shall exist with respect to the merger; and

    - no event shall have occurred that is deemed to have a material adverse effect on Interleaf.

CONDITIONS TO THE OBLIGATION OF INTERLEAF. The obligation of Interleaf to complete the merger is subject to the satisfaction of additional conditions, including the following:

    - BroadVision's representations and warranties in the merger agreement must be true and correct, subject to certain materiality qualifiers;

    - BroadVision must have complied in all material respects with its agreements in the merger agreement;

    - Interleaf must have received:

       - a tax opinion that the merger will constitute a reorganization for federal income tax purposes; and

       - a certificate from an executive officer of BroadVision confirming that certain conditions have been satisfied; and

    - no event shall have occurred that is deemed to have a material adverse effect on BroadVision.

TERMINATION OF THE MERGER AGREEMENT (PAGE 63)

    BroadVision and Interleaf may agree by mutual written consent to terminate the merger agreement at any time before the merger is completed. In addition, either company may terminate the merger agreement if:

    - the merger is not completed on or before July 31, 2000;

    - a court or government entity issues a final order prohibiting the merger;

    - the Interleaf stockholders do not approve the merger agreement; or

    - the other company materially breaches its representations, warranties or covenants in the merger agreement and the breach is not curable through the exercise of reasonable efforts or the other company is not using reasonable efforts to cure the breach.

    In addition, BroadVision may terminate the merger agreement if Interleaf's board of directors takes certain actions in connection with another acquisition proposal, fails to reaffirm its recommendation to approve the merger under certain circumstances or fails to take certain actions in response to another acquisition proposal, each of which is termed a "triggering event." Interleaf may terminate the merger agreement if its board of directors approves a superior offer.

EXPENSES AND TERMINATION FEES (PAGE 63)

    The merger agreement provides that all expenses will be paid by the party incurring them, except for expenses related to this proxy statement/prospectus and regulatory filings, which will be shared, and except in connection with the termination of the merger agreement as discussed below.

    Interleaf will pay BroadVision a termination fee of $30.0 million if a triggering event occurs, Interleaf approves, endorses or recommends, or enters into any letter of intent or similar document or any agreement contemplating or relating to, a superior offer or Interleaf's board of directors withdraws or modifies its recommendation that the Interleaf stockholders vote for approval of the merger agreement.

    In addition, if any of the above occur, or if Interleaf's stockholders fail to approve the merger agreement, Interleaf must reimburse BroadVision for up to $2.0 million in merger expenses, including attorneys' fees, accountants' fees, financial advisory fees and filing fees.

    If the merger agreement is terminated because the Interleaf stockholders do not approve the merger, and at the time of the special meeting, an acquisition proposal previously disclosed, announced, commenced, submitted or made is still outstanding, then Interleaf will pay to BroadVision a termination fee in the amount of $10.0 million. If, at any time within six months from that termination of the merger agreement, Interleaf enters into a definitive agreement or consummates a transaction relating to that acquisition proposal, Interleaf will pay to BroadVision an additional termination fee in the amount of $20.0 million.

    BroadVision will pay to Interleaf a fee of $30.0 million as liquidated damages if Interleaf terminates the merger agreement because of a breach by BroadVision of any of its representations, warranties or covenants in the merger agreement.

STOCK OPTION AGREEMENT (PAGE 65)

    In order for BroadVision to proceed with the merger, BroadVision required Interleaf to grant BroadVision an option to purchase newly issued shares of Interleaf common stock representing up to 19.9% of the number of shares of Interleaf common stock outstanding as of January 26, 2000. The option is exercisable only if a triggering event has occurred or the Interleaf stockholders do not approve the merger and at the time of the special meeting a previously disclosed acquisition proposal is still outstanding. The option's per share exercise price is the lesser of $52.69 or 1.0395 multiplied by the average of the closing price for BroadVision common stock on the Nasdaq National Market for the 20 consecutive trading days preceding the date of notice of exercise. The profit that BroadVision can recognize under the option is limited. Interleaf granted the option to BroadVision to induce BroadVision to enter into the merger agreement. The option could discourage other companies from trying to combine with Interleaf before BroadVision and Interleaf complete the merger.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 54)

    The merger is expected to be accounted for as a purchase.

DISSENTERS' RIGHTS (PAGE 76)

    Interleaf stockholders will be entitled to dissenters' rights if the stockholders satisfy all applicable legal procedures and requirements set forth in the Massachusetts Business Corporation Law.

                          FORWARD-LOOKING INFORMATION


    ALL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS OR MADE BY MANAGEMENT OF BROADVISION OR INTERLEAF OTHER THAN STATEMENTS OF HISTORICAL FACT REGARDING BROADVISION, INTERLEAF OR THE COMBINED COMPANY ARE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING BROADVISION'S, INTERLEAF'S OR THE COMBINED COMPANY'S FUTURE FINANCIAL RESULTS, OPERATING RESULTS, PRODUCT SUCCESSES, BUSINESS STRATEGIES, PROJECTED COSTS, FUTURE PRODUCTS, COMPETITIVE POSITIONS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY WORDS SUCH AS "MAY," "WILL," "SHOULD," "WOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL" OR "CONTINUE," OR THE NEGATIVE OF THESE OR OTHER COMPARABLE WORDS. THESE FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS CONTEMPLATED BY FORWARD-LOOKING STATEMENTS MADE IN THIS DOCUMENT OR ELSEWHERE BY OR ON BEHALF OF BROADVISION, INTERLEAF OR THE COMBINED COMPANY. IN EVALUATING THE MERGER, YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DISCUSSED IN THE SECTION OF THIS PROXY STATEMENT/ PROSPECTUS ENTITLED "RISK FACTORS."

                         MARKET PRICE AND DIVIDEND DATA

    BroadVision common stock and Interleaf common stock are designated for inclusion on the Nasdaq National Market, or Nasdaq, under the symbols "BVSN" and "LEAF," respectively. This table sets forth, for the periods indicated, the range of high and low per share sales prices for BroadVision common stock and Interleaf common stock as reported on Nasdaq.


                                                                  BROADVISION            INTERLEAF
                                                                 COMMON STOCK          COMMON STOCK
                                                              -------------------   -------------------
                                                                LOW        HIGH       LOW        HIGH
                                                              --------   --------   --------   --------
FISCAL YEAR 1998*
  First quarter.............................................   $ 0.67     $ 2.11     $ 2.72     $ 5.06
  Second quarter............................................     1.64       2.79       4.31      10.50
  Third quarter.............................................     1.12       3.28       7.88      11.91
  Fourth quarter............................................     1.03       4.92       8.25      11.25
FISCAL YEAR 1999*
  First quarter.............................................   $ 3.01     $ 8.15     $ 5.63     $10.31
  Second quarter............................................     4.35       8.19       2.25       5.63
  Third quarter.............................................     6.82      15.54       1.69       3.19
  Fourth quarter............................................    14.10      59.67       1.75       4.19
FISCAL YEAR 2000*
  First quarter (through March 14, 2000 for BroadVision)....   $37.38     $93.29     $ 2.94     $ 7.13
  Second quarter............................................       --         --       5.44      17.75
  Third quarter.............................................       --         --      16.75      48.25
  Fourth quarter (through March 14, 2000 for Interleaf).....       --         --      28.75      94.25


------------------------

 * Fiscal quarters based on BroadVision's fiscal year end of December 31 and Interleaf's fiscal year end of March 31.


    The following table sets forth the per share closing price of BroadVision common stock and Interleaf common stock as reported on Nasdaq and the estimated equivalent per share price, as described below, of Interleaf common stock on January 26, 2000, the last full trading day before the public announcement of the proposed merger, and on March 14, 2000:



                                                                                ESTIMATED EQUIVALENT
                                                  BROADVISION     INTERLEAF          INTERLEAF
                                                  COMMON STOCK   COMMON STOCK     PER SHARE PRICE
                                                  ------------   ------------   --------------------
January 26, 2000................................     $50.69         $43.13             $52.69
March 14, 2000..................................     $77.56         $78.56             $80.62



    The estimated equivalent per share price of a share of Interleaf common stock equals the exchange ratio of 1.0395 multiplied by the price of a share of BroadVision common stock. You may use this calculation to determine what your shares of Interleaf common stock will be worth if the merger is completed. If the merger had occurred on March 14, 2000, you would have received 1.0395 shares of BroadVision common stock, worth a total of $80.62, for each share of Interleaf common stock you owned. The actual equivalent per share price of a share of Interleaf common stock that you will receive if the merger closes may be different from this price because the per share price of BroadVision common stock fluctuates.



    Neither BroadVision nor Interleaf has ever declared or paid cash dividends on its common stock. The policies of each are to retain earnings for use in its business. Following the merger, BroadVision common stock will continue to be listed on Nasdaq and there will be no further market for the Interleaf common stock.

                                  BROADVISION
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    In the table below, we provide you with selected historical consolidated financial data for BroadVision. BroadVision prepared this information using its consolidated financial statements as of the dates indicated and for each of its fiscal years in the five-year period ended December 31, 1998 and for the nine-month periods ended September 30, 1998 and 1999. BroadVision derived the data below for each of the fiscal years presented from consolidated financial statements audited by KPMG LLP, independent auditors. BroadVision derived the data for the nine-month periods presented from unaudited consolidated financial statements as of September 30, 1998 and 1999. The unaudited consolidated financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the year ending December 31, 1999. Historical results are not necessarily indicative of future results.

                                                                                                     NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                        ----------------------------------------------------   -----------------------------
                                          1994       1995       1996       1997       1998         1998            1999
                                        --------   --------   --------   --------   --------   -------------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                        (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues........................  $    --    $    540   $ 10,882   $ 27,105   $ 50,911     $ 34,894        $ 71,771
Gross profit..........................       --         291      8,388     21,157     41,206       27,993          54,197
Operating income (loss)...............   (1,771)     (4,478)   (10,697)    (7,638)     1,924          566           9,319
Net income (loss).....................  $(1,670)   $ (4,318)  $(10,145)  $ (7,373)  $  4,039     $  1,948        $ 10,747
                                        =======    ========   ========   ========   ========     ========        ========
Net income (loss) per share:
  Basic earnings (loss) per share.....             $  (0.04)  $  (0.06)  $  (0.04)  $   0.02     $   0.01        $   0.05
                                                   ========   ========   ========   ========     ========        ========
  Shares used in computation--basic
    earnings (loss) per share.........              107,784    169,335    181,872    210,114      206,316         225,918
                                                   ========   ========   ========   ========     ========        ========
  Diluted earnings (loss) per share...             $  (0.04)  $  (0.06)  $  (0.04)  $   0.02     $   0.01        $   0.04
                                                   ========   ========   ========   ========     ========        ========
  Shares used in computation--diluted
    earnings (loss) per share.........              107,784    169,335    181,872    230,877      226,926         254,259
                                                   ========   ========   ========   ========     ========        ========

                                                                        AS OF DECEMBER 31,                        AS OF
                                                       ----------------------------------------------------   SEPTEMBER 30,
                                                         1994       1995       1996       1997       1998         1999
                                                       --------   --------   --------   --------   --------   -------------
                                                                                  (IN THOUSANDS)
                                                                                                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................  $   808    $  4,311   $ 17,608   $  8,277   $ 61,878     $ 55,323
Working capital......................................    2,208       3,916     18,258     11,485     64,320       77,204
Total assets.........................................    2,640       5,857     26,714     26,539    101,562      156,529
Debt and capital leases, less current portion........       --         516        495      3,005      3,194        5,030
Accumulated deficit..................................   (1,806)     (6,124)   (16,269)   (23,642)   (19,603)      (8,856)
Total stockholders' equity...........................    2,526       4,254     21,016     15,121     81,809      122,070

                                   INTERLEAF
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


    In the table below, we provide you with selected historical consolidated financial data for Interleaf. Interleaf prepared this information using its consolidated financial statements as of the dates indicated and for each of its fiscal years in the five-year period ended March 31, 1999 and for the nine-month periods ended December 31, 1998 and 1999. Interleaf derived the data below for the fiscal year ended March 31, 1999 from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, and for the fiscal years ended March 31, 1995, 1996, 1997 and 1998 from consolidated financial statements audited by other independent auditors. Interleaf derived the data for the nine-month periods presented from unaudited consolidated financial statements as of December 31, 1998 and 1999. The unaudited consolidated financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results for the nine months ended December 31, 1999 are not necessarily indicative of results to be expected for the year ending March 31, 2000. Historical results are not necessarily indicative of future results.


                                                                                                      NINE MONTHS ENDED
                                                         YEARS ENDED MARCH 31,                          DECEMBER 31,
                                          ----------------------------------------------------   ---------------------------
                                            1995       1996       1997       1998       1999         1998           1999
                                          --------   --------   --------   --------   --------   ------------   ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                         (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues..........................  $ 87,856   $88,557    $ 64,823   $ 52,577   $ 45,194     $ 32,654       $ 39,105
Gross profit............................    49,207    58,665      36,719     33,540     26,476       19,470         19,773
Operating income (loss).................   (45,225)      116     (28,619)     2,362     (1,456)      (2,081)        (5,282)
Net income (loss).......................  $(48,362)  $   311    $(29,550)  $  2,436   $ (1,125)    $ (1,583)      $ (5,099)
                                          ========   =======    ========   ========   ========     ========       ========
Net income (loss) applicable to common
  stockholders:
  Basic.................................  $(48,362)  $   311    $(29,550)  $  1,978   $  7,081     $  6,635       $ (5,101)
                                          ========   =======    ========   ========   ========     ========       ========
  Diluted...............................  $(48,362)  $   311    $(29,550)  $  2,208   $ (1,198)    $ (1,664)      $ (5,101)
                                          ========   =======    ========   ========   ========     ========       ========
Net income (loss) per share:
  Basic earnings (loss) per share.......  $ (10.41)  $  0.06    $  (5.11)  $   0.33   $   1.01     $   1.03       $  (0.43)
                                          ========   =======    ========   ========   ========     ========       ========
  Shares used in computation--basic
    earnings (loss) per share...........     4,646     5,186       5,781      5,952      7,019        6,418         11,956
                                          ========   =======    ========   ========   ========     ========       ========
  Diluted earnings (loss) per share.....  $ (10.41)  $  0.05    $  (5.11)  $   0.27   $  (0.14)    $  (0.19)      $  (0.43)
                                          ========   =======    ========   ========   ========     ========       ========
  Shares used in computation--diluted
    earnings (loss) per share...........     4,646     6,165       5,781      8,269      8,687        8,642         11,956
                                          ========   =======    ========   ========   ========     ========       ========

                                                                          AS OF MARCH 31,                         AS OF
                                                        ----------------------------------------------------   DECEMBER 31,
                                                          1995       1996       1997       1998       1999         1999
                                                        --------   --------   --------   --------   --------   ------------
                                                                                  (IN THOUSANDS)
                                                                                                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 10,441   $12,725    $ 17,349   $ 21,112   $ 16,479     $ 18,291
Working capital.......................................    (4,224)    1,114      (5,505)     6,641      4,175        7,117
Total assets..........................................    50,793    48,916      37,900     39,388     37,812       55,913
Debt and capital leases, less current portion.........        --        --          --         --         --           --
Accumulated deficit...................................   (57,269)  (56,958)    (86,508)   (84,072)   (85,197)     (90,296)
Total stockholders' equity (deficit)..................    10,615    15,419        (772)     9,310      9,229       18,470

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    For pro forma purposes, BroadVision's consolidated statement of operations for the fiscal year ended December 31, 1998 and the unaudited consolidated statement of operations for the nine months ended September 30, 1999 have been combined with the consolidated statement of operations of Interleaf for the fiscal year ended March 31, 1999 and the unaudited consolidated statement of operations for the nine months ended December 31, 1999, which dates end within 90 days of the BroadVision fiscal year end and interim reporting period, respectively. In addition, BroadVision's unaudited consolidated balance sheet as of September 30, 1999 has been combined with Interleaf's unaudited consolidated balance sheet as of September 30, 1999. This selected unaudited pro forma combined financial information should be read in conjunction with the separate historical financial statements and accompanying notes of BroadVision and Interleaf, which are incorporated by reference in this proxy statement/prospectus. For a list of the BroadVision and Interleaf filings incorporated by reference in this proxy statement/prospectus, we refer you to the section entitled "Where You Can Find More Information" in this proxy statement/prospectus. The unaudited pro forma combined financial data set forth below do not reflect any cost savings anticipated as a result of the merger. You should not rely on the selected unaudited pro forma combined financial information as an indication of the results of operations or financial position that would have been achieved if the merger had taken place earlier or of the results of operations or financial position of BroadVision after completion of the merger.

    We have included detailed unaudited pro forma condensed combined financial data beginning on page 70.

                                                                 YEAR ENDED        NINE MONTHS ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                             ------------------   -------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Total revenues.............................................       $  96,105            $ 110,876
Gross profit...............................................          67,682               73,970
Operating loss.............................................        (257,920)            (189,754)
Net loss...................................................       $(255,474)           $(188,143)
                                                                                       =========
Net loss applicable to common stockholders:
  Basic....................................................       $(247,268)           $(188,145)
                                                                  =========            =========
  Diluted..................................................       $(255,547)           $(188,145)
                                                                  =========            =========
Net loss per share:
  Basic loss per share.....................................       $   (1.10)           $   (0.78)
  Shares used in computation--basic loss per share.........         224,222              240,026
  Diluted loss per share...................................       $   (1.14)           $   (0.78)
  Shares used in computation--diluted loss per share.......         224,222              240,026

                           COMPARATIVE PER SHARE DATA

    The information below reflects:

    - the historical income from continuing operations and book value per share of BroadVision common stock and the historical income (loss) from continuing operations and book value per share of Interleaf common stock in comparison with the unaudited combined pro forma loss from continuing operations and book value per share of BroadVision after giving effect to the proposed merger of BroadVision with Interleaf using a purchase method of accounting for business combinations; and

    - the unaudited combined pro forma loss from continuing operations and book value per share attributable to 1.0395 of a share of BroadVision common stock which will be received for each share of Interleaf common stock.

    You should read the table below in conjunction with the respective audited and unaudited consolidated financial statements and related notes of BroadVision and Interleaf incorporated by reference in this proxy statement/prospectus and the unaudited pro forma financial information and notes related to these consolidated financial statements included elsewhere in this proxy statement/ prospectus.

                                  BROADVISION

                                                             NINE MONTHS ENDED        YEAR ENDED
                                                             SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                             ------------------   ------------------
HISTORICAL PER SHARE DATA:
Income from continuing operations
  Basic income per share(1)................................        $0.05                 $0.02
  Diluted income per share(1)..............................        $0.04                 $0.02
Book value per share(2)....................................        $0.53                 $0.37

                                   INTERLEAF

                                                             NINE MONTHS ENDED     YEAR ENDED
                                                             DECEMBER 31, 1999   MARCH 31, 1999
                                                             -----------------   --------------
HISTORICAL PER SHARE DATA:
Income from continuing operations:
  Basic income (loss) per share(1).........................        $(0.43)           $ 1.01
  Diluted loss per share(1)................................        $(0.43)           $(0.14)
Book value per share(2)....................................        $ 1.37            $ 0.93

                                    COMBINED

                                                             NINE MONTHS ENDED       YEAR ENDED
                                                             SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                             ------------------   -----------------
COMBINED PRO FORMA PER SHARE DATA:
Loss from continuing operations
  Basic loss per BroadVision share(1)......................       $ (0.78)             $ (1.10)
  Diluted loss per BroadVision share(1)....................       $ (0.78)             $ (1.14)
  Basic loss per Interleaf share(1)(3).....................       $ (0.81)             $ (1.14)
  Diluted loss per Interleaf share(1)(3)...................       $ (0.81)             $ (1.19)
Book value per BroadVision share(2)........................       $  3.86              $  3.77
Book value per equivalent Interleaf share(3)...............       $  4.01              $  3.92

------------------------

(1) Basic income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon the exercise of stock options and warrants. Common equivalent shares are excluded from the computations if their effect is antidilutive.

(2) The historical book value per BroadVision share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at September 30, 1999 and December 31, 1998. The historical book value per Interleaf share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 1999 and March 31, 1999. The pro forma combined book value per BroadVision share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of BroadVision common stock outstanding as of September 30, 1999, assuming the merger had occurred as of that date.

(3) The equivalent combined pro forma loss and book value per Interleaf share is calculated by dividing the combined pro forma share amounts by the exchange ratio of 1.0395 shares of BroadVision common stock for each share of Interleaf common stock.

                                  RISK FACTORS

    By voting to approve the merger agreement, you will be choosing to invest in BroadVision common stock. When you decide whether to vote for approval of the merger agreement, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus.

                          RISKS RELATING TO THE MERGER

YOU WILL RECEIVE A FIXED NUMBER OF SHARES OF BROADVISION COMMON STOCK IN THE MERGER, NOT A FIXED VALUE.


    Upon completion of the merger, each of your Interleaf shares will be converted into 1.0395 shares of BroadVision common stock. This exchange ratio is fixed and the merger agreement neither provides for any adjustments in the exchange ratio nor affords any termination rights to either Interleaf or BroadVision based solely on fluctuations in the price of BroadVision common stock. Accordingly, the number of shares that Interleaf stockholders will receive in the merger will not change, even if the market price of BroadVision common stock changes. Recently, the stock market and, in particular, the securities of technology companies have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of BroadVision common stock. The market price of BroadVision common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or the current market price. You should obtain recent market quotations for BroadVision common stock before you vote on the merger.



IF BROADVISION AND INTERLEAF ARE NOT SUCCESSFUL IN INTEGRATING THEIR ORGANIZATIONS, THE COMBINED COMPANY MAY BE UNABLE TO OPERATE EFFICIENTLY AFTER THE MERGER.



    The combined company's ability to operate efficiently after the merger will depend in part on the integration of BroadVision's and Interleaf's operations, products and personnel in a timely and efficient manner. In order for the combined company to provide enhanced and more valuable products to its customers after the merger, the combined company will need to integrate its product development operations and product lines. This integration may be difficult and unpredictable because BroadVision's products and Interleaf's products are highly complex, have been developed independently and were designed without regard to integration. Successful integration of the two companies' product development operations and product lines also requires coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This, too, may be difficult and unpredictable because of possible cultural conflicts between BroadVision and Interleaf and different product and technology decisions. If the two companies cannot successfully integrate their operations, products and personnel, the combined company may not be able to operate efficiently or realize the expected benefits of the merger.


EFFORTS TO INTEGRATE BROADVISION AND INTERLEAF MAY DIVERT MANAGEMENT'S ATTENTION AWAY FROM DAY-TO-DAY OPERATIONS.

    The integration of BroadVision's and Interleaf's operations, products and personnel may place a significant burden on the combined company's management and other internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could prevent the combined company from operating efficiently.

BROADVISION EXPECTS TO INCUR SIGNIFICANT COSTS TO INTEGRATE THE COMPANIES INTO A SINGLE BUSINESS.

    BroadVision expects to incur costs from integrating Interleaf's operations, products and personnel. These costs may be significant and may include expenses and other liabilities for:

    - employee redeployment, relocation or severance;

    - conversion of information systems;

    - combining teams and processes in various functional areas; and

    - reorganization or closures of facilities.

The integration costs incurred by BroadVision may negatively impact the financial condition of the combined company and the market price of BroadVision's stock.


FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE ANTICIPATED BENEFITS OF THE MERGER.



    The successful combination of BroadVision and Interleaf will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, unique technical skills or management expertise. The combined company may be unable to retain BroadVision and Interleaf management, technical, sales and customer support personnel that are critical to the successful integration of BroadVision and Interleaf, resulting in disruption of operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger.


FAILURE TO COMPLETE THE MERGER COULD CAUSE INTERLEAF'S STOCK PRICE TO DECLINE.

    If the merger is not completed for any reason, Interleaf's stock price may decline due to any or all of the following potential consequences:

    - Interleaf may become obligated to pay BroadVision up to $2.0 million in merger-related expenses plus a termination fee of up to $30.0 million;


    - the option Interleaf granted to BroadVision to purchase up to 19.9% of the number of shares of Interleaf common stock outstanding as of January 26, 2000 may become exercisable at a price below the then prevailing market price of Interleaf's common stock, creating both the potential for dilution to the equity interests of certain existing stockholders and possible impediments to an alternative transaction;


    - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

    - Interleaf may have difficulty in retaining its key management, technical and sales personnel.


    In addition, if the merger is not completed, Interleaf's stock price may decline to the extent that the current market price of Interleaf common stock reflects a market assumption that the merger will be completed. If the merger is not completed and Interleaf's board of directors determines to seek another business combination, Interleaf may be unable to find a partner willing to pay an equivalent or more attractive price than that which BroadVision has agreed to pay in the merger, which could further depress Interleaf's stock price.


SALES OF BROADVISION AND INTERLEAF PRODUCTS COULD DECLINE IF CUSTOMER RELATIONSHIPS ARE DISRUPTED BY THE MERGER.

    The merger may have the effect of disrupting customer relationships. BroadVision and Interleaf customers may not continue their current buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of BroadVision's and Interleaf's products and the combined company's future product strategy. Customers of BroadVision may want the functionality of Interleaf's products but may not want to purchase Interleaf's products. Similarly, customers of Interleaf may want the functionality of BroadVision's products but may not want to purchase BroadVision's products. For these and other reasons, customers of BroadVision or Interleaf may instead purchase products of competitors. In addition, by increasing the breadth of BroadVision's and Interleaf's business, the merger may make it more difficult for the combined company to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more direct competitor than either BroadVision or Interleaf as an independent company. Any significant delay or reduction in orders for BroadVision's or Interleaf's products could cause sales of the combined company's products to decline.


BECAUSE OF THE PROPOSED MERGER, INTERLEAF DISCONTINUED DEVELOPMENT OF ITS WEB-SERVER PRODUCT IN FAVOR OF A RESELLER ARRANGEMENT WITH BROADVISION UNDER WHICH INTERLEAF WILL INTEGRATE BLADERUNNER WITH BROADVISION ONE-TO-ONE ENTERPRISE. IF THE INTEGRATION DOES NOT OCCUR AS PLANNED, INTERLEAF'S REVENUES MAY SUFFER.



    In connection with the merger, on February 18, 2000, Interleaf entered into an arm's-length reseller agreement with BroadVision under which Interleaf has the worldwide right to market and license the BroadVision One-to-One Enterprise product for a term of two years. Interleaf previously had announced the development of BR-Web, a Web-facing server for the delivery of content over the Internet, originally scheduled for release in March 2000. BroadVision One-to-One Enterprise currently provides the functionality planned to be included in BR-Web. Because Interleaf believes that the integration of BladeRunner and BroadVision One-to-One will enable Interleaf to offer a stronger solution to customers and significantly shorten its time to market with a more comprehensive, integrated product, Interleaf has discontinued development of BR-Web and is instead working to integrate BladeRunner with BroadVision One-to-One.



    Interleaf plans to complete the initial integration of BladeRunner and BroadVision One-to-One by the end of March 2000 and to offer the combined product for sale to customers in the current quarter as a replacement for BR-Web. However, the integration may not proceed as planned if, for example, Interleaf encounters difficulties in development and incompatibilities between the two products. In that event, Interleaf may be unable to sell BladeRunner to customers who require the BR-Web functionality, and its revenues may suffer as a result.


    Interleaf will depend on BroadVision to provide upgrades, support, training and assistance in promoting and implementing the BroadVision One-to-One product. If BroadVision fails to perform its obligations under the reseller agreement, Interleaf may be forced to re-initiate the development of BR-Web, which would result in significant costs and a significant increase in the overall time to market of its Web-server product.

THE COMBINED COMPANY'S ABILITY TO REALIZE EXPECTED REVENUES DEPENDS ON THE SUCCESSFUL MARKETING AND SALE OF INTERLEAF'S CURRENT XML-BASED PRODUCTS AND OUR SUCCESSFUL INTRODUCTION OF NEW XML-BASED PRODUCTS.

    Upon completion of the merger, the combined company will expect to derive significant revenues from the license of, and services and support for, the BladeRunner family of products. Market acceptance of BladeRunner depends upon the continued growth of the market for products based on eXtensible Markup Language, or XML, and continued customer demand for the specific functionality of the BladeRunner products, either of which may not occur. The combined company will expect to realize revenues from planned future BladeRunner releases, including BladeRunner 2.0, components and products currently in development and testing, such as Interleaf's XML Wireless Application Product known as X-WAP, and related products that the combined company will expect to develop.

    BladeRunner 2.0 and X-WAP currently are being developed by Interleaf and are designed for new market opportunities. Accordingly, there are significant risks associated with their introduction. For example, the combined company may encounter the following:

    - difficulties associated with the timely development and introduction of products;

    - a lack of existing or sustainable markets for these products, once introduced, or for complementary products, such as Web-enabled wireless devices;

    - difficulties with the ability of these products to handle the simultaneous processing of a greater volume of transactions, while maintaining required levels of performance;



    - changes in XML and the related eXtensible Style Language, or XSL, that would require the combined company to redesign or modify existing or anticipated future products, resulting in higher costs, additional delays and performance degradation;


    - the emergence of new standard programming languages or competing technologies that could render XML and Interleaf's products obsolete;


    - the development of similar XML-based products by other companies that could diminish the demand for existing or anticipated future products; and



    - undetected flaws in existing or anticipated future products that may not become apparent until after the products are introduced, resulting in product returns, damage to the combined company's reputation, loss of revenues and increased service and redevelopment costs.



If any Interleaf or BroadVision products in development are delayed or, upon introduction, fail to meet customer needs or expectations for any reason, the combined company could suffer a loss of reputation, a market may not develop for the products or the combined company may be forced to provide software modifications, upgrades or enhancements, which could be costly and time consuming. As a result, the combined company may not realize expected revenues from the sale and servicing of new XML-based products.


CERTAIN REGULATORY AGENCIES MUST APPROVE THE MERGER AND COULD IMPOSE CONDITIONS ON, DELAY OR REFUSE TO APPROVE THE MERGER.

    To complete the merger, BroadVision and Interleaf must obtain approvals or consents from certain federal regulatory commissions and other government agencies. These agencies may seek to impose conditions on BroadVision or Interleaf before giving their approval or consent, and those conditions could harm the combined company's business. In addition, a delay in obtaining the requisite regulatory approvals will delay the completion of the merger. The companies may be unable to obtain the required regulatory approvals, or obtain them within the time frame contemplated in the merger agreement.

                         RISKS RELATING TO BROADVISION

FLUCTUATIONS IN BROADVISION'S QUARTERLY OPERATING RESULTS MAY CAUSE BROADVISION'S STOCK PRICE TO DECLINE AND MAKE IT DIFFICULT FOR BROADVISION TO FORECAST QUARTERLY REVENUE AND OPERATING RESULTS.

    BroadVision's quarterly operating results have in the past fluctuated and may in the future fluctuate significantly as a result of a variety of factors, many of which are outside of BroadVision's control. It is likely that BroadVision's operating results in one or more future quarters may be below the expectations of securities analysts and investors. In that event, the trading price of the common stock of BroadVision almost certainly would decline.

    Factors that may affect BroadVision's quarterly operating results include the following:

    - the timing of introductions or enhancements of products and services of BroadVision or its competitors;

    - timing of receipt and fulfillment of significant orders;

    - market acceptance of new products;

    - the mix of products sold by BroadVision;

    - changes in pricing policies by BroadVision or its competitors;

    - changes in BroadVision's sales incentive plans;

    - the budgeting cycles of BroadVision's customers;

    - customer order deferrals in anticipation of new products or enhancements by BroadVision or its competitors;

    - nonrenewal of BroadVision's service agreements (which generally automatically renew for one-year terms unless earlier terminated by either party upon 90-days notice);

    - product life cycles;

    - changes in strategy;

    - seasonal trends;

    - the mix of distribution channels through which BroadVision's products are sold;

    - the mix of international and domestic sales;

    - the rate at which new sales people become productive; and

    - changes in the level of operating expenses to support projected growth.

    Due to these and other factors, it is difficult to accurately forecast the quarterly revenues and operating results of BroadVision. BroadVision believes that period-to-period comparisons of the company's operating results may not be meaningful and you should not rely upon them as any indication of future performance for BroadVision.

BROADVISION'S SUCCESS IS SUBSTANTIALLY DEPENDENT ON REVENUES FROM ITS BROADVISION ONE-TO-ONE ENTERPRISE PRODUCT SUITE AND RELATED SERVICES.

    To date, substantially all of BroadVision's revenues have been attributable to license sales of the BroadVision One-To-One Enterprise product and related packaged application products and associated services. BroadVision currently expects these products and services to account for most of its future revenues. The inability of BroadVision's customers to successfully develop and deploy an online marketplace using BroadVision One-To-One application products could damage BroadVision's reputation and cause a loss of customers. In addition, factors negatively affecting the pricing of or demand for the BroadVision One-To-One application products, such as increased competition or rapid technological change, could cause BroadVision's revenues to decline.

BROADVISION'S FUTURE FINANCIAL PERFORMANCE IS LARGELY DEPENDENT ON THE SUCCESSFUL UPGRADING OF ITS CURRENT PRODUCTS AND INTRODUCTION OF NEW PRODUCTS.

    BroadVision's future financial performance will depend, in significant part, on the successful development and sale of new and enhanced versions of its BroadVision One-To-One application products and other new products. BroadVision may be unable to upgrade and continue to market the BroadVision One-To-One application products. BroadVision may be unable to successfully develop new products and new products may not achieve market acceptance.

BROADVISION'S LENGTHY SALES AND PRODUCT IMPLEMENTATION CYCLES COULD CAUSE DELAYS IN REVENUE RECOGNITION AND MAKE IT DIFFICULT TO PREDICT THE COMPANY'S QUARTERLY RESULTS.

    BroadVision's sales and product implementation cycles are subject to delays over which it has little or no control. These delays can affect the timing of revenue recognition and make it difficult to predict BroadVision's quarterly results. Licensing the BroadVision One-to-One application products is often an enterprise-wide decision by prospective customers. The importance of this decision requires that BroadVision engage in a lengthy sales cycle with prospective customers. During the sales process,

BroadVision provides a significant level of education regarding the uses and benefits of its products. Once the decision has been made to implement its products, BroadVision's customers or its Worldwide Professional Services Organization consultants then must commit significant resources over an extended period of time. Delays in license transactions due to unusually lengthy sales cycles could cause BroadVision's operating results to vary significantly from quarter to quarter.

THE MARKET FOR BROADVISION'S PRODUCTS AND SERVICES IS IN ITS EARLY STAGES OF DEVELOPMENT AND MAY FAIL TO MATURE INTO A SUSTAINABLE MARKET.

    BroadVision's products and services facilitate online commerce and communication over public and private networks. The market for these products and services is in its early stages of development and is rapidly evolving. A viable market may fail to emerge or be sustainable. BroadVision cannot predict the level of demand for and market acceptance of its products and services, especially because acquisition of its products and services requires a large capital or other significant resource commitment. If the market for BroadVision's products and services does not continue to mature, BroadVision will be unable to execute successfully its business plan.

    Adoption of electronic commerce and knowledge management, particularly by those individuals and companies that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and different methods of conducting business and exchanging information. BroadVision's future revenues and profits will substantially depend on the Internet being accepted and widely used for commerce and communication. If Internet commerce does not continue to grow or grows more slowly than expected, BroadVision's future revenues and profits may not meet its expectations or those of analysts. In the emerging marketplace of Internet commerce, BroadVision's products and services involve a new approach to the conduct of online business. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of its products and services, thereby generating demand. Companies that have already invested substantial resources in other methods of conducting business may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, purchasers with established patterns of commerce may be reluctant to alter those patterns or may otherwise resist providing the personal data necessary to support BroadVision's consumer profiling capability. In addition, the security and privacy concerns of existing and potential online purchasers may inhibit the growth of online business generally and the market's acceptance of its products and services in particular. Accordingly, a viable market for BroadVision's products and services may not emerge or be sustainable.

A BREACH OF THE ENCRYPTION TECHNOLOGY THAT BROADVISION USES COULD EXPOSE THE COMPANY TO LIABILITY AND HARM ITS REPUTATION, CAUSING A LOSS OF CUSTOMERS.

    If any breach of the security technology embedded in BroadVision's products were to occur, the company would be exposed to liability and its reputation could be harmed, which could cause BroadVision to lose customers. A significant barrier to online commerce and communication is the secure exchange of valuable and confidential information over public networks. BroadVision relies on encryption and authentication technology, including public key cryptography technology licensed from RSA Security Inc., to provide the security and authentication necessary to effect the secure exchange of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could cause a breach of the RSA or other algorithms that BroadVision uses to protect customer transaction data.

BROADVISION'S PRODUCTS ARE ESPECIALLY SUSCEPTIBLE TO PRODUCT DEFECTS BECAUSE THEY ARE COMPLEX.

    Sophisticated software products, like those sold by BroadVision, may contain undetected errors that will not become apparent until after the products are introduced or when the volume of provided services increases. It is possible that, despite testing by BroadVision and prospective customers, errors will be found in its products. Product defects could result in all or any of the following consequences to BroadVision's business:

    - loss of revenues;

    - delay in market acceptance;

    - diversion of development resources;

    - damage to its reputation; or

    - increased service and warranty costs.

BROADVISION IS CONTINUING TO SUBSTANTIALLY EXPAND ITS BUSINESS AND OPERATIONS AND WILL NEED TO MANAGE AND SUPPORT THIS EXPANSION EFFECTIVELY IN ORDER FOR ITS BUSINESS PLAN TO SUCCEED.

    BroadVision has substantially expanded its business and operations since its inception in 1993. BroadVision expects to continue to experience periods of rapid change. If BroadVision is unable to support this growth effectively, it will have to divert additional resources away from executing its business plan and toward internal administration. BroadVision's past expansion has placed, and any future expansion is expected to place, significant demands on its administrative, operational, financial and other resources. BroadVision expects operating expenses and staffing levels to increase substantially in the future. In particular, BroadVision intends to continue hiring a significant number of additional personnel this year and in later years. BroadVision also expects to expend resources on expanding accounting and internal management systems and implementing a variety of new systems and procedures. If its revenues do not increase in proportion to its operating expenses, its management systems do not expand to meet increasing demands or the company's management otherwise fails to support its expansion effectively, BroadVision's business plan may not succeed.

BROADVISION IS DEPENDENT ON DIRECT SALES PERSONNEL AND THIRD-PARTY DISTRIBUTION CHANNELS TO ACHIEVE REVENUE GROWTH.

    To date, BroadVision has sold its products primarily through its direct sales force. BroadVision's ability to achieve significant revenue growth in the future largely will depend on its success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers and systems integrators. BroadVision's products and services require a sophisticated sales effort targeted at the senior management of its prospective customers. New hires as well as employees of BroadVision's distributors, resellers and systems integrators require training and take time to achieve full productivity. BroadVision's recent hires may not become as productive as necessary, and BroadVision may be unable to hire sufficient numbers of qualified individuals in the future. BroadVision has entered into strategic alliance agreements with partners, including Hewlett-Packard Company, Sema Group and Security First Network Bank, under which these partners have agreed to resell and support BroadVision's current BroadVision One-to-One product suite. These contracts are generally terminable by either party upon 30 days' notice of an uncured material breach. Termination of the Hewlett-Packard, Sema, Security First or other similar alliances could harm BroadVision's expected revenues. BroadVision may be unable to expand its other distribution channels, and any expansion may not result in revenue increases. If BroadVision fails to expand its direct sales force or other distribution channels, its revenues may not grow or they may decline.

BROADVISION'S CUSTOMERS MAY RELY ON THIRD-PARTY SYSTEMS INTEGRATORS FOR THE SUCCESS OF ONLINE MARKETPLACES.

    BroadVision's current and prospective customers may rely on third-party systems integrators to develop, deploy and manage online marketplaces. If BroadVision is unable to adequately train these systems integrators who, as a result, ineffectively assist customers with their online marketplaces, BroadVision's reputation may be harmed and it may lose customers. In addition, if for any reason a large number of these integrators adopt a different product or technology instead of the BroadVision One-To-One application products, sales of these products may not grow or they may decline.

BROADVISION IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    BroadVision's international activities expose BroadVision to numerous additional risks. In the year ended December 31, 1999, approximately 31% of BroadVision's revenues were derived from sales outside of North America. BroadVision has ten offices in Europe and Asia and one office in Australia. A key component of BroadVision's business strategy is to expand its international activities. Reflecting BroadVision's commitment to a significant international presence, BroadVision listed its shares of common stock on the Neuer Markt segment of the Frankfurt Stock Exchange beginning on November 3, 1999. As BroadVision continues to expand internationally, it will be increasingly subject to risks of doing business internationally, including:

    - unexpected changes in regulatory requirements;

    - export controls relating to encryption technology and other export restrictions;

    - tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - political and economic instability;

    - fluctuations in currency exchange rates;

    - reduced protection for intellectual property rights in some countries;

    - cultural barriers;

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

    - potentially adverse tax consequences.

    BroadVision's international sales growth will be limited if it is unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and system integrators. Even if BroadVision is able to successfully expand its international operations, BroadVision may not succeed in maintaining or expanding international market demand for its products.

BROADVISION'S SUCCESS AND COMPETITIVE POSITION WILL DEPEND ON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGY.

    It will be essential to the success of BroadVision's business that it adequately protect its proprietary technology. Although BroadVision holds a U.S. patent, issued in January 1998, on elements of the BroadVision One-To-One Enterprise product, this patent may not provide an adequate level of intellectual property protection. BroadVision also relies on copyright, trade secret and trademark law to protect its technology. BroadVision has registered "BroadVision" and "BroadVision One-To-One" as trademarks in the United States. It is possible that BroadVision's competitors or other companies will adopt product names similar to these trademarks, impeding BroadVision's ability to build brand identity and possibly confusing customers. BroadVision provides its products to end users generally under nonexclusive, nontransferable licenses during the term of the relevant agreement, which is usually in perpetuity. BroadVision makes the source code available for some portions of its products. BroadVision protects the source code for its proprietary software both as a trade secret and as a copyrighted work. However, disclosing the source code may increase the likelihood of third-party misappropriation.

    As a matter of company policy, BroadVision enters into confidentiality and assignment agreements with its employees, consultants and vendors. BroadVision also controls access to and distribution of its software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use its software or other proprietary information or to develop similar software independently. Policing unauthorized use of BroadVision's products will be difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford BroadVision little or no effective protection of its intellectual property. The steps BroadVision has taken to prevent misappropriation of its technology, including entering into agreements for that purpose, may be insufficient. In addition, litigation may be necessary in the future to enforce BroadVision's intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of BroadVision's management resources, either of which could harm its business.

BROADVISION WILL BE SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, WHICH COULD DIVERT MANAGEMENT RESOURCES, CAUSE PRODUCT DELAYS OR REQUIRE THAT BROADVISION ENTER INTO LICENSING OR ROYALTY AGREEMENTS.

    Third parties may claim that BroadVision has infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. In addition, intellectual property infringement claims may be asserted against BroadVision as a result of the use by BroadVision, its customers or other third parties of its products for the transmission, dissemination or display of information on the Internet. Any claims, with or without merit, could be time consuming, costly, cause product shipment delays or require that BroadVision enter into royalty or licensing agreements. These licenses might not be available on reasonable terms, or at all.

THE LOSS OR MALFUNCTION OF TECHNOLOGY LICENSED FROM THIRD PARTIES COULD DELAY THE INTRODUCTION OF BROADVISION'S PRODUCTS AND SERVICES.

    BroadVision relies in part on technology that it licenses from third parties, including relational database management systems from Sybase, object request broker software from IONA Technologies PLC, database access technology from Rogue Wave Software Inc. and other software. BroadVision integrates or sublicenses this technology with internally developed software to perform key functions. For example, BroadVision's products and services incorporate data encryption and authentication technology licensed from RSA. Third-party technology licenses might not continue to be available to BroadVision on commercially reasonable terms, or at all. Moreover, the licensed technology may

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
contain defects that BroadVision cannot control. The loss of any of these technology licenses could cause delays in introducing BroadVision's products or services until equivalent technology, if available, is identified, licensed and integrated. Delays in introducing BroadVision's products and services could harm its business.

    BROADVISION'S EXECUTIVE OFFICERS, KEY EMPLOYEES AND HIGHLY SKILLED TECHNICAL AND MANAGERIAL PERSONNEL ARE CRITICAL TO ITS BUSINESS, AND THEY MAY NOT REMAIN WITH BROADVISION IN THE FUTURE.

    BroadVision's performance will substantially depend on the performance of its executive officers and key employees. BroadVision also will rely on its ability to retain and motivate qualified personnel, especially its management and highly skilled development teams. The loss of the services of any of its executive officers or key employees, particularly its founder and Chief Executive Officer, Dr. Pehong Chen, could cause BroadVision to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm BroadVision's reputation if its customers were to become concerned about BroadVision's future operations. BroadVision does not carry "key person" life insurance policies on any of its employees. BroadVision's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these personnel is intense, especially in the Internet industry. BroadVision has in the past experienced and will continue to experience difficulty in hiring and retaining sufficient numbers of highly skilled employees.

CURRENT AND POTENTIAL COMPETITORS COULD MAKE IT DIFFICULT FOR BROADVISION TO ACQUIRE AND RETAIN CUSTOMERS NOW AND IN THE FUTURE.

    If BroadVision fails to compete successfully with current or future competitors, BroadVision may lose market share. The market for e-business solutions is rapidly evolving and intensely competitive. BroadVision's customers' requirements and the technology available to satisfy those requirements will continually change. BroadVision expects competition in this market to persist and increase in the future. BroadVision's primary competition currently includes:

    - in-house development efforts by prospective customers or partners;

    - other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, such as Art Technology Group Inc., InterWorld Corporation, Open Market, Inc. and Vignette Corporation;

    - Web content developers that develop custom software or integrate other application software into custom solutions;

    - International Business Machines Corporation; and

    - Microsoft Corporation.

    Compared to BroadVision, many of these and other current and future competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than those of BroadVision. As a result, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of these companies also can use their greater name recognition and more extensive customer base to gain market share at BroadVision's expense. Competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers. Current and potential competitors may bundle their products to discourage users from purchasing BroadVision's products. In addition, competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competitive pressures may make it difficult for BroadVision to acquire and retain customers and may require

BroadVision to reduce the price of its products. BroadVision may be unable to compete successfully with current or new competitors.

LIMITATIONS ON THE ONLINE COLLECTION OF PROFILE INFORMATION COULD IMPAIR THE EFFECTIVENESS OF BROADVISION'S PRODUCTS.

    Online users' resistance to providing personal data and laws and regulations prohibiting use of personal data gathered online without express consent or requiring businesses to notify their Web site visitors of the possible dissemination of their personal data could limit the effectiveness of BroadVision's products. One of the principal features of the BroadVision One-To-One application products is the ability to develop and maintain profiles of online users to assist business managers in determining the nature of the content to be provided to these online users. Typically, profile information is captured when consumers, business customers and employees visit a Web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Profiles can be augmented over time through the subsequent collection of usage data. Although BroadVision One-To-One products are designed to enable the development of applications that permit Web site visitors to prevent the distribution of any of their personal data beyond that specific Web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. The mere perception by prospective customers that substantial security and privacy concerns exist among online users, whether or not valid, may indirectly inhibit market acceptance of BroadVision's products. In addition, new laws and regulations could heighten privacy concerns by requiring businesses to notify Web site users that the data captured from them while online may be used by marketing entities to direct product messages to them. While BroadVision is not aware of any laws or regulations like this currently in effect or in development in the United States, other countries and political entities, including the European Union and its member states, have adopted legal requirements imposing restrictions on the collection, use and processing of personal data. It is possible that similar legal requirements could be adopted in the United States. If the privacy concerns of consumers are not adequately addressed, the effectiveness of the BroadVision One-to-One application products could be impaired.

IF BROADVISION IS UNABLE TO MEET THE RAPID TECHNOLOGICAL CHANGES IN ONLINE COMMERCE AND COMMUNICATION, ITS PRODUCTS AND SERVICES MAY FAIL TO BE COMPETITIVE.

    BroadVision's products and services may fail to be competitive if BroadVision does not maintain or exceed the pace of technological developments in Internet commerce and communication. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. BroadVision's future success will depend, in part, on its ability to:

    - develop leading technologies;

    - enhance its existing products and services;

    - develop new products and services that address the increasingly sophisticated and varied needs of its prospective customers; and

    - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

    Internet commerce technology is complex and new products and enhancements can require long development periods. If BroadVision is unable to develop and introduce new products and services or enhancements in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, BroadVision's business may fail to be competitive.

NEW AND EXISTING LAWS COULD EITHER DIRECTLY RESTRICT BROADVISION'S BUSINESS OR INDIRECTLY AFFECT ITS BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

    The adoption of any laws or regulations that restrict BroadVision's methods of doing business or limit the growth of the Internet could decrease demand for its products and services and increase its cost of doing business. Today, there are relatively few laws specifically directed towards online services. However, due to the increasing popularity of the Internet generally and Internet commerce specifically, BroadVision expects that federal, state or foreign agencies will enact laws and regulations with respect to the Internet. These new laws and regulations would be likely to address issues like online user privacy, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for BroadVision's products and services. For example, because BroadVision's products involve the solicitation of personal data regarding individual consumers, its business could be limited by laws regulating the solicitation, collection or processing of this data. The Telecommunications Act of 1996 prohibits the transmission of some types of information and content over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. Legislation imposing potential liability upon BroadVision for information carried on or disseminated through its products would likely cause the company to implement costly measures to reduce its exposure to this liability or to discontinue some of its services. BroadVision's business could be harmed by the expense involved in reacting to actual or potential liability associated with the Telecommunications Act or other Internet-related laws and regulations. In addition, the increased attention focused upon liability issues as a result of the Telecommunications Act could limit the growth of Internet commerce, which could decrease demand for its products.

    The United States government regulates the export of encryption technology, which BroadVision's products incorporate. Export regulations, either in their current form or as may be subsequently enacted, may limit BroadVision's ability to distribute its software outside the United States. Any revocation or modification of its export authority or adoption of new laws or regulations relating to the export of software and encryption technology could limit BroadVision's international operations. The unlawful export of BroadVision's software could also harm BroadVision's reputation. Although BroadVision takes precautions against unlawful export of their software, the global nature of the Internet makes it difficult to effectively control the distribution of software.

THE IMPOSITION OF SALES AND OTHER TAXES ON PRODUCTS SOLD BY BROADVISION'S CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND, AS A RESULT, ON DEMAND FOR BROADVISION'S PRODUCTS.

    The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for BroadVision's products. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on:

    - Internet access, unless the tax was already imposed prior to October 1, 1998; and

    - discriminatory taxes on electronic commerce.

There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods.

    BroadVision believes that, in accordance with current industry practice, most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligation on out-of-jurisdiction companies that engage in electronic commerce. A successful assertion by one or more states or foreign countries that companies engaged in electronic commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically present in the state or foreign country, could indirectly reduce demand for BroadVision's products.

BROADVISION'S STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE.

    The trading price of BroadVision's common stock has been and is likely to continue to be highly volatile. BroadVision's stock price is subject to wide fluctuations in response to a variety of factors, including:

    - quarterly variations in operating results;

    - announcements of technological innovations;

    - announcements of new software or services by BroadVision or its competitors;

    - changes in financial estimates by securities analysts; or

    - other events or factors that are beyond BroadVision's control.

    In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of the prospects of Internet or electronic commerce companies could depress BroadVision's stock price regardless of BroadVision's results. Other broad market fluctuations may decrease the trading price of our common stock. In the past, following declines in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation could result in substantial costs and a diversion of management's attention and resources.

BROADVISION'S BUSINESS COULD BE HARMED BY YEAR 2000 COMPLIANCE ISSUES.

    The "year 2000 problem" is typically the result of limitations of certain software written using two digits rather than four digits to define the applicable year resulting in certain programs recognizing "00" as the year 1900 rather than the year 2000. If software does not correctly recognize date information in connection with the year change to 2000, BroadVision could experience system failures or miscalculations that could disrupt operations and cause, among other things, a temporary inability to process transactions, issue invoices or engage in similar normal business activities. The most likely worst-case scenarios could include hardware failure and the failure of infrastructure services provided by government agencies and other third parties, such as electricity, telephone service, water transport and Internet services.

    Undetected Year 2000 errors or defects could result in delay or loss of revenue, diversion of development resources, damage to our reputation and increased service and warranty costs. Each of BroadVision and Interleaf believes that the purchasing patterns of customers could potentially be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products like those of BroadVision. Other systems or software used by the BroadVision's customers may not be Year 2000 compliant. The failure of noncompliant third-party software or systems could affect the perceived performance of BroadVision's products.

                                 THE COMPANIES

BROADVISION

    BroadVision develops, markets and supports application software solutions for enterprise-wide, one-to-one relationship management. These solutions enable businesses to use the Internet as a platform to conduct electronic commerce, offer online customer self-service and support, deliver targeted information and provide online financial services. Each of these capabilities can be provided to all constituents of the extended enterprise, including customers, suppliers, partners, distributors and employees.

    The BroadVision One-To-One product suite allows businesses to tailor their Web site content to the needs and interests of individual users by personalizing each visit on a real-time basis. BroadVision's applications interactively capture Web site visitor profile information, organize the enterprise's content, target that content to each visitor based on easily constructed business rules and execute transactions. BroadVision's five application products, BroadVision One-To-One Enterprise, BroadVision One-To-One Retail Commerce, BroadVision One-To-One Business Commerce, BroadVision One-To-One Financial and BroadVision One-To-One Knowledge, provide a spectrum of complementary capabilities offering numerous business functions and supporting the needs of companies in different industries.

    BroadVision markets its products primarily through a direct sales organization with operations in North America, Europe and Asia/Pacific. On December 31, 1999, BroadVision's direct sales organization included 146 sales representatives, managers and sales support professionals. BroadVision has a sales office at its headquarters in Redwood City, California, has a sales and service office in Washington D.C. for the U.S. federal government and has North American sales offices in: Irvine, California; Atlanta, Georgia; Schaumburg, Illinois; Burlington, Massachusetts; Minneapolis, Minnesota; New York, New York; Vancouver, British Columbia; McLean, Virginia; Seattle, Washington; Portland, Oregon; and Dallas, Texas. Outside North America BroadVision has sales offices in: Hare Hatch, England; Coorbevoie, France; Wanchai, Hong Kong; Munich, Germany; Milan, Italy; Tokyo, Japan; Amersfoort, The Netherlands; Wheelock Place, Singapore; Madrid, Spain; Melbourne, Australia; and Basel, Switzerland. BroadVision recently entered into a lease for a building now under construction that will provide BroadVision with approximately 400,000 square feet in Redwood City, California and is expected to be completed in June 2001.

    BroadVision was incorporated in Delaware in May 1993.

INFINITI ACQUISITION SUB

    Infiniti Acquisition Sub is a wholly owned subsidiary of BroadVision that was incorporated in Massachusetts in January 2000. Infiniti Acquisition Sub does not engage in any operations and exists solely to facilitate the merger.

INTERLEAF

    Interleaf's software products and related services enable automated electronic business, or e-business, and also enable the extension of e-business to wireless users. Interleaf provides customers with an integrated, easily implemented e-business solution based on eXtensible Markup Language, or XML, that enables the design, creation and management of XML-based content for transformation and delivery over the Web. Interleaf's flagship BladeRunner family of integrated products employs standard authoring tools, such as Microsoft Word, to design, create, use and reuse intelligent, personalized and transactionable XML-based content. BladeRunner utilizes eXtensible Style Language, or XSL, style sheets to deliver the content in various formats for access using multiple devices as well as through electronic and print media.

    Interleaf markets its products primarily through its direct sales force and through its international subsidiaries located in Australia, Canada, France, Germany, Japan and the United Kingdom. Interleaf maintains sales and service personnel at its headquarters in Waltham, Massachusetts and in: San Francisco, California; Austin, Texas; Dallas, Texas; and the Washington D.C. area.

    Interleaf was incorporated in Massachusetts in May 1981.

                 THE SPECIAL MEETING OF INTERLEAF STOCKHOLDERS

PROXY STATEMENT/PROSPECTUS


    This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Interleaf's board of directors with respect to our proposed merger. This proxy statement/ prospectus is first being mailed to stockholders of Interleaf on or about March 17, 2000.


DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting of stockholders of Interleaf is scheduled to be held as follows:


                                 April 14, 2000
                                9:00 a.m. E.S.T.
                                Interleaf, Inc.
                                62 Fourth Avenue
                               Waltham, MA 02451


PURPOSE OF THE SPECIAL MEETING

    The special meeting is being held so that stockholders of Interleaf may consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of January 26, 2000, by and among BroadVision, Infiniti Acquisition Sub, Inc., a newly formed and wholly owned subsidiary of BroadVision, and Interleaf and to transact any other business that properly comes before the special meeting or any adjournment. Approval of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement.

    If the stockholders of Interleaf approve the merger agreement, Infiniti will merge with and into Interleaf and Interleaf will survive the merger as a wholly owned subsidiary of BroadVision. You will receive 1.0395 shares of BroadVision common stock for each share of Interleaf common stock you hold.

RECOMMENDATION OF INTERLEAF'S BOARD OF DIRECTORS

    AFTER CAREFUL CONSIDERATION, INTERLEAF'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO YOU AND IN YOUR BEST INTERESTS. INTERLEAF'S BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE AND VOTING POWERS


    Interleaf's board of directors has fixed the close of business on March 15, 2000 as the record date for determination of Interleaf stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 13,809,846 shares of Interleaf common stock outstanding held by approximately 582 holders of record. Each holder of Interleaf common stock is entitled to one vote for each share of Interleaf common stock held on the record date.


VOTING AND REVOCATION OF PROXIES

    The shares represented by the enclosed proxy card, if the proxy card is executed and returned, will be voted in accordance with your instructions or, if no choice is specified, the proxy will be voted in favor of approval of the merger agreement. If any other matters properly come before the special meeting, the proxy will vote the shares represented by the enclosed proxy card in accordance with his best judgment, unless authority to do so is withheld by you in your proxy. You may revoke your proxy at any time prior to its exercise at the special meeting by:

    - notifying in writing the Clerk of Interleaf at 62 Fourth Avenue, Waltham, Massachusetts 02451;

    - granting a subsequent proxy; or

    - appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

REQUIRED VOTE

    A majority of the outstanding shares of Interleaf common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Interleaf's common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.


    As of the record date for the special meeting, Interleaf directors and executive officers beneficially owned approximately 541,591 shares of Interleaf common stock, which represented approximately 3.9% of all outstanding shares of Interleaf common stock entitled to vote at the special meeting. All of Interleaf's directors and executive officers have agreed to vote their shares in favor of the approval of the merger agreement.


VOTING; PROXIES

    All shares of Interleaf common stock represented by properly executed proxy cards received before or at the special meeting will, unless the proxy cards are revoked, be voted in accordance with the instructions indicated on the proxy cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares.

    If a properly executed proxy card is returned and the stockholder has abstained from voting on adoption of the merger agreement, the Interleaf common stock represented by the proxy will be considered present at the special meeting for the purposes of determining a quorum but will not be considered to have been voted in favor of the merger agreement. Similarly, if an executed proxy card is returned by a broker holding shares of Interleaf common stock in street name that indicates the broker does not have discretionary authority to vote for approval of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered to have been voted in favor of the merger agreement. Your broker will vote your shares only if you indicate how you want the broker to vote by following the instructions provided to you by your broker.

    Because approval of the merger agreement requires the affirmative vote of holders of at least a majority of Interleaf's common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes all will have the same effect as votes against approval of the merger agreement.

    Interleaf and BroadVision will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Interleaf has retained Corporate Investor Communications, Inc. at an estimated cost of $5,500 plus reimbursement of expenses to assist in the solicitation of proxies. Interleaf and Corporate Investor Communications also will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus and related materials to and obtain voting instructions from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. INSTRUCTIONS FOR THE EXCHANGE OF YOUR SHARES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER AND THE RELATED TRANSACTIONS, BUT IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT FOR YOU TO KNOW. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/ PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE REFER.

GENERAL DESCRIPTION OF THE MERGER

    At the effective time, Infiniti Acquisition Sub, Inc., a wholly owned subsidiary of BroadVision, will be merged with and into Interleaf. Interleaf will be the surviving corporation and will continue to exist as a wholly owned subsidiary of BroadVision. In the merger, each share of Interleaf common stock outstanding at the effective time automatically will be converted into 1.0395 shares of BroadVision common stock.


    Based on the number of shares of Interleaf common stock and BroadVision common stock outstanding as of the record date, 14,355,334 shares of BroadVision common stock will be issuable pursuant to the merger agreement, representing approximately 5.5% of the total BroadVision common stock expected to be outstanding after such issuance. This assumes that no Interleaf or BroadVision stock options or warrants are exercised prior to the merger.


BACKGROUND


    During the summer of 1999, Interleaf's senior management became convinced that Interleaf's e-content products were successfully addressing a new and rapidly growing market, and that there would be a very short window of opportunity for Interleaf to secure a strong position in that market. To capitalize on this opportunity, Interleaf's senior management believed that Interleaf needed to accelerate its investments in research and development and sales and marketing initiatives, which would require additional capital. Accordingly, in August 1999, Interleaf's management proposed, and Interleaf's board of directors approved, the exploration of two alternative strategies:


    - a registered public offering of shares of Interleaf's common stock to raise proceeds of $100.0 million or more; and

    - joint ventures, acquisitions or a merger of Interleaf with another company.

THE PROPOSED MANAGEMENT BUY-OUT

    As early as August 1999, Interleaf's management realized that a successful registered public offering of Interleaf's common stock would require divestiture of those portions of Interleaf's business unrelated to its e-content business. This realization was confirmed in December 1999, after consultation with a number of potential managing underwriters for its proposed public offering of common stock. Accordingly, Interleaf began to consider various potential strategies for divesting these portions of its business, known as Interleaf's e-Publishing division.

    Pursuant to a letter agreement dated December 7, 1999, Interleaf engaged Stanford Keene to identify prospective purchasers for Interleaf's e-Publishing division, introduce these prospective purchasers to Interleaf and negotiate with prospective purchasers through the closing of a transaction. From that date through the execution of the merger agreement on January 26, 2000, members of Interleaf's management regularly discussed strategic alternatives for Interleaf's e-Publishing division with Stanford Keene. With Stanford Keene's advice, Interleaf decided that the most expedient strategy for a divestiture would be a management buy-out transaction. In this transaction, as envisioned by Interleaf, the e-Publishing division's management team, led by Graham Marshall, Interleaf's Vice President of e-Publishing Solutions, would purchase an 81% interest in a newly formed company called e-Publishing Corp., which in turn would hold all of the capital stock of the three Interleaf subsidiaries that focused on the e-publishing market.


    Interleaf engaged James E. Dawson of Nutter, McClennan & Fish as legal counsel and Charles C. Hale as a consultant on financial and planning matters for the e-Publishing management team. Interleaf also engaged David H. Murphree of Brown, Rudnick, Freed & Gesmer LLP to represent Interleaf in this transaction. On December 15, 1999, Jaime Ellertson, Interleaf's Chief Executive Officer, President and Chairman of the Board of Directors, and Peter Rice, Interleaf's Chief Financial Officer, met with Mr. Marshall to discuss the specifics of a proposed transaction, including the particular resources that would be transferred to e-Publishing Corp., and the manner in which the management team would finance the transaction. On December 23, 1999, Mr. Dawson proposed initial drafts of a stock purchase agreement and other documents pursuant to which the management buy-out would be consummated. On December 31, 1999, the respective management representatives reached agreement on preliminary terms of the management buy-out transaction, subject to review and approval by Interleaf's board of directors. Until the execution of the merger agreement on January 26, 2000, various members of Interleaf's management team and its counsel met with Mr. Marshall and other employees of the e-Publishing division and their representatives to discuss the possible management buy-out transaction.


    On January 26, 2000, after the merger agreement was executed, Mr. Ellertson of Interleaf advised Mr. Marshall of Interleaf's e-publishing division of Interleaf's merger agreement with BroadVision and that, accordingly, the management buy-out would not take place.

THE PROPOSED PUBLIC OFFERING


    On December 21, 1999, Interleaf held at its offices an organizational meeting for a proposed public offering. The meeting was attended by representatives of: senior management of Interleaf; Interleaf's outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP; the four proposed managing underwriters for the public offering; and counsel to the underwriters. At that meeting, Interleaf distributed to the attendees a preliminary draft prospectus for the proposed public offering that had been prepared by its outside counsel. At this organizational meeting, the proposed lead managing underwriter confirmed that the registered public offering would likely have a greater chance of success if Interleaf could divest those portions of its business unrelated to its e-content market prior to initiating the offering.


    Commencing the week of January 3, 2000 and continuing through January 18, 2000, representatives of Interleaf and the managing underwriters, together with their respective counsel, participated in business and legal due diligence reviews related to the proposed public offering. At the same time, a working group consisting of representatives of Interleaf, Interleaf's outside counsel, the managing underwriters and underwriters' counsel met between one and two times each week to work on the draft prospectus for the proposed public offering. On or about January 18, 2000, Interleaf, in consultation with the proposed lead managing underwriter for the public offering, postponed further meetings on the public offering pending resolution of concurrent acquisition negotiations with BroadVision.

    On January 26, 2000, after the merger agreement was executed, Mr. Rice of Interleaf advised the proposed lead managing underwriter for Interleaf's proposed public offering of Interleaf's merger agreement with BroadVision and that, accordingly, the public offering would not take place.

POSSIBLE STRATEGIC TRANSACTIONS

    On May 14, 1998, Interleaf and Broadview International LLC entered into a letter agreement that contained the terms of Interleaf's financial advisory relationship with Broadview, including Broadview's fee structure. On
October 13, 1999, Mr. Ellertson and Mr. Rice of Interleaf met with Scott Sedlacek, Managing Director of Broadview, Kevin McClelland, Principal of Broadview, and Jason Auerbach, Vice

President of Broadview, to evaluate Interleaf's strategic alternatives, including potential joint ventures, acquisitions or a merger of Interleaf with another company. From this date through the execution of the merger agreement with BroadVision, members of Interleaf's management regularly discussed Interleaf's strategic alternatives with Broadview.

    On October 21, 1999, Mr. Sedlacek and Mr. Auerbach of Broadview and
Mr. Ellertson and Mr. Rice of Interleaf held a telephonic meeting to discuss eleven potential strategic partners for Interleaf, including BroadVision. On October 22, 1999, Interleaf's board of directors authorized Broadview to approach eight potential strategic partners, including BroadVision, regarding a potential strategic transaction with Interleaf. On October 22, 1999, Interleaf's board of directors also authorized Interleaf's management to continue to prepare for a registered public offering and a management buy-out of its e-publishing business.

THE BROADVISION OPPORTUNITY

    On November 5, 1999, representatives of Broadview contacted Perry Thorndyke, BroadVision's Vice President of Business Development, regarding a potential combination with an unidentified publicly traded client in the Web-based content management area. Mr. Thorndyke expressed interest in learning more about the opportunity at which time Broadview disclosed, on the basis of strict confidentiality, that its client was Interleaf. At the conclusion of the call, Broadview sent publicly available background material on Interleaf to BroadVision.

    On November 15, 1999, Mr. Thorndyke of BroadVision indicated that BroadVision was interested in meeting with representatives of Interleaf to learn more about Interleaf and to further discuss a possible business combination.


    On December 9, 1999, Mr. Ellertson and Mr. Rice of Interleaf, Mr. Sedlacek and Mr. Auerbach of Broadview and Eric Golin, BroadVision's Chief Technology Officer, Simon King, BroadVision's Vice President of Product Marketing, and
Mr. Thorndyke held a telephonic meeting to discuss Interleaf's business as well as the merits of a possible acquisition of Interleaf by BroadVision. At the meeting, Mr. Ellertson and Mr. Rice reviewed Interleaf's operations, technology, products and marketing strategy with the representatives of BroadVision. On December 10, 1999, Mr. Thorndyke of BroadVision contacted Broadview to express BroadVision's desire to move forward with discussions relating to a possible business combination.


    On December 20, 1999, representatives of Interleaf, Broadview and BroadVision held a meeting at BroadVision's headquarters in Redwood City, California to further discuss the merits of a business combination. Prior to this meeting, a bilateral confidentiality agreement between Interleaf and BroadVision was executed. At the meeting, Mr. Ellertson, Mr. Rice and Barry Briggs, Interleaf's Chief Technology Officer, provided a more detailed overview of Interleaf's technology, operations and financial condition to members of BroadVision's management, including Pehong Chen, BroadVision's Chief Executive Officer, President and Chairman of the Board of Directors, Dr. Golin and
Mr. King. At the conclusion of the meeting, Dr. Chen requested confirmation from Interleaf of its interest in moving forward with discussions relating to a possible business combination with BroadVision, which Interleaf agreed to provide, subject to consultation with Interleaf's board of directors.

    On December 23, 1999, in a telephonic meeting, Mr. Ellertson provided Interleaf's board of directors with an overview of BroadVision and a summary of the discussions that had taken place to date and reviewed the potential impact of continued discussions with BroadVision on Interleaf's proposed public offering. Mr. Sedlacek and Mr. Auerbach of Broadview presented the board of directors with an analysis of Interleaf's strategic opportunities, background information on BroadVision and preliminary valuation information on Interleaf. Interleaf's board of directors authorized Mr. Ellertson and Mr. Sedlacek to communicate Interleaf's continued interest in a potential transaction

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
to BroadVision. In a telephone conversation on December 23, 1999, Mr. Sedlacek of Broadview communicated Interleaf's continued interest in a potential transaction to Dr. Chen.


    On December 27, 1999, Dr. Chen expressed BroadVision's interest in continuing to move forward with the potential transaction to Mr. Sedlacek. Pursuant to a letter agreement dated January 4, 2000, BroadVision engaged Goldman Sachs & Co. as its financial advisor for the potential transaction. Thereafter, through the execution of the agreement, members of BroadVision's management regularly held internal meetings regarding, and regularly discussed with Goldman Sachs, a possible business combination with Interleaf. On
December 29, 1999, representatives of Goldman Sachs and Broadview held a telephonic meeting to discuss the next steps in moving forward with the possible business combination, including scheduling an initial business and financial due diligence session for early January 2000. On December 30, 1999, Mr. Ellertson and Mr. Rice of Interleaf and representatives of Broadview and Goldman Sachs held a telephonic conference call to provide an overview of Interleaf's market positioning, technology, operations and financial condition as well as discuss timing considerations relative to Interleaf's standalone strategy and proposed public offering.


    On January 3, 2000, BroadVision transmitted an initial business due diligence request to Interleaf. From January 6, 2000 through January 8, 2000, several meetings were held at the Westin Waltham Hotel adjacent to Interleaf's headquarters in Waltham, Massachusetts, involving representatives of Interleaf, BroadVision, Broadview and Goldman Sachs to review Interleaf's operations, technology and financial condition, as well as to discuss BroadVision's operations and the potential synergies of a business combination with Interleaf. At the meetings, members of Interleaf's management, including Mr. Ellertson, Mr. Rice, Mr. Briggs, Gary R. Phillips, Interleaf's Vice President of Sales and e-Content Solutions, Craig Newfield, Interleaf's Vice President and General Counsel, Amanda L. Radice, Interleaf's Vice President of Marketing, Carolyn Pampino, Interleaf's Director of Development, Imad Mouline, Interleaf's Director of Development, and David Patrick, Interleaf's Senior Consultant, presented an overview highlighting Interleaf's operations, product positioning, technology, research and development efforts and results of operations and financial condition to members of BroadVision management, including Randall C. Bolten, BroadVision's Chief Financial Officer and Vice President of Operations, Kenneth Powell, BroadVision's Vice President and General Manager, Americas, Clark Catelain, BroadVision's Vice President of Engineering, Charlie Hsu, BroadVision's Director of Engineering, Shin-Yuan Tzou, BroadVision's Senior Architectural Engineer, Dr. Golin and Mr. King.

    On January 10, 2000 and January 13, 2000, Mr. Ellertson updated Interleaf's board of directors in telephonic meetings of the board of directors regarding discussions with BroadVision, and on each such occasion Interleaf's board of directors authorized Mr. Ellertson to continue the discussions.

    On January 11, 2000, a special meeting of BroadVision's board of directors was held during which Goldman Sachs made a detailed presentation regarding the proposed business combination with Interleaf. BroadVision's board of directors authorized Dr. Chen to continue discussions with Interleaf.


    From January 14, 2000 through January 18, 2000, several meetings were held at BroadVision's headquarters in Redwood City, California, and at the Seascape Conference Center in Aptos, California, among representatives of Interleaf, BroadVision, Broadview and Goldman Sachs to conduct business due diligence on BroadVision's operations, technology, financial condition and prospects in greater detail. The Interleaf and BroadVision management personnel involved in one or more of these meetings were: Mr. Ellertson, Mr. Rice, Mr. Phillips, Mr. Briggs and Ms. Radice from Interleaf; and Dr. Chen, Mr. Bolten, Dr. Golin, Mr. Powell, Mr. King, James Thanos, BroadVision's Vice President of Worldwide Field Operations, Nancy Mills, BroadVision's Vice President of Worldwide Professional Services Organization and Scott Neely, BroadVision's Vice President, General Counsel and Secretary from BroadVision.


    On January 15, 2000, a telephonic meeting of Interleaf's board of directors was held during which the board of directors authorized Mr. Ellertson to continue discussions with BroadVision.

    On January 16, 2000, Goldman Sachs indicated to Broadview that BroadVision was interested in pursuing a transaction on specific terms. On January 17, 2000, Goldman Sachs presented a preliminary, non-binding term sheet to Broadview outlining proposed terms, not including price, and conditions of a possible transaction between BroadVision and Interleaf.

    On January 18, 2000, Interleaf and BroadVision first discussed a proposed exchange ratio of 0.3465 shares of BroadVision common stock for each share of Interleaf common stock, or 1.0395 shares of BroadVision common stock as adjusted for BroadVision's three-for-one stock split effective on February 21, 2000. That evening, Interleaf's board of directors held a telephonic meeting to review the discussions to date and to better understand the results of ongoing due diligence and the merits of the proposed combination. From that date through the execution of the merger agreement, meetings among Interleaf, BroadVision, Broadview and Goldman Sachs regarding post-merger integration were held and financial and technological due diligence continued for both companies.

    On January 19, 2000, BroadVision's outside counsel, Cooley Godward LLP, and BroadVision's accountants, Arthur Andersen LLP, commenced legal and accounting due diligence of Interleaf. On January 20, 2000, Cooley Godward first transmitted a draft merger agreement to Interleaf and its legal and financial advisors. From that date through the execution of the merger agreement, Skadden, Arps, Interleaf's outside counsel, and Cooley Godward engaged in negotiations regarding the merger agreement, and Cooley Godward continued to conduct legal due diligence.

    On January 22, 2000, the Interleaf board of directors held a special meeting to review the latest draft of the definitive agreement and to discuss in detail the merits of a possible business transaction with BroadVision substantially on the terms proposed by BroadVision, as negotiated to date. Mr. Ellertson reviewed for the board of directors the operational synergies between the two companies. Mr. Sedlacek and Mr. Auerbach of Broadview presented a transaction update and a preliminary analysis of the proposed transaction from a financial point of view. David Brewster of Skadden, Arps reviewed with Interleaf's board of directors the specific terms of the transaction, as then proposed.

    On January 24, 2000, a special meeting of BroadVision's board of directors was held to discuss the latest draft of the merger agreement and to discuss the merits of a possible business transaction with Interleaf as negotiated to date. Robert Smith, Vice President of Goldman Sachs, and Kenneth Guernsey of Cooley Godward presented a transaction update.

    On January 25, 2000, a special meeting of BroadVision's board of directors was held to discuss the proposed business combination with Interleaf. Mr. Smith presented a financial analysis of the transaction and Mr. Guernsey updated the board on the status of negotiations with Interleaf. BroadVision's directors in attendance then unanimously voted to approve the merger and the merger agreement.

    On January 26, 2000, Interleaf's board of directors held a telephonic meeting during which Mr. Ellertson reviewed the status of the negotiations with BroadVision and Mr. Brewster reviewed the terms and conditions contained in the merger agreement. Mr. Sedlacek presented Broadview's analysis of the transaction and BroadView's opinion that the exchange ratio was fair to Interleaf's stockholders from a financial point of view. Interleaf's broad of directors then unanimously voted to approve the merger and the merger agreement.

REASONS FOR THE MERGER

    The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of BroadVision and Interleaf with respect to future events that may have an effect on the future financial performance of each of them or the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections of this proxy statement/ prospectus entitled "Summary--Forward-Looking Information" and "Risk Factors."

BROADVISION'S REASONS FOR THE MERGER

    BroadVision's board of directors believes that the following are reasons that a business combination with Interleaf would be beneficial to BroadVision and its stockholders:

    - BroadVision would acquire Interleaf's XML-based content management solution, which BroadVision considers to be one of the broadest XML-based content solutions available today;

    - the combined company would have the ability to offer complementary product lines and to improve BroadVision's existing product offerings;

    - BroadVision would gain access to Interleaf's employees who have specific XML-based content management expertise and technical skills;

    - BroadVision and Interleaf would have the ability to combine their technological resources to develop a complete Web-based business solution and reduce time to market for the combined company's products;

    - BroadVision would gain access to Interleaf's customer base; and

    - the combined company would have the ability to commit greater resources to both current and emerging product development efforts and fund the future growth of its business.

    The conclusions reached by BroadVision's board of directors with respect to the factors described above support its determination that the merger and the issuance of shares of BroadVision common stock in the merger are in the best interests of BroadVision and its stockholders. In reaching its determination, BroadVision's board of directors also considered:

    - the judgment, advice and analyses of BroadVision's management with respect to the potential strategic, financial and operational benefits of the merger, including a favorable recommendation of the merger by BroadVision's management based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Interleaf;

    - the results of operations and financial condition of BroadVision and Interleaf and the anticipated accretive effect of the combination on BroadVision common stock;

    - the complementary fit between BroadVision's and Interleaf's cultures and market segments, which management believes will facilitate integration of the two companies; and

    - the terms of the merger agreement and related agreements, including price and structure, which were considered by both the board of directors and management of BroadVision to provide a fair and equitable basis for the merger.

    BroadVision's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the possibility that the merger might not be completed in a timely manner or at all;

    - the possibility of customer or supplier confusion after the announcement of the proposed merger;

    - the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger, as well as a significant amount of goodwill that would have to be amortized as a result of the merger being accounted for as a purchase;

    - the potential negative effect on BroadVision's stock price if revenue and earnings expectations of the combined company are not met;

    - the potential loss of Interleaf and BroadVision employees critical to the ongoing success of the Interleaf products and to the successful integration of the BroadVision and Interleaf product lines;

    - the general difficulties of integrating products, technologies and companies;

    - the difficulty of managing separate operations at different geographic locations;

    - the possibility of cultural conflicts between the two companies; and

    - the other risks described in the section of this proxy statement/prospectus entitled "Risk Factors."

    The foregoing discussion is not exhaustive of all factors considered by BroadVision's board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, BroadVision's board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the merger agreement. In addition, each member of BroadVision's board of directors may have considered other factors on an individual basis, including factors unknown to BroadVision, or given different weight to different factors considered.

INTERLEAF'S REASONS FOR THE MERGER

    Interleaf's board of directors believes that the following are reasons that the merger will be beneficial to Interleaf and its stockholders and that stockholders of Interleaf should vote FOR approval of the merger agreement:

    - the merger would provide Interleaf with access to BroadVision's capital and technical resources, which would accelerate Interleaf's research and development and sales and marketing efforts, thus shortening Interleaf's time to market for its products;

    - Interleaf's stockholders would have the opportunity to participate in the growth potential of the combined company after the merger;

    - the combination with BroadVision would enable Interleaf to create more long-term value for its customers and employees;

    - the integration of Interleaf's BladeRunner family of products with BroadVision's One-To-One product suite would enable Interleaf to offer a stronger end-to-end electronic content and electronic commerce solution to its customers and significantly shorten the time to market for its products;


    - BroadVision's established relationships with large, strategic customers, systems integrators and other third parties, larger sales force and well established distribution channels would increase the number of prospective customers and distributors for Interleaf products and providers of Interleaf services;


    - the exchange ratio in the merger represents a premium of 39.8% over the closing price of Interleaf common stock for the trading day immediately prior to announcement of the merger and a premium of 75.4% over the average closing price of Interleaf common stock for the 20 trading days prior to the announcement of the merger; and


    - Interleaf's financial advisor, Broadview, is of the opinion that, as of the date of the merger agreement and subject to the conditions set forth in Broadview's opinion addressed to Interleaf's board of directors, the exchange ratio is fair, from a financial point of view, to Interleaf stockholders.



    In the course of its deliberations, Interleaf's board of directors reviewed with Interleaf management and outside advisors a number of additional factors relevant to the merger, including:


    - historical information concerning BroadVision's and Interleaf's respective businesses, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company, as filed with the Securities and Exchange Commission;

    - Interleaf management's view as to the financial condition, results of operations and businesses of BroadVision and Interleaf before and after giving effect to the merger based on publicly available earnings estimates and business, financial and legal due diligence investigations and conducted by Interleaf management and Interleaf's financial and legal advisors;

    - current industry and financial market conditions and historical market prices, volatility and trading information with respect to BroadVision common stock and Interleaf common stock;

    - the consideration to be received by Interleaf stockholders in the merger and an analysis of the market value of BroadVision common stock to be issued in exchange for each share of Interleaf common stock in light of comparable merger transactions;

    - the belief that the terms of the merger agreement and the stock option agreement, including the parties' representations, warranties, covenants and the conditions to the parties' respective obligations, are reasonable;

    - Interleaf management's view as to the prospects of Interleaf as an independent company, including its prospects for a successful public offering and concurrent management buy-out;

    - Interleaf management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Interleaf;

    - detailed financial analysis and pro forma and other information with respect to the companies presented to Interleaf's board of directors by Broadview, including Broadview's opinion that the exchange ratio set forth in the merger agreement is fair, from a financial point of view, to Interleaf's stockholders;

    - the impact of the merger on Interleaf's customers and employees; and

    - reports from Interleaf's management, legal advisors and financial advisors as to the results of their due diligence investigation of BroadVision.

    Interleaf's board of directors also specifically considered the terms of the merger agreement regarding Interleaf's right to consider and negotiate other strategic transaction proposals and termination fees as well as the stock option agreement. In addition, Interleaf's board of directors noted that the merger is expected to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and accounted for as a purchase transaction in which a significant amount of goodwill is expected to be created on the books of the combined company as a result of the transaction. Interleaf's board of directors considered various alternatives to the merger for enhancing long-term stockholder value, including the possibility of other potential strategic transactions, such as completing the proposed management buy-out transaction and public offering described in the section of this proxy statement/prospectus entitled "The Merger--Background," or otherwise remaining as an independent company.

    Interleaf's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

    - the risk that the operations of Interleaf and BroadVision might not be successfully integrated, including the risk that the two companies' products are not technically compatible;

    - the risk that the potential benefits sought in the merger might not be fully realized;

    - recognizing that BroadVision common stock has traded at high multiples, the risk that these multiples might not be sustained in the future;

    - the possibility that the merger might not be completed, and the effect of the public announcement of the merger on:

       - Interleaf's sales and operating results,

       - Interleaf's ability to attract and retain key management, marketing and technical personnel;

       - the progress of ongoing Interleaf development projects;

    - the possibility of customer or supplier confusion after the announcement of the proposed merger;

    - the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger, as well as the significant amount of goodwill that would have to be amortized as a result of the merger being accounted for as a purchase;

    - the possibility that the option provided for in the stock option agreement, if exercised, would result in significant dilution to existing Interleaf stockholders;

    - the potential loss of Interleaf and BroadVision employees critical to the ongoing success of the Interleaf products and to the successful integration of the BroadVision and Interleaf product lines;

    - the fact that the exchange ratio is fixed at 1.0395;

    - the difficulty of managing separate operations at different geographic locations; and

    - the other risks described in the section of this proxy statement/prospectus entitled "Risk Factors."

    Interleaf's board of directors believed that these factors, together with its review of the merger agreement, supported its recommendation of the merger.


    The foregoing discussion is not exhaustive of all factors considered by Interleaf's board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, Interleaf's board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the merger agreement. In addition, each member of Interleaf's board of directors may have considered other factors on an individual basis, including factors unknown to Interleaf, or given different weight to different factors considered.


RECOMMENDATION OF INTERLEAF'S BOARD OF DIRECTORS

    AFTER CAREFUL CONSIDERATION, INTERLEAF'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO YOU AND IN YOUR BEST INTERESTS. INTERLEAF'S BOARD OF DIRECTORS HAS APPROVED THE

MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    In considering the recommendation of Interleaf's board of directors with respect to the merger and the merger agreement, you should be aware that certain directors and officers of Interleaf have certain interests in the merger that may be different from, or are in addition to, yours. For a more complete discussion of the interests of certain officers and directors, we refer you to the section of this proxy statement/prospectus entitled "Interests of Officers and Directors in the Merger."

OPINION OF INTERLEAF'S FINANCIAL ADVISOR


    Pursuant to a letter agreement dated as of May 14, 1998, Broadview International LLC was engaged to act as financial advisor to Interleaf's board of directors regarding the fairness of the exchange ratio, from a financial point of view, to Interleaf stockholders. Interleaf's board of directors selected Broadview to act as financial advisor based on Broadview's reputation and experience in the information technology, communication and media sector and the e-business software industry in particular. At the January 26, 2000 meeting of Interleaf's board of directors, Broadview rendered its opinion that, as of that date, based upon and subject to the various factors and assumptions, the exchange ratio was fair, from a financial point of view, to Interleaf stockholders.


    BROADVIEW'S LETTER OPINION IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. INTERLEAF STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE BROADVIEW LETTER OPINION CAREFULLY AND IN ITS ENTIRETY. THE BROADVIEW LETTER OPINION IS DIRECTED TO INTERLEAF'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO INTERLEAF STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. THE BROADVIEW LETTER OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY INTERLEAF STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE BROADVIEW LETTER OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, ALTHOUGH MATERIALLY COMPLETE, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its opinion, Broadview, among other things:

    - reviewed the terms of the draft merger agreement furnished to Broadview by Skadden, Arps on January 26, 2000;

    - reviewed certain publicly available financial statements and other information of Interleaf and BroadVision;

    - reviewed Interleaf's draft registration statement on Form S-3 which had been prepared in connection with a potential registered public offering of Interleaf common stock;

    - reviewed certain internal financial and operating information (including certain preliminary financial results and projections) for Interleaf prepared for and provided to Broadview by Interleaf management;

    - participated in discussions with Interleaf and BroadVision management concerning the operations, business strategy, financial performance and prospects for Interleaf and BroadVision;

    - discussed the strategic rationale for the merger with Interleaf and BroadVision management;

    - reviewed the reported closing prices and trading activity for Interleaf common stock and BroadVision common stock;

    - compared certain aspects of the financial performance of Interleaf and BroadVision with other comparable public companies;

    - analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

    - reviewed recent equity research analyst reports covering Interleaf and BroadVision;

    - analyzed the anticipated effect of the merger on the future financial performance of BroadVision;

    - participated in negotiations and discussions related to the merger with representatives of Interleaf, Interleaf's legal advisors, representatives of BroadVision and BroadVision's financial and legal advisors; and

    - conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

    In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by Interleaf or BroadVision. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgment of Interleaf's management as to the future performance of Interleaf. Broadview also assumed that neither Interleaf nor BroadVision was currently involved in any material transaction as of the date of Broadview's opinion other than the merger of Interleaf and BroadVision, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses.

    Broadview did not make or obtain any independent appraisal or valuation of any of Interleaf's assets. Broadview's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of January 26, 2000, and any change in those conditions after that date would require a reevaluation of Broadview's opinion. The Broadview opinion did not express any opinion as to the price at which BroadVision common stock will trade at any time.


    The following is a brief summary of the sources of information and valuation methodologies employed by Broadview in rendering Broadview's opinion. These analyses were presented to Interleaf's board of directors at its meeting on January 26, 2000. This summary includes the financial analyses used and deemed to be material by Broadview, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.


INTERLEAF STOCK PERFORMANCE ANALYSIS

    Broadview compared the recent stock performance of Interleaf with that of the S&P 500 and with the performance of an index of eight public companies that Broadview deemed comparable to Interleaf's e-content business, referred to as the Comparable E-Content Company Index. Broadview selected companies competing in the Web content management and Web tools software industry with revenues between $5 million and $75 million and revenue growth greater than 35% for the last reported twelve months. The Comparable E-Content Company Index includes the following companies, referred to as the Comparable E-Content Companies: Allaire Corporation; BackWeb Technologies Ltd.; Bluestone Software, Inc.;
Interwoven, Inc.; IntraNet Solutions, Inc.; SilverStream Software, Inc.;
Viador Inc. and Vignette Corporation.

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
PUBLIC COMPANY COMPARABLE ANALYSIS

    Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical and projected operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Interleaf's e-content business with publicly available information for the Comparable E-Content Companies. While earnings-based multiples are metrics often used to value public companies, they were not used in this analysis since neither Interleaf's e-content business nor the majority of the Comparable E-Content Companies are profitable. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports and financial projections prepared by Interleaf management.

    Broadview also compared financial information of Interleaf's e-publishing business with four public companies that Broadview deemed comparable to Interleaf's e-publishing business, referred to as the Comparable E-Publishing Companies. Broadview selected companies competing in the document outsourcing services market with revenues between $5 million and $75 million for the last reported twelve months. The Comparable E-Publishing Companies include the following companies: Docucon, Inc.; ImageMax, Inc.; Innodata Corporation and Saztec International, Inc.

    In analyzing the e-content business, forward multiples for the Comparable E-Content Companies were derived from projections in equity analyst reports. These multiples were then applied to Interleaf's internal management projections, which assumed that Interleaf would raise an additional
$100 million in a registered public offering of common stock in the first half of calendar year 2000.

    The following table presents, as of January 25, 2000, the median and range of multiples for the Comparable E-Content Companies of total market capitalization (defined as equity market capitalization plus total debt, minus cash and cash equivalents) divided by selected operating metrics:

                                                              MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                              ---------------   ------------------
Total market capitalization to last twelve months revenue...      105.0 x        40.5 x - 343.3 x
Total market capitalization to last twelve months gross
  profit....................................................      173.5 x        49.8 x - 551.5 x
Total market capitalization to projected calendar year 1999
  revenue...................................................       84.0 x        38.4 x - 268.9 x
Total market capitalization to projected calendar year 1999
  gross profit..............................................      136.7 x        47.6 x - 480.3 x
Total market capitalization to projected calendar year 2000
  revenue...................................................       40.5 x        21.9 x - 133.4 x
Total market capitalization to projected calendar year 2000
  gross profit..............................................       61.7 x        27.0 x - 212.6 x

    The following table presents, as of January 25, 2000, the median multiples and the range of multiples for the Comparable E-Publishing Companies of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

                                                              MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                              ---------------   ------------------
Total market capitalization to last twelve months revenue...       0.48 x         0.17 x - 1.84 x
Total market capitalization to last twelve months gross
  profit....................................................       2.12 x         0.72 x - 4.91 x
Total market capitalization to last twelve months EBIT......      18.29 x       15.48 x - 21.10 x


    In analyzing the e-publishing business, Broadview did not ascribe any value to software products and related services and maintenance of Interleaf that are being discontinued according to Interleaf's management.

    The following table presents, as of January 25, 2000, the median implied values and the range of implied values of the e-publishing business, calculated by using the multiples shown above and the appropriate e-publishing operating metric (in thousands of dollars):

                                                         MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                         --------------------   -----------------------
Total market capitalization to last twelve months
  revenue..............................................         $ 8,055            $ 2,964 - $31,197
Total market capitalization to last twelve months gross
  profit...............................................         $ 3,820            $ 1,305 - $ 8,853
Total market capitalization to last twelve months
  EBIT.................................................         $12,400            $10,497 - $14,303

    The following table presents, as of January 25, 2000, the median implied per share values and the range of implied per share values of Interleaf's common stock, calculated by using the multiples shown above and the appropriate e-content operating metric and adjusted for the median implied value from the Comparable E-Publishing Companies and, as described below, the E-Publishing Transaction Comparables:

                                                         MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                         --------------------   -----------------------
Total market capitalization to last twelve months
  revenue..............................................         $ 31.03             $13.08 - $ 97.26
Total market capitalization to last twelve months gross
  profit...............................................         $ 28.89             $ 9.60 - $ 87.82
Total market capitalization to projected calendar year
  1999 revenue.........................................         $ 52.21             $24.86 - $163.08
Total market capitalization to projected calendar year
  1999 gross profit....................................         $ 41.26             $15.54 - $140.29
Total market capitalization to projected calendar year
  2000 revenue.........................................         $102.92             $56.59 - $334.61
Total market capitalization to projected calendar year
  2000 gross profit....................................         $ 88.48             $39.70 - $300.44


    No company utilized in the public company comparables analysis as a comparison is identical to Interleaf. In evaluating the comparables, Broadview made numerous assumptions with respect to Web content management, Web tools software and document outsourcing services industry performance and general economic conditions, many of which are beyond the control of Interleaf. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.


TRANSACTION COMPARABLES ANALYSIS

    Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples that strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions Broadview considered similar to Interleaf's e-content business, referred to as E-Content Transaction Comparables. Broadview selected these transactions by choosing recent transactions involving sellers in the Web-based customer relationship management, or CRM, software industry and Web-based tools software industry with revenues between $2 million and $30 million in the last reported twelve months before the acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of three confidential transactions and the acquisition of:

    - DataSage, Inc. by Vignette Corporation;

    - RightPoint Corporation by Epiphany, Inc.;

    - Andromedia Inc. by Macromedia, Inc.;

    - AdForce, Inc. by CMGI, Inc.;

    - WebLogic, Inc. by BEA Systems, Inc.;

    - FutureTense, Inc. by Open Market Inc.;

    - Marketwave Corporation by Accrue Software, Inc.;

    - Flycast Communications Corporation by CMGI, Inc.;

    - NetGravity, Inc. by DoubleClick Inc.;

    - SMART Technologies, Inc. by i2 Technologies, Inc.; and

    - NetDynamics, Inc. by Sun Microsystems, Inc.

    The following table presents, as of January 25, 2000, the median multiple and the range of multiples of adjusted purchase price (meaning equity purchase price plus the seller's total debt minus the seller's cash and cash equivalents) divided by the seller's revenue in the last reported twelve months prior to acquisition for the E-Content Transaction Comparables:

                                                              MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                              ---------------   ------------------
Adjusted price to last reported twelve months revenue.......      29.3 x         10.9 x - 110.7 x

    Broadview also reviewed a number of transactions involving the acquisition of businesses that Broadview considered similar to Interleaf's e-publishing business, referred to as the E-Publishing Transaction Comparables. Broadview selected these transactions by choosing recent transactions involving sellers in the document outsourcing services industry with revenues less than $50 million in the last reported twelve months before the acquisition. These transactions consisted of two confidential transactions and the acquisition of:

    - Consolidated Reprographics by Lason, Inc.;

    - Racom Corporation by Lason, Inc.;

    - API Systems, Inc. by Lason, Inc.;
    - Document Management Group, Inc. and Image Tec, Inc. (DMG/I) by ImageMAX, Inc.; and

    - Integrated Information Services, LLC by ImageMAX, Inc.

    The following table presents, as of January 25, 2000, the median multiple and the range of multiples of adjusted purchase price (meaning equity price plus total debt, minus cash and cash equivalents) divided by the seller's revenue in the last reported twelve months prior to acquisition for the E-Publishing Transaction Comparables:

                                                              MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                              ---------------   ------------------
Adjusted price to last reported twelve months revenue.......      0.77 x         0.23 x - 1.42 x

    The following table presents, as of January 25, 2000, the median implied value and the range of implied values of Interleaf's e-publishing business, calculated by multiplying the multiples of the E-Publishing Transaction Comparables by the appropriate e-publishing operating metric for the twelve months ended September 30, 1999 (in thousands of dollars):

                                                         MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                         --------------------   -----------------------
Adjusted price to last reported twelve months
  revenue..............................................         $12,984             $3,956 - $24,013

    The following table presents, as of January 25, 2000, the median implied per share value and the range of implied per share values of Interleaf's common stock, calculated by multiplying the multiples from the E-Content Transaction Comparables by the appropriate e-content operating metric for the twelve months ended December 31, 1999 and adjusted for the median implied value from the Comparable E-Publishing Companies and E-Publishing Transaction
Comparables:

                                                         MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                         --------------------   -----------------------
Adjusted price to last reported twelve months
  revenue..............................................         $19.39               $8.38 - $68.24


    No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger of Interleaf and BroadVision. In evaluating the comparables, Broadview made numerous assumptions with respect to Web-based CRM software, Web-based tools software and document outsourcing services industry performance and general economic conditions, many of which are beyond the control of Interleaf or BroadVision. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.


TRANSACTION PREMIUMS ANALYSIS

    Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions, selected from its proprietary database, involving publicly held software companies with an equity purchase price between $100.0 million and $1.0 billion. These transactions consisted of the acquisition of:

    - Isocor by Critical Path, Inc.;

    - NetMoves Corporation by Mail.com, Inc.;

    - nFront, Inc. by Digital Insight Corporation;

    - Edify Corporation by Security First Technologies;

    - WorldTalk Communications Corporation by Tumbleweed Communications Corporation;

    - Cybermedia, Inc. by Network Associates, Inc.;

    - Oshap Technologies Ltd. by SunGard Data Systems Inc.;

    - Scopus Technology Inc. by Siebel Systems Inc.;

    - Softworks, Inc. by EMC Corporation;

    - Trusted Information Systems Inc. by Network Associates Inc.;

    - Ardent Software, Inc. by Informix Corporation;

    - Integrated Systems, Inc. by Wind River Systems, Inc.;

    - Imnet Systems Inc. by HBO & Company;

    - Transition Systems, Inc. by Eclipsys Corporation;

    - Wonderware Corporation by Siebe Plc;

    - OrCAD Inc. by Cadence Design Systems Inc.;

    - Computer Language Research Inc. by Thomson Corporation;

    - USCS International, Inc. by DST Systems, Inc.;

    - Boole & Babbage, Inc. by BMC Software, Inc.;

    - Caere Corporation by Scansoft, Inc.;

    - Forte Software, Inc. by Sun Microsystems, Inc.;

    - Intersolv, Inc. by Micro Focus Group PLC;

    - FDP Corporation by SunGard Data Systems Inc.;

    - Logic Works, Inc. by PLATINUM technology, inc.;

    - Information Advantage, Inc. by Sterling Software, Inc.;

    - Award Software International, Inc. by Phoenix Technologies Ltd.;

    - NetGravity, Inc. by DoubleClick Inc.;

    - Walsh International, Inc. by Cognizant Corporation;

    - Vantive Corporation by Peoplesoft, Inc.;

    - The ForeFront Group by CBT Group plc;

    - Best Software, Inc. by Sage Group PLC (Sage US, Inc.);

    - Memco Software Ltd. by PLATINUM technology, inc.;

    - Mosaix Inc. by Lucent Technologies, Inc.;

    - BGS Systems Inc. by BMC Software Inc.;

    - PC DOCS Group International Inc. by Hummingbird Communications Ltd.;

    - State Of The Art, Inc. by Sage Group plc;

    - International Telecommunications Data Systems, Inc. by Amdocs Ltd.;

    - Simulation Sciences, Inc. by Siebe plc;

    - XcelleNet, Inc. by Sterling Commerce, Inc.;

    - Interactive Pictures Corporation by Bamboo.com; and

    - Hyperion Software Corporation by Arbor Software Corporation.

    The following table presents, as of January 25, 2000, the median premium and the range of premiums for these transactions calculated by dividing:

    - the offer price per share minus the closing share price of the seller's common stock 20 trading days or one trading day prior to the public announcement of the transaction; by

    - the closing share price of the seller's common stock 20 trading days or one trading day prior to the public announcement of the transaction:

                                                              MEDIAN PREMIUM   RANGE OF PREMIUMS
                                                              --------------   -----------------
Premium to seller's share price one trading day prior to
  announcement..............................................       29.2%        (4.3)% - 132.4%
Premium to seller's share price 20 trading days prior to
  announcement..............................................       61.3%        (5.6)% - 233.2%

    The following table presents the median implied value and the range of implied values of Interleaf's stock, calculated by using the premiums shown above and Interleaf's share price twenty trading days and one trading day prior to January 26, 2000:

                                                         MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                                         --------------------   -----------------------
Premium paid to seller's share price one trading day
  prior to announcement................................         $50.16              $37.15 - $90.22
Premium paid to seller's share price 20 trading days
  prior to announcement................................         $49.89              $29.22 - $103.1

    No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger of Interleaf and BroadVision. In evaluating the comparables, Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of Interleaf or BroadVision. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

PRESENT VALUE OF PROJECTED SHARE PRICE ANALYSIS

    Broadview calculated the present value of potential future share prices of Interleaf common stock on a standalone basis using Interleaf management's projections for the twelve months ending December 31, 2000. The implied share price was calculated using the median total market capitalization to last twelve months revenue multiple for the Comparable E-Content Companies and a discount rate determined by an industry standard capital asset pricing model with the risk implied by the past stock performance of the Comparable E-Content Companies. Broadview assumed that the median multiple would remain constant going forward and that Interleaf would raise $100.0 million in a registered public offering of common stock in the first half of calendar year 2000. The implied share value adjusted for the median implied value from the e-publishing public company comparables and transaction comparables was $220.69.

EXCHANGE RATIO ANALYSIS

    Broadview compared the ratios of the closing prices of Interleaf common stock divided by the corresponding prices of BroadVision common stock over the period from January 26, 1999 through January 25, 2000 with the exchange ratio contained in the merger agreement, referred to as the historical exchange ratio, which was not adjusted to reflect BroadVision's three-for-one stock split effective on February 21, 2000. The historical exchange ratio has ranged from
0.1288 to 0.5155, with an average of 0.2870.

RELATIVE CONTRIBUTION ANALYSIS

    Broadview examined the relative contribution of Interleaf to BroadVision for a number of historical and projected operating metrics. In this analysis, projected figures for Interleaf are based on management estimates for the e-content business and projected figures for BroadVision are derived from analyst estimates.

    The following reflect the relative contribution of Interleaf and BroadVision for each operating metric:

                                                       BROADVISION       INTERLEAF
                                                       -----------       ---------
Trailing twelve months revenue.......................    95.2%             4.8%
Trailing twelve months gross profit..................    96.5%             3.5%
Trailing twelve months EBIT..........................    100%+           Negative
Projected December 31, 1999 revenue..................    91.7%             8.3%
Projected December 31, 1999 gross profit.............    94.5%             5.5%
Projected December 31, 1999 EBIT.....................    100%+           Negative
Projected December 31, 2000 revenue..................    80.2%            19.8%
Projected December 31, 2000 gross profit.............    84.7%            15.3%
Projected December 31, 2000 EBIT.....................    100%+           Negative

RELATIVE OWNERSHIP ANALYSIS

    A relative ownership analysis measures each of the merging companies' relative equity ownership and relative entity ownership. Entity ownership compares the relative entity values of the combining companies; entity value equals equity value plus total debt, plus the median implied value from the e-publishing public company comparables and transaction comparables, minus cash and cash equivalents. At the exchange ratio, the implied equity ownership is 6.0% for Interleaf and 94.0% for BroadVision, while the implied entity ownership is 5.9% for Interleaf and 94.1% for BroadVision.

BROADVISION STOCK PERFORMANCE ANALYSIS

    Broadview compared the recent stock performance of BroadVision with that of the S&P 500 and with an index of five public companies that Broadview deemed comparable to BroadVision, referred to as the BroadVision Comparable Company Index. Broadview selected companies competing in the Web-based CRM e-commerce application software industry, with revenue between $20.0 million and $100.0 million for the last reported twelve months. The BroadVision Comparable Company Index consists of the following companies: Vignette Corporation; Art Technology Group, Inc.; InterWorld Corporation; Calico Commerce, Inc. and Open Market, Inc.

EVALUATION OF BROADVISION PUBLIC COMPANY COMPARABLES

    Broadview compared financial information of BroadVision with publicly available information for the BroadVision Comparable Companies. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.

PRO FORMA COMBINATION ANALYSIS


    Broadview calculated the pro forma impact of the merger on the combined entity's projected earnings per share for the calendar years 2000 and 2001 taking into consideration various financial effects that will result from consummation of the merger. This analysis relied upon certain financial and operating assumptions derived from equity research analysts and publicly available data about BroadVision, certain internal financial projections provided by Interleaf management about Interleaf and synergy assumptions determined through discussions with Interleaf management, BroadVision management and BroadVision's financial advisors. Broadview assumed that the merger would be treated as a purchase transaction and that the combination would result in revenue enhancements of $7.5 million and cost savings of $3.6 million to the combined entity in calendar year 2000, and revenue enhancements of $20.4 million and cost savings of $7.2 million to the combined entity in calendar year 2001. Based on this analysis, the pro forma purchase model indicates earnings per share dilution of $0.91, excluding any purchased research and development write-off, for the fiscal year ending December 31, 2000, $0.34 dilution for the three months ending September 30, 2000, $0.31 dilution for the three months ending December 31, 2000 and $1.07 dilution for the fiscal year ending December 31, 2001. Excluding the amortization of goodwill, the pro forma purchase model indicates earnings per share accretion of $0.02, excluding purchased research and development write-off, for the fiscal year ending December 31, 2000, $0.00 dilution for the three months ending September 30, 2000, $0.03 accretion for the three months ending December 31, 2000 and $0.28 accretion for the fiscal year ending December 31, 2001. Broadview also examined the effects of varying amounts of potential cost savings and revenue enhancements and the incremental accretion or dilution related to those synergy assumptions.


CONSIDERATION OF THE DISCOUNTED CASH FLOW METHODOLOGY

    While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company with high projected revenue growth, such as Interleaf, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for Interleaf, Broadview considered a discounted cash flow analysis inappropriate for valuing Interleaf.

    In connection with the review of the merger by the Interleaf board of directors, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Interleaf or BroadVision. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The exchange ratio under the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Interleaf and BroadVision and were approved by the Interleaf board of directors. Broadview provided advice to the Interleaf board of directors during such negotiations; however, Broadview did not recommend any specific consideration to the Interleaf board of directors or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview's opinion and presentation to the Interleaf board of directors was one of many factors taken into consideration by the Interleaf board of directors in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the Interleaf board of directors with respect to the value of Interleaf or of whether the Interleaf board of directors would have been willing to agree to a different consideration.

    Upon consummation of the merger, Interleaf would be obligated to pay Broadview a transaction fee of approximately $7.5 million. Interleaf has already paid Broadview a fairness opinion fee of $1.25 million, which will be credited against the transaction fee payable by Interleaf upon completion of the merger. In addition, Interleaf has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Interleaf and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between Interleaf and Broadview, and the Interleaf board of directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

INTERESTS OF INTERLEAF'S OFFICERS AND DIRECTORS IN THE MERGER

    When considering the recommendation of Interleaf's board of directors to approve the merger agreement, you should be aware that certain Interleaf directors and officers have interests in the merger that are different from, or are in addition to, yours.

STOCK OPTIONS

    All directors and executive officers of Interleaf hold options to purchase Interleaf common stock. Under the merger agreement, all stock options of Interleaf outstanding immediately prior to the merger, including those held by directors and officers of Interleaf, will be assumed by BroadVision and will be deemed to constitute options to acquire shares of BroadVision common stock with appropriate adjustments in share amounts and exercise prices to reflect the exchange ratio in the merger. You should read the section of this proxy statement/prospectus entitled "Certain Terms of the Merger

Agreement-Interleaf Stock Options" for a more complete description of the treatment of outstanding stock options in the merger. Under the terms of Interleaf's option agreements with officers, the vesting of all options granted prior to June 1999 accelerates and the options become fully exercisable upon a change in control of Interleaf, which includes the stockholder vote approving the merger. Options granted to officers from and after June 1999 become fully vested and exercisable only if the officer is terminated without cause or if he or she resigns for good reason, as those terms are defined in the option agreement, within 12 months following a change in control of Interleaf, which includes the stockholder vote approving the merger.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    BroadVision has agreed to indemnify the officers and directors of Interleaf for their acts and omissions as officers and directors of Interleaf prior to the merger to the maximum extent permitted by Massachusetts law for a period of six years and to provide and maintain insurance coverage for these purposes for a period of at least three years after the consummation of the merger.

CHANGE OF CONTROL SEVERANCE PLAN

    Prior to signing the merger agreement, Interleaf had in place a change in control severance plan that provides a cash severance benefit to all executive officers. The plan provides for a severance payment equal to 12 months' salary plus bonus to be made to each executive officer who is terminated by Interleaf without cause or resigns for good reason, as those terms are defined in the severance plan, within 12 months following a change in control of Interleaf, which includes the stockholder vote approving the merger.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain U.S. federal income tax consequences of the merger generally applicable to the holders of Interleaf common stock that exchange their Interleaf common stock for BroadVision common stock in the merger. This summary addresses only those stockholders who hold their Interleaf common stock as a capital asset and will hold BroadVision common stock received in exchange therefor as a capital asset. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, to stockholders who hold Interleaf common stock as part of a straddle, hedge, or conversion transaction, to stockholders who acquired their Interleaf common stock pursuant to the exercise of employee stock options or otherwise as compensation, to stockholders whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code of 1986, as amended, referred to as the Code, and persons who hold, directly or indirectly, 10% or more of Interleaf common stock. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign and other laws are not addressed in this discussion. Furthermore, the following discussion does not address the tax implications of a failure of the merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to that stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of this merger.

    No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below. It is a condition to the obligation of BroadVision to consummate the merger that BroadVision receive an opinion from its counsel, Cooley Godward LLP, and it is a condition to the obligation of Interleaf to consummate the merger that Interleaf receive an opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in each case substantially to the effect that, based upon certain facts, representations, and assumptions, the merger will be treated as a reorganization within the meaning of section 368(a) of the Code. In the event that counsel for either BroadVision or Interleaf fails to provide the opinion, the conditions will nonetheless be deemed satisfied if counsel to the other company provides the opinion. The issuance of these opinions is conditioned, among other things, on the receipt by Cooley Godward and Skadden, Arps, Slate, Meagher & Flom of representation letters, which will be reconfirmed prior to the closing of the merger, from each of BroadVision and Interleaf, in each case, in form and substance reasonably satisfactory to Cooley Godward and Skadden, Arps, Slate, Meagher & Flom. The following summary assumes that the merger will be consummated as described in the merger agreement and this proxy statement/prospectus and that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code.

    TREATMENT OF INTERLEAF, BROADVISION AND INFINITI ACQUISITION SUB. No gain or loss will be recognized by Interleaf, BroadVision or Infiniti Acquisition Sub as a result of the merger.

    EXCHANGE OF INTERLEAF COMMON STOCK FOR BROADVISION COMMON STOCK. A holder of Interleaf common stock whose shares of Interleaf common stock are exchanged in the merger for BroadVision common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of fractional shares. See the section below entitled "Cash in Lieu of Fractional Shares." The aggregate tax basis of BroadVision common stock received by the holder will be equal to the aggregate tax basis of the Interleaf common stock exchanged therefor, excluding any portion of the holder's basis allocated to fractional shares, and the holding period of BroadVision common stock received will include the holding period of the Interleaf common stock exchanged therefor.

    CASH IN LIEU OF FRACTIONAL SHARES. A holder of Interleaf common stock who receives cash in lieu of fractional shares of BroadVision common stock will be treated as having received the fractional shares pursuant to the merger and then as having exchanged the fractional shares for cash in a redemption by BroadVision. The amount of any gain or loss will be equal to the difference between the ratable portion of the tax basis of the Interleaf common stock exchanged in the merger that is allocated to the fractional shares and the cash received in lieu thereof. Any gain or loss will constitute long-term capital gain or loss if the Interleaf common stock has been held by the holder for more than one year at the time of the consummation of the merger.

    REPORTING REQUIREMENTS. Each holder of Interleaf common stock that receives BroadVision common stock in the merger will be required to retain records and file with the stockholder's federal income tax return a statement setting forth certain facts relating to the merger.

    DISSENTING HOLDERS OF INTERLEAF COMMON STOCK. A holder of Interleaf common stock that receives solely cash in exchange for the holder's stock pursuant to the exercise of dissenters' rights under Massachusetts Business Corporation Law will recognize gain or loss equal to the difference between the adjusted tax basis of the Interleaf common stock surrendered and the amount of cash received therefor. The gain or loss will constitute long-term capital gain or loss if the Interleaf common stock has been held by the holder for more than one year at the time of the consummation of the merger.

    With respect to a cash payment received by an Interleaf stockholder in lieu of a fractional share of BroadVision common stock, a noncorporate stockholder of Interleaf may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to BroadVision and its exchange agent that the stockholder is exempt from backup withholding.

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ANTICIPATED ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting under which the total consideration paid in the merger will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Interleaf on the basis of their estimated fair values on the acquisition date. The excess of purchase price over tangible and identifiable intangible assets acquired and liabilities assumed will be recorded as goodwill.

GOVERNMENTAL APPROVALS

    Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. BroadVision and Interleaf filed notification reports, together with requests for early termination for the waiting period, with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on February 11, 2000. Interleaf and BroadVision received notice of early termination of the waiting period on February 24, 2000.

RESTRICTIONS ON RESALES

    The shares of BroadVision common stock to be received by Interleaf stockholders in the merger have been registered under the Securities Act of 1933, as amended, and, except as described in this paragraph, may be freely traded without restriction. The shares of BroadVision common stock to be issued in the merger and received by persons who may be considered to be affiliates of Interleaf within the meaning of Rule 144 under the Securities Act before the merger may be resold by them only pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

BroadVision's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of BroadVision common stock to be received by Interleaf affiliates in the merger.

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                     CERTAIN TERMS OF THE MERGER AGREEMENT


    THE FOLLOWING SUMMARY DESCRIBES THE MATERIAL TERMS OF THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF JANUARY 26, 2000, AMONG BROADVISION, INFINITI ACQUISITION SUB, INC., A WHOLLY OWNED SUBSIDIARY OF BROADVISION, AND INTERLEAF. THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE MERGER AGREEMENT.


THE MERGER

    The merger agreement provides that at the effective time, Infinity Acquisition Sub will be merged with and into Interleaf. Upon completion of the merger, Interleaf will continue as the surviving corporation and will be a wholly owned subsidiary of BroadVision.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective when articles of merger are filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts. If all of the conditions to the merger contained in the merger agreement are satisfied or waived, we anticipate that the effective time will occur on the date of the special meeting or as soon as practicable following the special meeting.

MANNER AND BASIS OF CONVERTING SHARES

    At the effective time, each share of Interleaf common stock will automatically be converted into 1.0395 shares of BroadVision common stock. This multiple is referred to in this proxy statement/ prospectus as the exchange ratio.

    As soon as reasonably practicable following the effective time, American Securities Transfer & Trust, Inc., which has been selected by BroadVision to act as exchange agent, will mail a transmittal letter to each record holder of Interleaf common stock to exchange their Interleaf common stock certificates for BroadVision common stock certificates and cash for any fractional share. Transmittal letters also will be available following completion of the merger at the offices of the exchange agent, American Securities Transfer & Trust, Inc., c/o Kathy Hagerty, 12039 W. Alameda Parkway, Lakewood, Colorado 80228. Additionally, holders of Interleaf common stock may, at their option, after the effective time, physically surrender in person at the offices of the exchange agent their Interleaf stock certificates for BroadVision common stock certificates. Interleaf stockholders should not exchange their stock certificates before the effective time. After the effective time, transfers of Interleaf common stock will not be registered on the stock transfer books of Interleaf.

    No fractional shares of BroadVision common stock will be issued in the merger. Instead of any fractional share, you will receive a cash amount, rounded to the nearest whole cent, without interest, based on the closing price for BroadVision common stock reported by Nasdaq on the date the merger becomes effective.

    After the effective time, and until it is surrendered and exchanged, each certificate that previously evidenced Interleaf common stock will be deemed to evidence shares of BroadVision common stock and the right to receive cash instead of any fractional share. BroadVision will not pay dividends or other distributions on any shares of BroadVision common stock to be issued in exchange for any unsurrendered Interleaf common stock certificate until the Interleaf common stock certificate is surrendered as provided in the merger agreement.

INTERLEAF STOCK OPTIONS

    At the effective time, BroadVision will assume each outstanding Interleaf stock option, and each outstanding Interleaf stock option will become an option to purchase that number of shares of

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BroadVision common stock equal to the number of shares of Interleaf common stock subject to that Interleaf stock option immediately before the effective time, multiplied by the exchange ratio and rounded down to the nearest whole share.
The exercise price per share of BroadVision common stock subject to each assumed stock option will be equal to the exercise price per share of the Interleaf common stock subject to the corresponding Interleaf stock option divided by the exchange ratio and rounded up to the nearest cent. All other terms and conditions of the Interleaf stock options will not change.


    Based on the Interleaf stock options outstanding at the record date, and assuming no Interleaf stock options are exercised prior to the effective time, BroadVision will be required at the effective time to reserve 2,465,127 shares of BroadVision common stock for issuance upon exercise of the Interleaf stock options assumed by BroadVision.


REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties of Interleaf and BroadVision relating to, among other things, certain aspects of their respective businesses and assets and other matters. The representations and warranties expire at the effective time.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    AFFIRMATIVE COVENANTS OF INTERLEAF. Interleaf has agreed that prior to the effective time it will:

    - conduct its business and operations in the ordinary course and in accordance with past practices, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it, provide all contractually required notices, assurances and support relating to any of its proprietary assets to ensure that no contractual condition arises that could increase the likelihood of any transfer, disclosure or release from escrow of any source code and promptly notify BroadVision of any notice or other communication from any person alleging that consent is or may be required in connection with the merger and any legal proceeding commenced or, to its knowledge, threatened against it relating to the merger;

    - provide BroadVision with access to its personnel, assets, books, records, tax returns and other documents;

    - deliver to BroadVision certain financial statements and reports, any written materials sent by Interleaf to its stockholders, any material notices or other communications relating to any material contracts and any material notice, reports or other documents received from any governmental agency;

    - promptly notify BroadVision of the discovery of anything that would constitute a material inaccuracy in any representation or warranty made by Interleaf, a material breach of any covenant or obligation of Interleaf and anything that would make the timely satisfaction of any of the closing conditions impossible or unlikely or that could be deemed to have a material adverse effect on Interleaf;

    - use all reasonable efforts to file all notices, reports and other documents required to be filed with any governmental agency with respect to the merger, including the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable foreign antitrust laws or regulations;

    - call and hold a meeting of its stockholders to vote on a proposal to approve the merger agreement; and

    - use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger.

    Interleaf's board of directors has agreed to recommend that the Interleaf stockholders vote for approval the merger agreement. However, at any time before the Interleaf special meeting, Interleaf's board of directors is entitled to withdraw or modify its recommendation that the Interleaf stockholders vote to approve the merger agreement if certain requirements, including the following, are satisfied:

    - an unsolicited, BONA FIDE written offer to purchase all of the outstanding shares of Interleaf common stock is made and is not withdrawn;

    - Interleaf satisfies certain notice requirements;

    - Interleaf's board of directors determines that the offer constitutes a superior offer;

    - Interleaf's board of directors determines in good faith, after taking into account the advice of outside legal counsel, that withdrawal or modification of its recommendation is required for the board of directors to comply with its fiduciary obligations to Interleaf stockholders under applicable law; and

    - Interleaf reimburses BroadVision for up to $2.0 million in merger expenses, including attorneys' fees, accountants' fees, financial advisory fees and filing fees, and pays a fee of $30.0 million to BroadVision.

For purposes of the merger agreement, the term "superior offer" means an unsolicited, BONA FIDE written offer made by a third party to purchase all of the outstanding shares of Interleaf common stock on terms that Interleaf's board of directors determines, in its reasonable judgment, based upon advice of an independent financial advisor of nationally recognized reputation, to be more favorable to Interleaf stockholders than the merger, which offer is financed or is reasonably capable of being financed.

    NEGATIVE COVENANTS OF INTERLEAF. Interleaf has agreed that, before the effective time, except as otherwise agreed to in writing by BroadVision, it will not, will not agree to and will not permit any of its subsidiaries to:

    - declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than dividends, distributions, repurchases, redemptions or other acquisitions between Interleaf and any of its wholly owned subsidiaries;

    - subject to exceptions, sell, issue or grant any capital stock or any option or right to acquire any capital stock or other security;

    - amend or waive any of its rights under or, except in accordance with their existing terms, accelerate the vesting under any provision of any of the Interleaf stock option plans or any agreement evidencing any outstanding stock option;

    - amend its articles of organization or bylaws;

    - effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as permitted in the event of a superior offer;

    - form any subsidiary or acquire any equity interest or other interest in any other entity;

    - make capital expenditures exceeding $1.0 million in the aggregate;

    - enter into, become bound by, amend or terminate any material contract, other than in the ordinary course of business and in accordance with past practices or waive or exercise any material right or remedy under any material contract;

    - acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person, other than in the ordinary course of business and consistent with past practices, or waive any material right or remedy under any material contract;

    - subject to exceptions, incur or guarantee any indebtedness;

    - subject to exceptions, establish, adopt or amend any employee benefit plan, pay any bonus, make any profit-sharing payment or increase the amount of the wages, salary, commissions, fringe benefits or other compensation payable to any of its directors, officers or employees;

    - hire any new employee at the level of director or above or with an annual base salary in excess of $125,000 or promote any employee except in order to fill a position vacated after the date of the merger agreement;

    - change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, other than changes that do not and could not reasonably be expected to have a material adverse effect on the revenues or results of operations of Interleaf or any of its methods of accounting or accounting practices in any respect;

    - make any material tax election not required to be made under applicable laws; or

    - subject to exceptions, commence or settle any legal proceeding.

    AFFIRMATIVE COVENANTS OF BROADVISION. BroadVision has agreed that, prior to the effective time, it will:

    - conduct its business and operations only in the ordinary course and in accordance with past practices and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it;

    - promptly notify Interleaf of the discovery of anything that would constitute a material inaccuracy in any representation or warranty made by BroadVision, any material breach of any covenant or obligation of BroadVision and anything that would make the timely satisfaction of any of the closing conditions impossible or unlikely or that could be deemed to have a material adverse effect on BroadVision;

    - provide Interleaf with access to its books, records, tax returns and other documents;

    - register under the Securities Act the issuance of shares of BroadVision common stock in the merger and, subject to exceptions, use reasonable efforts to register or qualify these shares under the securities laws of every applicable jurisdiction of the United States;

    - use all reasonable efforts to cause the shares of BroadVision common stock to be issued in the merger to be approved for listing on the Nasdaq National Market and to obtain the requisite approval for the consummation of the merger by the Frankfurt Stock Exchange; and

    - use all commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental agency with respect to the merger, including the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable foreign antitrust laws or regulations in connection with the merger.

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LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

    As an inducement to BroadVision's execution and delivery of the merger agreement, Interleaf has agreed that it will not and that it will not authorize or permit any of its representatives to:

    - solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any of the following, each of which are referred to as an acquisition proposal:

       - any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction:

           - involving Interleaf or any of its subsidiaries;

           - in which a person directly or indirectly acquires ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Interleaf or any of its subsidiaries; or

           - in which Interleaf or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Interleaf or any of its subsidiaries;

       - any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that account for 15% or more of the consolidated net revenues or assets of Interleaf or any of its subsidiaries; or

       - any liquidation or dissolution of Interleaf or any of its subsidiaries;

    - furnish any information to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

    - engage in discussions or negotiations with any person with respect to any acquisition proposal;

    - approve, endorse or recommend any acquisition proposal; or

    - enter into any letter of intent or similar agreement contemplating or relating to any acquisition proposal.

    However, at any time prior to the approval of the merger by the stockholders of Interleaf, the foregoing restrictions will not prohibit Interleaf from:

    - furnishing nonpublic information to, or entering into discussions with, a third party if:

       - neither Interleaf nor any of its representatives shall have violated any of the restrictions referred to above;

       - Interleaf's board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the Interleaf stockholders;

       - at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, the third party, Interleaf gives BroadVision notice of the identity of the third party and of its intention to furnish that information, and the information is furnished pursuant to an appropriate confidentiality agreement; and

       - at least two business days prior to furnishing any nonpublic information to the third party, Interleaf provides the nonpublic information to BroadVision; or

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
    - approving, endorsing or recommending, or entering into any letter of intent or similar document or any agreement contemplating or relating to a superior offer if:

       - neither Interleaf nor any of its representatives shall have violated any of the restrictions referred to above;

       - Interleaf provides BroadVision with written notice at least five business days prior to any meeting of Interleaf's board of directors at which the board of directors will consider whether an acquisition proposal is a superior offer;

       - Interleaf's board of directors determines that the acquisition proposal is a superior offer;

       - Interleaf does not enter into any letter of intent or similar agreement contemplating or relating to the superior offer at any time within two business days after BroadVision receives written notice that Interleaf's board of directors has determined that the acquisition proposal is a superior offer; and

       - Interleaf reimburses BroadVision for up to $2.0 million in merger expenses, including attorneys' fees, accountants' fees, financial advisory fees and filing fees, and pays a fee of $30.0 million to BroadVision.

    If Interleaf's board of directors receives an acquisition proposal or any inquiry, indication of interest or request for nonpublic information that could lead to or relate to an acquisition proposal, then Interleaf must promptly inform BroadVision of the identity of the person making the acquisition proposal, inquiry, indication of interest or request, of any previous communication between Interleaf and that person and of the terms thereof. Interleaf must keep BroadVision fully informed of the status and details of any acquisition proposal, inquiry, indication of interest or request.

    Interleaf also agreed to immediately cease and terminate any existing discussions with any person relating to any acquisition proposal and agreed not to release any person from any provision of any confidentiality, "standstill" or similar agreement to which Interleaf or any of its subsidiaries is a party and to use its best efforts to enforce these agreements, at the request of BroadVision.

CONDITIONS TO THE MERGER

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of BroadVision and Interleaf to complete the merger are subject to the satisfaction of certain conditions, including the following:

    - Interleaf stockholders must approve the merger agreement; and

    - the Nasdaq Stock Market must approve the shares of BroadVision common stock to be issued in the merger for listing on the Nasdaq National Market;

    - the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued and no proceeding for that purpose shall have been initiated or threatened;

    - no order or injunction shall be in effect that prohibits the consummation of the merger and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal; and

    - there shall not be pending or threatened any action or legal proceeding involving any governmental entity that challenges or prohibits the consummation of the merger.

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    CONDITIONS TO THE OBLIGATION OF BROADVISION.  The obligation of BroadVision to complete the merger is subject to the satisfaction of the following conditions:

    - Interleaf's representations and warranties in the merger agreement must be true and accurate in all respects as of the date of the merger agreement and as of the closing date as if made on the closing date, disregarding any inaccuracies that, considered collectively, are deemed to have a material adverse effect on Interleaf;

    - Interleaf must have complied in all material respects with all covenants and obligations required to be complied with by it under the merger agreement at or prior to the closing date;

    - BroadVision shall have received:

       - all third-party consents required to be obtained by Interleaf in connection with the merger, except for such consents that, if not obtained, could not reasonably be expected to have a material adverse effect on Interleaf;

       - noncompetition agreements from four specified executive officers of Interleaf;

       - a tax opinion that the merger will constitute a reorganization for federal income tax purposes;

       - a certificate from the chief executive officer of Interleaf confirming that certain conditions have been satisfied; and

       - the written resignations of designated officers and directors of Interleaf effective as of completion of the merger;

    - none of four specified executive officers of Interleaf shall have ceased to be employed by Interleaf or shall have expressed an intention to BroadVision to terminate his employment with Interleaf and not more than 40% of five specified key employees shall have ceased to be employed by Interleaf or shall have expressed an intention to BroadVision to terminate his employment with Interleaf;

    - there shall not have occurred anything that is deemed to have a material adverse effect on Interleaf;

    - all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and any consent required under any applicable foreign antitrust law or regulation shall have been obtained; and

    - the requisite approval from the Frankfurt Stock Exchange shall have been obtained.

Interleaf and BroadVision received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on February 24, 2000.

    As used in the merger agreement, "material adverse effect" means, with respect to Interleaf, any event, violation, inaccuracy, circumstance or other matter that individually, or when considered with all other events, circumstances or other matters, had or could reasonably expected to have a material adverse effect on the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Interleaf and its subsidiaries taken as a whole or the ability of Interleaf to consummate the merger or any of the other transactions contemplated by the merger agreement or stock option agreement or to perform any of its obligations under the merger agreement or stock option agreement. For purposes of determining whether there has been a material adverse effect, one shall disregard, any change, effect, event or occurrence relating to:

    - the merger agreement or the merger or the announcement of the merger;

    - the economy or securities markets in general;

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    - the software industry in general, and not specifically related to
      Interleaf or any of its subsidiaries; and

    - the failure, in and of itself, to meet the predictions of equity analysts.

    CONDITIONS TO THE OBLIGATION OF INTERLEAF. The obligation of Interleaf to complete the merger is subject to the satisfaction of the following conditions:

    - BroadVision's representations and warranties in the merger agreement must be true and accurate in all respects as of the date of the merger agreement and as of the closing date as if made on the closing date, disregarding any inaccuracies that, considered collectively, are deemed to have a material adverse effect on BroadVision;

    - BroadVision must have complied in all material respects with all covenants and obligations required to be complied with by it under the merger agreement at or prior to the closing date;

    - Interleaf shall have received:

       - a tax opinion that the merger will constitute a reorganization for federal income tax purposes; and

       - a certificate from an executive officer of BroadVision confirming that certain conditions have been satisfied;

    - there shall not have occurred anything that is deemed to have a material adverse effect on BroadVision; and

    - all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and any consent required under any applicable foreign antitrust law or regulation shall have been obtained.

Interleaf and BroadVision received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on February 24, 2000.

    As used in the merger agreement, "material adverse effect" means, with respect to BroadVision, any event, violation, inaccuracy, circumstance or other matter that individually, or when considered with all other events, circumstances or other matters, had or could reasonably expected to have a material adverse effect on the business, financial condition, capitalization, assets, liabilities, operations or results of operations of BroadVision and its subsidiaries taken as a whole or the ability of BroadVision to consummate the merger or any of the other transactions contemplated by the merger agreement or stock option agreement or to perform any of its obligations under the merger agreement or stock option agreement. A decline in BroadVision's stock price, in and of itself, shall not be deemed to have a material adverse effect. In addition, for purposes of determining whether there has been a material adverse effect, one shall disregard any change, effect, event or occurrence relating to:

    - the merger agreement or the merger or the announcement of the merger;

    - the economy or securities markets in general;

    - the software industry in general, and not specifically related to BroadVision or any of its subsidiaries; and

    - the failure, in and of itself, to meet the predictions of equity analysts.

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TERMINATION OF THE MERGER AGREEMENT

    BroadVision and Interleaf may agree by mutual written consent to terminate the merger agreement at any time before the merger is completed. In addition, either company may terminate the merger agreement if:

    - the merger is not completed on or before July 31, 2000, unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation;

    - a court or government entity issues a final order prohibiting the merger;

    - the Interleaf stockholders do not approve the merger agreement, unless the failure to obtain their approval is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation; or

    - breaches of the other company's representations and warranties are deemed to have a material adverse effect on that company, that company materially breaches the covenants in the merger agreement and these breaches are not curable through the exercise of reasonable efforts, or that company is not using reasonable efforts to cure these breaches.

    In addition, BroadVision may terminate the merger agreement if any of the following occur, which are each referred to as a "triggering event:"

    - Interleaf breaches its agreement not to solicit, encourage or participate in discussions or negotiations with respect to acquisition proposals with parties other than BroadVision or its agreement to hold a special meeting and recommend the proposal to approve the merger agreement;

    - Interleaf's board of directors withdraws its recommendation of, or otherwise fails to support, the proposal to approve the merger agreement, or recommends another acquisition proposal;

    - Interleaf enters into any letter of intent or similar agreement contemplating or relating to any acquisition proposal;

    - Interleaf's board of directors fails to reaffirm its recommendation of the proposal to approve the merger agreement within eight business days after BroadVision requests that reaffirmation; or

    - an acquisition proposal is publicly announced and Interleaf fails to issue a press release announcing its opposition to that acquisition proposal within eight business days.

In addition, Interleaf may terminate the merger agreement if its board of directors approves a superior offer in compliance with the terms of the merger agreement.

    Subject to limited exceptions, including the survival of any obligations to pay a termination fee, if the merger agreement is terminated, then it is void. Except as otherwise provided, there will be no liability on the part of BroadVision, Infiniti Acquisition Sub or Interleaf to the other, and all rights and obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any breach of the merger agreement.

EXPENSES AND TERMINATION FEES

    If the merger is abandoned because the merger agreement is terminated, all expenses will be paid by the party incurring them, except as follows:

    - BroadVision and Interleaf will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the related registration statement on Form S-4 and the filing of all notices, reports and other documents required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable foreign antitrust laws or regulations in connection with the merger; and

    - Interleaf will reimburse BroadVision for up to $2.0 million in merger expenses, including attorneys' fees, accountants' fees, financial advisory fees and filing fees, if:

       - the merger agreement is terminated because the Interleaf stockholders fail to approve the principal terms of the merger;

       - the merger agreement is terminated by BroadVision because a triggering event has occurred;

       - it is required pursuant to the terms of the merger agreement in connection with Interleaf's approving, endorsing, recommending or entering into any letter of intent or similar document or agreement contemplating or relating to a superior offer; or

       - it is required pursuant to the terms of the merger agreement in connection with its board of directors' withdrawal or modification of its recommendation that the Interleaf stockholders vote to approve the merger agreement.

    Interleaf will pay to BroadVision a termination fee of $30.0 million if:

       - the merger agreement is terminated by BroadVision because a triggering event has occurred;

       - it is required pursuant to the terms of the merger agreement in connection with Interleaf's approving, endorsing, recommending or entering into any letter of intent or similar document or agreement contemplating or relating to a superior offer; or

       - it is required pursuant to the terms of the merger agreement in connection with its board of directors' withdrawal or modification of its recommendation that the Interleaf stockholders vote to approve the merger agreement.

    If the merger agreement is terminated because the Interleaf stockholders do not approve the merger agreement and at the time of the special meeting an acquisition proposal disclosed, announced, commenced, submitted or made prior to the special meeting is still outstanding, then Interleaf will pay to BroadVision a termination fee in the amount of $10.0 million and if, at any time within six months from the termination, Interleaf enters into a definitive agreement or consummates a transaction relating to that acquisition proposal, Interleaf will pay to BroadVision an additional termination fee in the amount of $20.0 million.

    BroadVision will pay to Interleaf a fee of $30.0 million as liquidated damages if Interleaf terminates the merger agreement because of a breach by BroadVision of any of its representations, warranties or covenants in the merger agreement.

                             STOCK OPTION AGREEMENT

    THE FOLLOWING SUMMARY DESCRIBES THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENT BETWEEN BROADVISION AND INTERLEAF, DATED AS OF JANUARY 26, 2000. THE FULL TEXT OF THE STOCK OPTION AGREEMENT IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE STOCK OPTION AGREEMENT.

    In order to induce BroadVision to enter into the merger agreement, Interleaf granted to BroadVision an irrevocable option to purchase newly issued shares of Interleaf common stock representing up to 19.9% of Interleaf common stock outstanding as of January 26, 2000. The purchase price per option share is the lesser of $52.69 or the exchange ratio multiplied by the average of the closing price for BroadVision common stock on the Nasdaq National Market for the 20 consecutive trading days preceding the date of notice of exercise.

PURPOSE OF THE OPTION

    The option is intended to increase the likelihood that the merger will be completed on its agreed terms. The option could prevent an alternative acquisition transaction with Interleaf from being accounted for as a pooling of interests for financial accounting purposes. The option therefore may have the effect of discouraging others from making acquisition proposals to Interleaf before completion of the merger with BroadVision, even from others prepared to offer greater consideration to Interleaf stockholders than BroadVision.

EXERCISABILITY OF THE OPTION

    The option may be exercised at any time after the occurrence of an event that would allow either Interleaf or BroadVision to terminate the merger agreement because of the following, each of which is referred to as an "exercise event:"

    - the Interleaf stockholders do not approve the merger agreement and at the time of the special meeting, an acquisition proposal disclosed, announced, commenced, submitted or made prior to the special meeting is still outstanding; or

    - a triggering event has occurred.

    The option will remain in effect until the earliest of the effective time, the date six months after the receipt by BroadVision of notice from Interleaf of the occurrence of an exercise event or termination of the merger agreement prior to the occurrence of an exercise event. BroadVision may exercise the option in whole or in part at any time during the option term following the occurrence of an exercise event.

PROFIT LIMITATION

    The stock option agreement limits the cash payment that may be received by BroadVision pursuant to the exercise of the option and sale of the underlying shares of Interleaf common stock. If BroadVision exercises the option, sells any underlying shares and receives proceeds which, together with any termination fees received by BroadVision from Interleaf, exceeds the greater of
(a) $35.0 million or (b) the product of (i) 200,000 and (ii) the average of the closing prices of BroadVision common stock on the Nasdaq National Market for the five consecutive trading days preceding the first occurrence of an exercise event, then all proceeds to BroadVision in excess of that amount shall be promptly remitted in cash by BroadVision to Interleaf.

OTHER

    The stock option agreement contains provisions governing the procedures for exercise of the option, payment for the underlying shares and adjustments to the number of shares and the option exercise price upon the occurrence of certain events, such as the issuance of additional shares, stock dividends, divisions, combinations, recapitalizations and exchanges of shares.

    The stock option agreement also requires Interleaf to repurchase the option and any shares of Interleaf common stock issued upon the the exercise of the option at BroadVision's request under certain circumstances. Other circumstances require BroadVision to sell to Interleaf shares of Interleaf common stock it has acquired upon the the exercise of the option. The stock option agreement also mandates that BroadVision offer to sell shares of Interleaf common stock acquired by it upon the exercise of the option to Interleaf before selling these shares to a third party.

    Finally, the stock option agreement contains provisions obligating Interleaf to register under the Securities Act the offer, sale and delivery by BroadVision of shares of Interleaf common stock acquired by BroadVision upon the exercise of the option.

                               VOTING AGREEMENTS

    THE FOLLOWING DESCRIPTION OF THE VOTING AGREEMENTS DESCRIBES THE MATERIAL TERMS OF THE VOTING AGREEMENTS. THE FORM OF VOTING AGREEMENT IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE FORM OF VOTING AGREEMENT.

VOTING AGREEMENTS RELATING TO INTERLEAF SHARES


    Fredrick B. Bamber, David A. Boucher, Rory J. Cowan, Marcia J. Hooper and John A. Lopiano, each of whom is a director of Interleaf, Barry L. Briggs, Robert A. Fisher, Graham Marshall, Craig Newfield, Gary R. Phillips, Amanda L. Radice, Peter J. Rice, each of whom is an executive officer of Interleaf, and Jaime W. Ellertson who is President, Chief Executive Officer, a director and Chairman of the Board of Interleaf, have each entered into a voting agreement with BroadVision dated as of January 26, 2000. Each has agreed to vote all shares of Interleaf common stock owned by them as of the record date in favor of the approval of the merger agreement. Pursuant to the voting agreements, each of them has granted BroadVision an irrevocable proxy to vote his or her shares of Interleaf common stock for approval of the merger agreement. Approximately 105,000 shares, or less than 1% of the Interleaf common stock outstanding on the record date, is subject to voting agreements and irrevocable proxies. Subject to an exception permitting sales into the public market in unsolicited brokers' transactions, each of them also has agreed prior to the termination of the voting agreements not to transfer, assign, convey or dispose of any shares of Interleaf common stock, or any option to purchase shares of Interleaf common stock, owned by him or her unless each person to whom any of the shares or option is transferred executes a voting agreement and agrees to hold the shares or options subject to all of the terms and provisions of the voting agreement.

                        MANAGEMENT AND OTHER INFORMATION

    After the merger, Interleaf will be a wholly owned subsidiary of BroadVision, and all of Interleaf's subsidiaries will be indirect wholly owned subsidiaries of BroadVision. Information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to BroadVision and Interleaf is set forth in or incorporated by reference in their respective annual reports on Form 10-K that are incorporated in this proxy statement/prospectus. See "Where You Can Find More Information."

BENEFICIAL OWNERSHIP OF INTERLEAF SHARES


    The following table presents information on the beneficial ownership of shares of Interleaf common stock as of March 14, 2000, except as noted in the footnotes, by each director and executive officer of Interleaf and by each person or group known to the management of Interleaf to be the beneficial owner of more than 5% of the Interleaf common stock outstanding as of March 14, 2000. This table is based upon information supplied to Interleaf by officers, directors and principal stockholders and information set forth in Schedules 13D and 13G filed with the Securities and Exchange Commission. Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in those schedules, as noted. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into between the executive officers and directors of Interleaf and BroadVision, Interleaf believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,805,846 shares outstanding on March 14, 2000, adjusted as required by rules promulgated by the Securities and Exchange Commission. Shares of Interleaf common stock subject to options that are currently exercisable or are exercisable within 60 days of March 14, 2000 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.



                                           NUMBER OF          OPTIONS
                                            SHARES          EXERCISABLE                  PERCENTAGE OF
                                         OF INTERLEAF    WITHIN 60 DAYS OF                   TOTAL
                                            COMMON           MARCH 14,         TOTAL      OUTSTANDING
NAME OF BENEFICIAL OWNER                  STOCK OWNED         2000**         OWNERSHIP     SHARES(%)
------------------------                 -------------   -----------------   ---------   -------------
DIRECTORS AND OFFICERS

Frederick B. Bamber, director..........           --           26,333           26,333          *

David A. Boucher, director.............       13,615           17,917           31,532          *

Rory J. Cowan, director................           --           35,000           35,000          *

Marcia J. Hooper, director.............           --           18,333           18,333          *

John A. Lopiano, director..............        3,083            7,500           10,583          *

Jaime W. Ellertson, chairman of the
  board, president and chief executive
  officer..............................       69,655          193,750          263,405        1.9%

Gary R. Phillips, vice president of
  North American sales.................        1,178           30,499           31,677          *

Barry L. Briggs, chief technology
  officer..............................          220           13,687           13,907          *

Amanda L. Radice, vice president of
  marketing............................        7,106            9,500           16,606          *

Robert A. Fisher, vice president of
  worldwide customer support...........           --           22,241           22,241          *

                                           NUMBER OF          OPTIONS
                                            SHARES          EXERCISABLE                  PERCENTAGE OF
                                         OF INTERLEAF    WITHIN 60 DAYS OF                   TOTAL
                                            COMMON           MARCH 14,         TOTAL      OUTSTANDING
NAME OF BENEFICIAL OWNER                  STOCK OWNED         2000**         OWNERSHIP     SHARES(%)
------------------------                 -------------   -----------------   ---------   -------------
Graham Marshall, vice president of
  e-publishing solutions...............        1,000            9,500           10,500          *

Peter J. Rice, vice president, chief
  financial officer and treasurer......        5,761           29,999           35,760          *

Craig Newfield, vice president, general
  counsel and clerk....................        3,261           22,453           25,714          *

All current directors and executive
  officers as a group (13 persons).....      104,879          436,712          541,591        3.9%

5% STOCKHOLDERS

Fidelity Management And
  Research Company
  82 Devonshire Street
  Boston, Massachusetts 02109..........    1,301,020               --        1,301,020        9.4%

GeoCapital Corporation
  767 Fifth Avenue
  45th Floor
  New York, New York 10153(1)..........    1,047,116               --        1,047,116        7.6%


------------------------

*   Indicates less than 1%

** Does not include options that will become exercisable if and when the merger is approved by Interleaf's stockholders.

(1) Information based on Schedule 13G as of January 10, 2000.

                           BROADVISION AND INTERLEAF

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements give effect to the proposed acquisition of Interleaf by BroadVision under the purchase method of accounting as defined in APB Opinion No. 16.

    When reviewing the following pro forma information, you should note that:

    - the pro forma condensed combined balance sheet as of September 30, 1999 assumes that the merger took place on September 30, 1999 and combines BroadVision's September 30, 1999 unaudited consolidated balance sheet with Interleaf's September 30, 1999 unaudited consolidated balance sheet;

    - the pro forma condensed combined statement of income for the fiscal year ended December 31, 1998 assumes the merger took place as of January 1, 1998 and combines BroadVision's consolidated statement of income for its fiscal year ended December 31, 1998 with Interleaf's consolidated statement of operations for the comparable twelve-month period ending March 31, 1999; and

    - the pro forma condensed combined statement of income for the nine-month period ended September 30, 1999 assumes that the merger took place as of January 1, 1998 and combines the unaudited consolidated statement of income of BroadVision for the nine-month period ending September 30, 1999 with Interleaf's unaudited consolidated statement of operations for the comparable nine-month period ending December 31, 1999.

    The unaudited pro forma condensed combined financial statements have been included for illustrative purposes only, and do not reflect any cost savings and other synergies anticipated by BroadVision's management as a result of the merger or any nonrecurring charges directly attributable to the merger. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations or financial position that would have occurred had the merger been completed on the dates indicated, nor are they necessarily indicative of future results of operations or financial position of the consolidated company.

    The purchase price reflected in the accompanying pro forma condensed combined financial statements has been calculated based upon an estimated fair market value of BroadVision's common stock of $47.73 per share, which was the average market price of BroadVision common stock for the five-day period before and after the date the merger was agreed to and announced.

    The acquired assets and liabilities of Interleaf are stated in the accompanying pro forma condensed combined financial statements at values representing a preliminary allocation of the purchase price. BroadVision is currently in the process of obtaining valuations for the tangible and intangible assets of Interleaf. The effects resulting from any differences in the final allocation of the purchase price may differ significantly from the estimates used herein.

    The accompanying pro forma information should be read in conjunction with the historical financial statements and related notes for both BroadVision and Interleaf, which are included in their annual and quarterly reports on file with the Securities and Exchange Commission and are incorporated by reference in this proxy statement/prospectus. For a list of the BroadVision and Interleaf filings incorporated by reference in this proxy statement/prospectus, we refer you to the section entitled "Where You Can Find More Information" in this proxy statement/prospectus.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                                  HISTORICAL    HISTORICAL    PRO FORMA    PRO FORMA
                                                  BROADVISION   INTERLEAF    ADJUSTMENTS   COMBINED
                                                  -----------   ----------   -----------   ---------
                                               ASSETS

Current assets:
  Cash and cash equivalents.....................   $ 55,323      $ 18,875    $(16,600)(a)  $ 57,598
  Short-term investments........................     24,201            --                    24,201
  Accounts receivable, net of allowances........     23,091         9,704                    32,795
  Prepaids and other current assets.............      3,992         1,882                     5,874
                                                   --------      --------    --------      --------
    Total current assets........................    106,607        30,461     (16,600)      120,468
Property and equipment, net.....................     12,830         2,357                    15,187
Long-term investments...........................     25,534            --                    25,534
Deferred income taxes...........................      8,036            --                     8,036
Other assets....................................      3,522           358                     3,880
Intangible assets, net..........................         --        10,150     775,164 (c)   785,314
                                                   --------      --------    --------      --------
    Total assets................................   $156,529      $ 43,326    $758,564      $958,419
                                                   ========      ========    ========      ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............................   $  4,602      $  1,845                  $  6,447
  Accrued expenses..............................      8,161        13,584    $  2,400 (d)    24,145
  Current portion of capital lease
    obligations.................................        347            --                       347
  Current portion of long-term debt.............        977            --                       977
  Deferred maintenance..........................     11,601         7,150                    18,751
  Unearned revenue..............................      3,715           897                     4,612
  Accrued restructuring.........................         --           825                       825
                                                   --------      --------    --------      --------
    Total current liabilities...................     29,403        24,301       2,400        56,104
Long-term debt..................................      5,030            --                     5,030
Long-term restructuring.........................         --         1,073                     1,073
Other...........................................         26            --                        26
                                                   --------      --------    --------      --------
    Total liabilities...........................     34,459        25,374       2,400        62,233
                                                   ========      ========    ========      ========
Stockholders' equity:
  Preferred stock...............................         --            73         (73)(b)        --
  Common stock..................................         23           124        (123)(b)        24
  Additional paid in capital....................    120,069       104,662     678,053 (b)   902,784
  Deferred compensation.........................       (307)           --                      (307)
  Accumulated other comprehensive income
    (loss)......................................     11,141          (605)        605 (b)    11,141
  Accumulated deficit...........................     (8,856)      (86,302)     77,702 (b)(c)  (17,456)
                                                   --------      --------    --------      --------
    Total stockholders' equity..................    122,070        17,952     756,164       896,186
                                                   --------      --------    --------      --------
      Total liabilities and stockholders'
        equity..................................   $156,529      $ 43,326    $758,564      $958,419
                                                   ========      ========    ========      ========

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                               NINE MONTHS ENDED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  HISTORICAL    HISTORICAL
                                                  BROADVISION   INTERLEAF     PRO FORMA     PRO FORMA
                                                    9/30/99      12/31/99    ADJUSTMENTS    COMBINED
                                                  -----------   ----------   ------------   ---------
Revenues:
  Software licenses.............................    $47,221       $10,947                   $  58,168
  Services......................................     24,550        28,158                      52,708
                                                    -------       -------    ---------      ---------
    Total revenues..............................     71,771        39,105                     110,876
Cost of revenues:
  Software licenses.............................      2,460         1,875                       4,335
  Services......................................     15,114        17,457                      32,571
                                                    -------       -------    ---------      ---------
    Total cost of revenues......................     17,574        19,332                      36,906
    Gross profit................................     54,197        19,773                      73,970
Operating expenses:
  Selling and marketing.........................     29,891        12,397                      42,288
  Research and development......................      9,986         5,911                      15,897
  General and administrative....................      5,001         5,957                      10,958
  Amortization of intangible assets.............                      790      193,791        194,581
                                                    -------       -------    ---------      ---------
    Total operating expenses....................     44,878        25,055     (193,791)       263,724
Operating income (loss).........................      9,319        (5,282)    (193,791)      (189,754)
Other income (expense), net.....................      2,001           280                       2,281
                                                    -------       -------    ---------      ---------
Income before income taxes......................     11,320        (5,002)    (193,791)      (187,473)
Income tax expense..............................       (573)          (97)                       (670)
                                                    -------       -------    ---------      ---------
    Net income (loss)...........................     10,747        (5,099)    (193,791)      (188,143)
                                                    =======       =======    =========      =========
  Dividends on preferred stock..................                       (2)                         (2)
  Net income (loss) applicable to common
    shareholders--basic and diluted.............    $10,747       $(5,101)   $(193,791)     $(188,145)
                                                    =======       =======    =========      =========

Net income (loss) per share:
  Basic.........................................    $  0.05                                 $   (0.78)
  Diluted.......................................    $  0.04                                 $   (0.78)

Weighted average common and common
  equivalent shares:
  Basic.........................................    225,918                     14,108 (f)    240,026
  Diluted.......................................    254,259                    (14,233 )(f)(g)   240,026

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                               FISCAL YEAR ENDED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                HISTORICAL    HISTORICAL
                                                BROADVISION   INTERLEAF     PRO FORMA        PRO FORMA
                                                 12/31/98      3/31/99     ADJUSTMENTS       COMBINED
                                                -----------   ----------   ------------      ---------
Revenues:
  Software licenses...........................    $36,067       $ 9,451                      $  45,518
  Services....................................     14,844        35,743                         50,587
                                                  -------       -------    ---------         ---------
      Total revenues..........................     50,911        45,194                         96,105
Cost of revenues:
  Software licenses...........................      1,001         2,582                          3,583
  Services....................................      8,704        16,136                         24,840
                                                  -------       -------    ---------         ---------
      Total cost of revenues..................      9,705        18,718                         28,423

      Gross profit............................     41,206        26,476                         67,682

Operating expenses:
  Selling and marketing.......................     26,269        13,445                         39,714
  Research and development....................      9,227         7,487                         16,714
  General and administrative..................      3,786         6,167                          9,953
  Acquired in-process research and
    development...............................                      611                            611
  Amortization of intangible assets...........                      222      258,388 (e)       258,610
                                                  -------       -------    ---------         ---------
      Total operating expenses................     39,282        27,932      258,388           325,602

Operating income (loss).......................      1,924        (1,456)    (258,388)         (257,920)

Other income, net.............................      2,036           537                          2,573
                                                  -------       -------    ---------         ---------
Income (loss) before income taxes.............      3,960          (919)    (258,388)         (255,347)
Income tax benefit (expense)..................         79          (206)                          (127)
                                                  -------       -------    ---------         ---------
      Net income (loss).......................      4,039        (1,125)    (258,388)         (255,474)
                                                  =======       =======    =========         =========
    Dividends on preferred stock..............                     (565)                          (565)
    Gain on preferred stock redemption........                    8,771                          8,771
                                                                -------
      Net income (loss) applicable to common
        shareholders--basic...................      4,039         7,081     (258,388)         (247,268)

  Effect of dilutive securities
    Dividends on preferred stock..............                      492                            492
    Gain on preferred stock redemption........                   (8,771)                        (8,771)
                                                                -------
  Net income (loss) applicable to common
    shareholders--diluted.....................    $ 4,039       $(1,198)   $(258,388)        $(255,547)
                                                  =======       =======    =========         =========

Net income (loss) per share:
  Basic.......................................    $  0.02                                    $   (1.10)
  Diluted.....................................    $  0.02                                    $   (1.14)

Weighted average common and common equivalent shares:
  Basic.......................................    210,114                     14,108 (f)       224,222
  Diluted.....................................    230,877                     (6,655)(f)(g)    224,222

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1--PURCHASE PRICE ALLOCATION

    BroadVision estimates that the purchase price for the acquisition will be approximately $801.7 million, based on an estimated fair market value of BroadVision's common stock of $47.73 per share which was the average market price of BroadVision common stock for the five-day period before and after the date the merger was agreed to and announced, and the issuance of 14.210 million shares of BroadVision common stock in exchange for all shares of Interleaf common stock plus the fair market value of the 2.4 million BroadVision stock options issued in exchange for the outstanding Interleaf stock options.

    The acquired assets and liabilities of Interleaf are stated in the accompanying unaudited pro forma condensed consolidated financial statements at values representing a preliminary allocation of purchase price. BroadVision is currently in the process of obtaining valuations for the tangible and intangible assets of Interleaf. The effects resulting from any differences in the final allocation of the purchase price may differ significantly from the estimates used herein.

    Total purchase consideration and allocation of purchase price used in the preparation of these statements was computed as follows, (in thousands):

Purchase price:
Value of common stock and stock options issued..............  $782,716
Acquisition expenses........................................    16,600
Severance costs.............................................     2,400
                                                              --------
    Total purchase price....................................  $801,716

Allocation of purchase price:

Book value of assets acquired...............................  $ 17,952
In-process research & development...........................     8,600
Intangible assets...........................................   775,164
                                                              --------
    Total purchase price allocated..........................  $801,716

NOTE 2--PRO FORMA ADJUSTMENTS

    Certain pro forma adjustments have been made to the historical amounts in the unaudited pro forma condensed consolidated financial data:

    a.) Total costs associated with the merger are estimated to be approximately
       $16.6 million. Costs to be incurred by BroadVision and Interleaf in connection with the merger include investment banking, legal, accounting and other related fees, and have been reflected in the accompanying unaudited pro forma condensed consolidated balance sheet as a reduction to cash.

    b.) Reflects (i) the issuance of 14.210 million shares of BroadVision common stock in exchange for all shares of Interleaf common stock based upon an exchange ratio of 1.0395 of BroadVision common stock for each share of Interleaf common stock at an estimated fair value of $47.73 per share of BroadVision common stock and (ii) the fair market value of 2.4 million BroadVision stock options issued in exchange for the outstanding Interleaf stock options. Also reflects the elimination of Interleaf equity accounts.

    c.) Excess of purchase price consideration over fair market value of identifiable tangible and intangible assets, including $8.6 million related to acquired in-process research and

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--PRO FORMA ADJUSTMENTS (CONTINUED) development. Due to the nature of the non-recurring charge and the rules governing the pro forma financial information, the charge for acquired in-process research and development has been reflected as a reduction of stockholders' equity and is excluded from the unaudited pro forma condensed combined statement of operations.

    d.) Estimated severance costs that will be accrued at the acquisition date and paid over the following year.

    e.) Amortization of intangible assets on a straight-line basis over a three-year life.

    f.) Reflects the impact of common stock issued in the acquisition as if outstanding from the beginning of the period presented.

    g.) To eliminate the effect of stock options and other convertible securities that would be antidilutive to the combined company given the loss on a pro forma basis. Potentially dilutive securities eliminated totaled 20,763,000 and 28,341,000 in the year ended December 31, 1998 and nine months ended September 30, 1999, respectively.

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                               DISSENTERS' RIGHTS

    If the merger is consummated, dissenting stockholders of Interleaf will be entitled to have the "fair value" of their shares at the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to them provided they comply with the provisions of Sections 85 to 98, inclusive, of the Massachusetts Business Corporation Law, referred to as the MBCL. The rights to this determination and payment are commonly referred to as appraisal rights or dissenters' rights.

    The following is a brief summary of the provisions of the MBCL that set forth the procedures for dissenting from the merger and demanding statutory appraisal rights. This summary does not purport to be a complete statement of the provisions of Massachusetts law relating to the rights of stockholders of Interleaf to an appraisal of the value of their shares and is qualified in its entirety by reference to Sections 85 to 98 of the MBCL, the text of which is attached to this proxy statement/prospectus as Annex E.

    Stockholders of Interleaf electing to exercise their appraisal rights under the MBCL must file with Interleaf, before the vote to approve the merger agreement, a written objection to the merger stating that they intend to demand payment for their Interleaf common stock if the merger is consummated, and they must not vote for adoption of the merger agreement. If a stockholder returns a signed proxy card but does not specify a vote against approval of the merger agreement or a direction to abstain, the proxy will be voted for approval of the merger agreement and that stockholder will have waived any applicable appraisal rights.

    A demand for appraisal must be executed by or for the stockholder of record as that stockholder's name appears on the stock certificate. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the stock is owned of record by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners.

    A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the Clerk of Interleaf at 62 Fourth Avenue, Waltham, Massachusetts 02451. The written demand for appraisal should specify the stockholder's name and mailing address and that the stockholder is demanding appraisal of his or her or its shares.

    If the merger agreement is approved at the special meeting, then within 10 days after the consummation of the merger, Interleaf must provide written notice of the event to all stockholders who have complied with the dissenters' rights provisions of the MBCL and have not voted for approval of the merger agreement.

    Within 20 days after the date of mailing of the notice of consummation of the merger, any stockholder who has satisfied the statutory dissenters' rights requirements may deliver to Interleaf a written demand for payment for his or her shares. Within 30 days after expiration of that 20-day period, Interleaf may be obligated to pay to the stockholder the fair value of the stockholder's shares. If, during that 30-day period, Interleaf and any demanding stockholder fail to agree as to the value of the shares, either Interleaf or the stockholder may, within four months after the expiration of the 30-day period, file a bill in equity in Massachusetts Superior Court in Middlesex County demanding a determination of the fair value of the shares of the dissenting stockholders. If no bill is filed during the four-month period, the stockholder will have forfeited his or her appraisal rights.

    Upon the filing of any appraisal rights bill by a stockholder, service of a copy of the bill shall be made upon Interleaf which shall, within 20 days after such service, file in the office of the court in

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which the petition was filed, a duly verified list containing the names of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Interleaf. If the bill shall be filed by Interleaf, the bill shall name each person.

    If a bill for an appraisal is filed in a timely fashion, after a hearing on the bill, the court or an appointed special master will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by those stockholders, determining the fair value of these shares as of the date preceding the special meeting date, exclusive of any element of value arising from the consummation or expectation of consummation of the merger, together with a fair rate of interest to be paid from the special meeting date on the amount determined to be the fair value. The fair value may be more or less than the value of BroadVision common stock to be paid to other Interleaf stockholders in the merger. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances.

    Under the MBCL, the appraisal remedy is an exclusive remedy and a stockholder who does not perfect his or her appraisal rights through compliance with the MBCL will be bound by the terms of the merger agreement, unless the merger agreement is unlawful or fraudulent as to the stockholder. Any stockholder contemplating the exercise of the right to demand appraisal is urged to review carefully the text of Sections 85 to 98 of the MBCL attached to this proxy statement/prospectus as Annex E, particularly with respect to procedural steps required to perfect the right to appraisal. Appraisal rights may be lost if the procedural requirements of the MBCL are not followed exactly. Stockholders wishing to exercise their right to demand appraisal are urged to consult legal counsel.

    Stockholders considering seeking appraisal of their shares should have in mind that the fair value of their shares determined under the MBCL could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Any stockholder of Interleaf who has duly demanded appraisal in compliance with the MBCL will not, after the closing of the merger, be entitled to vote for any purpose the shares of Interleaf common stock subject to that demand or to receive payment of dividends or other distributions on those shares, except for dividends or distributions payable to stockholders of record at a date prior to the closing of the merger. Any stockholder of Interleaf who has demanded appraisal, but subsequently waives or forfeits appraisal rights, or who properly withdraws his or her objection to the corporate action, shall have the rights of a stockholder who did not demand appraisal of his or her shares.

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                    DESCRIPTION OF BROADVISION CAPITAL STOCK

GENERAL

    The following describes certain of the provisions of the certificate of incorporation and bylaws of BroadVision. BroadVision's certificate of incorporation and bylaws are included as exhibits to the registration statement of which this proxy statement/prospectus is a part. The authorized capital stock of BroadVision consists of 500,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

BROADVISION COMMON STOCK


    As of March 15, 2000, there were 248,023,322 shares of common stock outstanding held of record by 485 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of BroadVision, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding if the merger is consummated will be, fully paid and nonassessable.


BROADVISION PREFERRED STOCK

    Pursuant to the restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could impair the voting power and other rights of the holders of common stock. Preferred stock thus could be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. No series of preferred stock are designated, no shares of preferred stock are outstanding and BroadVision has no current plans to issue any of the preferred stock.

TRANSFER AGENT AND REGISTRAR

    American Securities Transfer & Trust, Inc. has been appointed as the transfer agent and registrar for the BroadVision common stock. Its telephone number in the United States is (800) 962-4284.

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
                 COMPARATIVE RIGHTS OF BROADVISION STOCKHOLDERS
                           AND INTERLEAF STOCKHOLDERS

    After the merger, Interleaf's stockholders will become stockholders of BroadVision and Interleaf stockholders' rights will cease to be defined and governed by the MBCL and instead will be defined and governed by the Delaware General Corporation Law, or DGCL. While the rights and privileges of stockholders of a Delaware corporation such as BroadVision are, in many instances, comparable to those of stockholders of a Massachusetts corporation such as Interleaf, there are differences. Rights of Interleaf's stockholders will no longer be defined and governed by Interleaf's restated articles of organization, as amended, and by-laws, as amended. Instead, each stockholder will become a new stockholder of BroadVision whose rights as a stockholder will be defined and governed by BroadVision's certificate of incorporation and bylaws. The following is a summary of the material differences between the rights of holders of Interleaf common stock and the rights of holders of BroadVision common stock at the date of this proxy statement/prospectus. These differences arise from differences between Delaware law and Massachusetts law and between the BroadVision certificate and the BroadVision bylaws, on the one hand, and the Interleaf articles and the Interleaf by-laws, on the other hand.

SIZE OF THE BOARD OF DIRECTORS

    Under the MBCL law, the number of directors shall be fixed by or determined in the manner provided in the by-laws. Enlargement in the number of directors of a corporation generally must be approved by holders of a majority of the outstanding shares entitled to vote on that matter, although a board of directors may fix the exact number of directors if authorized to do so by the by-laws. The DGCL permits a corporation's board of directors alone to change the authorized number or range of directors by amendment of the corporation's bylaws, unless otherwise prohibited by the corporation's certificate of incorporation, in which case a change in the number of directors may be made only upon approval of that change by the stockholders. In any case, no reduction in the authorized number of directors may have the effect of removing any director before that director's term of office expires. The ability of the board of directors to alter the board's size without stockholder approval enables a corporation to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available.

    Interleaf's by-laws provide for a board of directors of not less than three and not more than thirteen. The Interleaf board of directors currently consists of six members. The BroadVision board of directors currently consists of seven members. Directors are elected at each annual meeting of BroadVision stockholders. The number of directors of the BroadVision board is currently set at seven and may be fixed exclusively by one or more resolutions adopted by the BroadVision board of directors.

CUMULATIVE VOTING

    The MBCL does not provide for cumulative voting. Under the DGCL, cumulative voting is not mandatory, and a corporation's certificate of incorporation must provide for cumulative voting rights if stockholders are to be entitled to such rights. Neither Interleaf nor BroadVision has cumulative voting.

REMOVAL OF DIRECTORS

    Under the MBCL, any director or the entire board only may be removed for cause with the approval of a majority of the outstanding shares entitled to vote as to removal. The MBCL defines "cause" in this context to mean:

    - conviction of a felony;

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
    - declaration of unsound mind by order of court;

    - gross dereliction of duty;

    - commission of an act involving moral turpitude; or

    - commission of an act that constitutes intentional misconduct or knowing violation of the law if the act in either event results in both an improper substantial personal benefit and a material injury to the registered corporation.

Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in certain cases involving classified boards or where cumulative voting is permitted.

    Interleaf's articles require a vote of holders of 80% of the outstanding shares to remove directors with or without cause and provide that directors elected by a particular class of stockholders may be removed solely by a vote of the holders of a majority of shares of that class. These provisions are ineffective, however, to the extent they conflict with the applicable MBCL provision. The MBCL preempts this removal provision to the extent that it provides for the removal of directors only for cause by vote of holders of a majority of the outstanding shares entitled to vote on that matter. The BroadVision bylaws provide for removal of directors with or without cause.

FILLING NEW SEATS OR VACANCIES ON THE BOARD OF DIRECTORS

    Under the MBCL, any vacancy in the board of directors, however created, including a vacancy resulting from the enlargement of the board, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, unless otherwise provided in the corporation's articles of organization or by-laws, or if the articles of organization direct that a particular class is to fill that vacancy, in which case any other directors elected by that class, or a sole remaining director, shall fill that vacancy.

    Interleaf's by-laws provide that any vacancies may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The BroadVision certificate provides that new seats on the BroadVision board of directors or vacancies occurring for any cause may be filled by the affirmative vote of the majority of stockholders generally entitled to vote in the election of directors, or by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the authorized number of directors shall, unless the board determines by resolution that the position shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the board.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The MBCL permits indemnification of present and former directors and officers to the extent specified in or authorized by:

    - the articles of organization;

    - a by-law adopted by the stockholders;

    - a vote adopted by the holders of a majority of the shares of stock entitled to vote; or

    - in the case of officers who are not directors, the board of directors.

However, no indemnification shall be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation. The statute also provides that the absence of any express provision for indemnification shall not limit any right of indemnification existing independently of the statute. The MBCL provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of the duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends, unlawful stock repurchases or redemptions or unlawful loans to insiders; or

    - any transaction from which the director derived an improper personal benefit.

This statutory provision has no effect on any non-monetary remedies that may be available to the corporation or its stockholders, nor does it relieve the corporation or its officers or directors from compliance with federal or state securities laws.

    Delaware law requires indemnification whether an action has been successfully defended on the merits or otherwise. Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, independent legal counsel or a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter on the merits or otherwise.

    Under Delaware law, expenses incurred by an officer or director in defending an action may be paid in advance if that director or officer undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or of disinterested directors or otherwise.

    Under the DGCL, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, limit or eliminate directors' liability for monetary damages for breaches of their fiduciary duty of care. A director's liability cannot be limited or eliminated for:

    - breaches of the duty of loyalty;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or

    - transactions from which the director derived an improper personal benefit.

In addition, the limitation of liability provisions may not restrict a director's liability for violation of, or otherwise relieve the corporation or its directors from, the necessity of complying with federal or state securities laws or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

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
    Interleaf's by-laws provide that Interleaf shall, to the extent legally permissible, indemnify each former or present director or officer against all liabilities and expenses imposed upon or incurred by any of them in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, civil or criminal, in which he or she may be threatened or involved, by reason of his or her having been a director or officer. However, Interleaf may not provide any indemnification with respect to any matter as to which any director or officer shall be finally adjudicated in an action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in Interleaf's best interests. If any action of this kind is disposed of, on the merits or otherwise, without the disposition being adverse to the director or officer and without an adjudication that the person did not act in good faith in the reasonable belief that his or her action was in Interleaf's best interests, the director or officer is entitled to indemnification as a matter of right.

    In all other cases, indemnification shall be made as of right unless after investigation by:

    - a majority vote of a quorum of disinterested directors;

    - if a quorum of disinterested directors is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, written opinion of independent legal counsel, who may be Interleaf's regular counsel; or

    - a vote of the holders of a majority of outstanding stock entitled to vote, exclusive of stock owned by any interested directors or officers;

it shall be determined by clear and convincing evidence that the director or officer did not act in good faith and in a manner reasonably believed to be in or not opposed to Interleaf's best interest.

    Indemnification may include advancement of expenses of defending an action upon receipt of an undertaking by the person indemnified to repay these advances if it is ultimately determined that the person is not entitled to indemnification under the by-laws. Interleaf's by-laws also state that the right of indemnification provided in the by-laws is not exclusive of and does not affect any other rights to which any director or officer may be entitled under any agreement, statute, vote of stockholders or otherwise. Interleaf's obligation to indemnify under the by-laws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage. Interleaf has an insurance policy in place that provides coverage for its officers and directors for claims against them with respect to actions taken in their capacity as Interleaf's officers and directors.

    Interleaf has entered into an indemnification agreement with each of its officers and directors. Pursuant to these agreements, Interleaf has agreed, to the extent legally permissible, to indemnify those officers and directors against all losses, including without limitation judgments, fines, penalties and expenses, in which he or she may be involved by reason of his or her having been a director or officer or by reason of any action taken or not taken in his or her capacity as director or officer. However, no indemnification shall be provided with respect to any matter as to which that person shall not have acted in good faith in the reasonable belief that his or her action was in Interleaf's best interests. If any claim, action, suit or proceeding is disposed of, on the merits or otherwise, without the disposition being adverse to that person, without a plea of guilty or NOLO CONTENDRE and without an adjudication that the person did not act in good faith in the reasonable belief that his or her action was in Interleaf's best interests, the director or officer is entitled to indemnification as a matter of right.

    In all other cases, indemnification shall be made upon a determination that the person's conduct was in good faith and in the reasonable belief that his action was in Interleaf's best interests by:

    - a quorum of disinterested directors;

    - independent legal counsel, who may be Interleaf's regular counsel; or

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    - the holders of a majority of outstanding stock entitled to vote (exclusive of stock owned by interested directors or officers).

    Under the indemnification agreement, expenses may be advanced by Interleaf prior to any final disposition of any action upon receipt of an undertaking by the indemnified person to repay the advances if it is ultimately determined that the person is not entitled to indemnification under the agreement. Each agreement provides that the right of indemnification provided in the agreement is in addition to any rights to which the officer or director may be entitled by other agreements or as a matter of law and shall inure to the benefit of the heirs, executors and administrators of the indemnified person. The rights of indemnification provided in each of the agreements are also in addition to any rights under any insurance policy in effect, provided that to the extent any claim is covered by any insurance policy, Interleaf will provide coverage after the full coverage of the insurance policy is exhausted or otherwise unavailable.

    Interleaf's articles limit the liability of Interleaf's directors to the fullest extent permitted by law. Interleaf's articles also provide that, to the fullest extent permitted by the MBCL, Interleaf's directors shall not be personally liable to Interleaf or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing liability.

    The BroadVision bylaws contain provisions indemnifying BroadVision's directors to the fullest extent permitted by Delaware law, subject to certain limitations. BroadVision has entered into indemnification agreements with each of its directors. The indemnification agreements provide the directors with further indemnification to the maximum extent permitted under Delaware law. BroadVision also has obtained directors' and officers' insurance to insure its directors and officers against certain liabilities, including liabilities under the securities laws. The BroadVision certificate eliminates the liability of directors to BroadVision or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as the law exists currently and as it may be amended in the future.

INTERESTED DIRECTOR TRANSACTIONS

    Under Delaware law, certain contracts or transactions between the corporation and one or more of its directors or officers, or between a Delaware corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, is not void or voidable solely for that reason or solely because the interested director or officer was present at or participates in the board or board committee meeting that authorizes the contract or transaction, or solely because the director's or officer's votes are counted for that purpose, if:

    - the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or

    - the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote on the contract or transaction, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

    - the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a board committee or the stockholders.

    Massachusetts has no comparable statutory provisions to these Delaware provisions. Interleaf's articles and by-laws do not address this issue.

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LOANS TO OFFICERS AND EMPLOYEES

    The MBCL permits a corporation to make loans to its officers, employees and directors if the directors or stockholders have determined that the loan may reasonably be expected to benefit the corporation. Under the DGCL, a corporation may make loans to or guaranty the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when the loan, guaranty or assistance, in the judgment of the directors, may reasonably be expected to benefit the corporation.

STOCKHOLDER DERIVATIVE SUITS

    Under both the MBCL and the DGCL, a stockholder may bring a derivative action on behalf of a corporation only if the stockholder owned stock in the corporation at the time of transaction in question or his or her stock was acquired thereafter by operation of law.

ELIMINATION OF ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

    Under both the MBCL and the DGCL, stockholders may execute an action by written consent in lieu of a stockholder meeting. In Massachusetts, no action may be taken unless the consent is unanimous. Massachusetts law does not permit a corporation to eliminate the ability of stockholders to take action by written consent. Interleaf's by-laws permit stockholder action by unanimous written consent of the holders of the outstanding shares entitled to vote. The DGCL does not require unanimous written consent in order for an action to be taken by stockholders without a meeting. The DGCL permits a corporation to eliminate the ability of stockholders to take action by written consent. BroadVision's certificate does not permit stockholder actions by written consent.

    Elimination of the ability of stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. In addition, the elimination of stockholder actions by written consent could deter hostile takeover attempts. A holder or group of holders controlling a majority voting interest of BroadVision's common stock would be unable to amend the BroadVision certificate or bylaws or remove directors pursuant to a stockholder action by written consent and instead would have to call a stockholders' meeting and observe the notice periods determined by the BroadVision board pursuant to the BroadVision bylaws prior to attempting to obtain approval of any action.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    Under the Interleaf by-laws, a special meeting of stockholders may be called by the president, by the board of directors or upon written application of one or more stockholders who or which are entitled to vote and hold at least 10% of the stock entitled to vote at the meeting.

    Pursuant to the DGCL, special meetings of stockholders may be called by a corporation's board of directors or any person or persons authorized by the corporation's certificate of incorporation or bylaws. BroadVision's bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the chief executive officer, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or the holders of shares entitled to cast not less than 10% of the votes at the meeting. The BroadVision bylaws further provide that only business specified in the notice of that meeting shall be conducted at a special meeting of stockholders.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

    Massachusetts law restricts certain business combination transactions involving interested stockholders for a period of three years following the date that the stockholder became an interested stockholder. An interested stockholder is defined as any person or entity that:

    - is the beneficial owner of at least 5% of a corporation's outstanding voting stock;

    - is an affiliate or associate of the corporation and was the owner of 5% or more of the outstanding voting stock of the corporation at any time in the past three years; or

    - is an affiliate of any beneficial owner or affiliate or associate that is an interested stockholder.

This provision applies to all corporations except those that have expressly elected to not be governed by it. Because Interleaf has not made this election, the interested stockholder provision applies to Interleaf.

    Under Section 203 of DGCL, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. Under Section 203, certain business combinations with a majority stockholder require the delivery of a fairness opinion.

    Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that the person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group that owns 15% or more of the corporation's outstanding voting stock, including both rights to acquire stock under an option, warrant, agreement, arrangement or understanding or upon the exercise of conversion or exchange rights and stock with respect to which the person or group has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

    For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the total market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of stock of the corporation or that subsidiary; or receipt by the interested stockholder of the benefit, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    - before the stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

    - the interested stockholder owns 85% of the corporation's voting stock upon completion of the transaction that made him or her an interested stockholder, excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

    - after the person becomes an interested stockholder, the board approves the business combination, and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

    Section 203 only applies to Delaware corporations that, like BroadVision, have a class of voting stock listed on a national securities exchange, quoted on an interdealer quotation system such as the Nasdaq National Market or held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 in its original certificate of incorporation or by certain amendments to its certificate of incorporation or bylaws. BroadVision has not made this election, and therefore, Section 203 applies to BroadVision.

    Section 203 has been challenged in lawsuits arising out of takeover disputes, and it is not clear whether and to what extent its constitutionality ultimately will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. BroadVision believes that so long as the constitutionality of Section 203 is upheld, Section 203 will encourage any potential acquirer to negotiate with the BroadVision board. Section 203 also has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for BroadVision in which all stockholders would not be treated equally. Interleaf shareholders should note that the application of Section 203 to BroadVision will confer upon the BroadVision board the power to reject a proposed business combination even though a potential acquirer offered a substantial premium for BroadVision's shares over the then-current market price, assuming the stock is then publicly traded. Section 203 also may discourage certain potential acquirers unwilling to comply with its provisions.

    Interleaf's articles contain a "fair price provision" that restricts some business combinations involving an interested stockholder, defined to include a person or entity that is the beneficial owner of at least 10% of the outstanding voting stock of Interleaf or that had been such an owner at any time during the past two years, or an affiliate of that person or entity. The "fair price provision" dictates a minimum price, specific form of consideration and procedural requirements for certain business combinations involving interested stockholders. If the fair price requirements are not met, the affirmative vote of holders of 80% of the outstanding shares entitled to vote is required to approve the business combination. The "fair price provision" applies only to business combinations involving 10% stockholders.

SHARE RESTRICTED FROM VOTING

    Massachusetts law also provides that any person who acquires 20% or more of the outstanding voting stock of a corporation may not vote his or her stock unless the stockholders of the corporation authorize the person to do so at an annual or special meeting of stockholders. This provision applies to all corporations except those that have expressly elected to not be governed by the chapter. Because Interleaf has not made this election, this provision applies to Interleaf.

SALE OF ASSETS AND MERGERS

    The MBCL generally provides that a vote of holders of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize a sale, lease or exchange of all or substantially all of a corporation's property and assets or a merger of the corporation with or into any other corporation, unless the articles of organization require a lesser amount. The MBCL does not require a stockholder vote of the surviving corporation in a merger if:

    - the agreement of merger does not change the name, the amount of shares authorized of any class of stock or other provisions of the articles of organization of the corporation;

    - the authorized unissued shares or shares held in the treasury of the corporation of any class of stock of the corporation to be issued or delivered pursuant to the agreement of merger do not exceed 15% of the shares of the corporation of the same class outstanding immediately prior to the effective date of the merger; and

    - the issuance by vote of the directors pursuant to the agreement of merger is authorized by the by-laws or a vote of the stockholders.

    Delaware law generally requires that a majority of the outstanding shares of each of the acquiring and target corporations that are constituent corporations in a statutory merger approve the merger. Delaware law does not require a stockholder vote of the surviving corporation in a merger if:

    - the merger agreement does not amend the existing certificate of incorporation;

    - each share of the surviving corporation outstanding before the merger is an identical outstanding share after the merger; and

    - the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately before the merger.

Delaware law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

Interleaf's articles require the affirmative vote of holders of a majority of the shares outstanding and entitled to vote on the question to approve a merger or sale of all or substantially all of Interleaf's assets.

APPRAISAL RIGHTS

    Under the MBCL, a properly dissenting stockholder is entitled to receive the appraised value of his or her shares when the corporation votes to:

    - sell, lease or exchange all or substantially all of its property and assets;

    - adopt an amendment to its articles of organization which adversely affects the rights of the stockholder; or

    - merge or consolidate with another corporation.

See "Dissenters' Rights."

    Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, dissenters' rights are not available:

    - with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

    - with respect to a merger or consolidation by a corporation whose shares either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the stockholders receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

    - to stockholders of a corporation surviving a merger if, among other conditions, no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

    THIS SUMMARY OF THE MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF MASSACHUSETTS AND DELAWARE, THE INTERLEAF ARTICLES, THE BROADVISION CERTIFICATE, THE INTERLEAF BY-LAWS AND THE BROADVISION BYLAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF MASSACHUSETTS AS OPPOSED TO DELAWARE CORPORATIONS AND STOCKHOLDERS OF INTERLEAF AND STOCKHOLDERS OF BROADVISION IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO MASSACHUSETTS LAW, TO DELAWARE LAW, THE INTERLEAF ARTICLES, THE BROADVISION CERTIFICATE, THE INTERLEAF BY-LAWS AND THE BROADVISION BYLAWS. THE LAWS OF MASSACHUSETTS AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF ORGANIZATION FOR MASSACHUSETTS CORPORATIONS, CERTIFICATE OF INCORPORATION FOR DELAWARE CORPORATIONS, BY-LAWS OR BYLAWS OF THE CORPORATION.

                            INDEPENDENT ACCOUNTANTS

    It is expected that representatives of PricewaterhouseCoopers LLP will be present at the special meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

    The validity of the BroadVision common stock to be issued in the merger has been passed upon for BroadVision by Cooley Godward LLP. Certain tax consequences of the merger have been passed upon for BroadVision by Cooley Godward LLP and for Interleaf by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

    The consolidated balance sheets of BroadVision and subsidiaries as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Interleaf as of and for the year ended
March 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The consolidated financial statements of Interleaf, Inc. at March 31, 1998 and for each of the two years in the period then ended, incorporated by reference in, and made a part of, this proxy statement/ prospectus and registration statement on Form S-4, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS


    Interleaf's 2000 Annual Meeting of Stockholders will be held only if the merger is not completed. If the merger is not completed, under the rules and regulations of the Securities and Exchange Commission, stockholder proposals intended to be presented at Interleaf's 2000 Annual Meeting of Stockholders and included in Interleaf's proxy statement and form of proxy must be received by Interleaf at its principal executive offices no later than March 30, 2000 to be considered for inclusion in Interleaf's proxy statement and proxy cards for that meeting.



    Under Interleaf's by-laws, other stockholder proposals intended to be submitted for a formal vote at Interleaf's 2000 Annual Meeting of Stockholders may be made only by a stockholder of record who has given notice of the proposal to the Clerk of Interleaf at its principal executive offices no later than June 28, 2000. The notice must contain certain information as specified in the by-laws. Such proposals received after June 28, 2000 will not be considered "timely" under the federal proxy rules for the purposes of determining whether the company may use discretionary authority to vote on any such proposals. A copy of the full text of the by-law provisions discussed above may be obtained by writing to the Clerk of Interleaf.


    All notices of proposals by stockholders, whether or not included in Interleaf's proxy materials, should be sent to Interleaf, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Clerk.

                      WHERE YOU CAN FIND MORE INFORMATION

    BroadVision and Interleaf each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. BroadVision's and Interleaf's public filings also are available to the public from commercial document retrieval services and at the Internet Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning BroadVision and Interleaf also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

    BroadVision has filed a Form S-4 registration statement to register with the Securities and Exchange Commission the offering and sale of the shares of BroadVision common stock to be issued to Interleaf stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of BroadVision and a proxy statement of Interleaf for the special meeting.

    As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

    The Securities and Exchange Commission allows BroadVision and Interleaf to incorporate information into this proxy statement/prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This proxy statement/prospectus incorporates by reference the documents set forth below that BroadVision and Interleaf have previously filed with the Securities and Exchange Commission. These documents contain important information about the companies and their respective financial conditions. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

BROADVISION FILINGS (FILE NO. 0-28252):

    - Annual Report on Form 10-K for fiscal year ended December 31, 1998, filed on March 30, 1999;

    - Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1999, filed on May 17, 1999;

    - Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1999, filed on August 16, 1999;

    - Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1999, filed on November 15, 1999;

    - Proxy Statement for BroadVision's 1999 Annual Meeting;

    - Proxy Statement for BroadVision's 1999 Special Meeting;

    - Current Report on Form 8-K filed on December 27, 1999;

    - Current Report on Form 8-K filed on January 31, 2000;

    - Current Report on Form 8-K filed on March 1, 2000; and

    - The description of the BroadVision common stock set forth in BroadVision's Registration Statement on Form 8-A.

INTERLEAF FILINGS (FILE NO. 0-14713):

    - Annual Report on Form 10-K for fiscal year ended March 31, 1999, filed on June 29, 1999;

    - Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1999, filed on August 16, 1999;

    - Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1999, filed on November 15, 1999;

    - Quarterly Report on Form 10-Q for fiscal quarter ended December 31, 1999, filed on February 14, 2000;

    - Proxy Statement for Interleaf's 1999 Annual Meeting;

    - Current Report on Form 8-K filed on August 17, 1999;

    - Current Report on Form 8-K filed on February 1, 2000; and

    - The description of the Interleaf common stock set forth in Interleaf's Registration Statement on Form 8-A.

    BroadVision and Interleaf each hereby incorporate by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Interleaf special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    BroadVision has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BroadVision or Infiniti Acquisition Sub, and Interleaf has supplied all information relating to Interleaf.

    If you are a stockholder, you may have received some of the documents incorporated by reference. You also may obtain any of these documents from the appropriate company or the Securities and Exchange Commission or the Securities and Exchange Commission's Internet Web site described above. Stockholders may obtain, without charge, documents incorporated by reference in this proxy statement/ prospectus, except exhibits, unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus. Requests for these documents should be made in writing or by telephone from the appropriate company at the following addresses:

                               BROADVISION, INC.
                                  585 Broadway
                         Redwood City, California 94603
                         Attention: Investor Relations
                              Tel: (650) 261-5100

                                INTERLEAF, INC.
                                62 Fourth Avenue
                          Waltham, Massachusetts 02451
                         Attention: Investor Relations
                              Tel: (781) 290-0710


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MARCH 31, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 17, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF BROADVISION COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


    BroadVision Systems, the BroadVision Systems logos and all other BroadVision product and service names are registered trademarks or trademarks of BroadVision, Inc. in the USA and in other select countries. Interleaf-Registered Trademark-, BladeRunner-TM-, QuickSilver-TM-, e-content-TM-, BR Web-TM-, X-WAP-TM- and Information Manager-TM- are registered trademarks or trademarks of Interleaf, Inc. in the USA and in other select countries. Microsoft-Registered Trademark- Word-TM- is a trademark of Microsoft Corporation. "-Registered Trademark-" and "-TM-" indicate United States registration and United States trademark, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     AMONG:
                               BROADVISION, INC.,
                            a Delaware corporation;
                        INFINITI ACQUISITION SUB, INC.,
                        a Massachusetts corporation; and
                                INTERLEAF, INC.,
                          a Massachusetts corporation

                       ---------------------------------

                          Dated as of January 26, 2000

                       ---------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
SECTION 1. DESCRIPTION OF TRANSACTION...............................................     A-1
  1.1                   Merger of Merger Sub into the Company.......................     A-1
  1.2                   Effect of the Merger........................................     A-1
  1.3                   Closing; Effective Time.....................................     A-1
                        Articles of Organization and Bylaws; Directors and
  1.4                   Officers....................................................     A-2
  1.5                   Conversion of Shares........................................     A-2
  1.6                   Closing of the Company's Transfer Books.....................     A-3
  1.7                   Exchange of Certificates....................................     A-3
  1.8                   Dissenting Shares...........................................     A-4
  1.9                   Tax Consequences............................................     A-5
  1.10                  Further Action..............................................     A-5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................     A-5
  2.1                   Due Organization; Subsidiaries; Etc.........................     A-5
  2.2                   Articles of Organization and Bylaws.........................     A-6
  2.3                   Capitalization, Etc.........................................     A-6
  2.4                   SEC Filings; Financial Statements...........................     A-7
  2.5                   Absence of Changes..........................................     A-7
  2.6                   Title to Assets.............................................     A-9
  2.7                   Receivables; Customers......................................     A-9
  2.8                   Real Property; Equipment; Leasehold.........................     A-9
  2.9                   Proprietary Assets..........................................     A-9
  2.10                  Contracts...................................................    A-11
  2.11                  Sale of Products; Performance of Services...................    A-13
  2.12                  Liabilities.................................................    A-13
  2.13                  Compliance with Legal Requirements..........................    A-13
  2.14                  Certain Business Practices..................................    A-13
  2.15                  Governmental Authorizations.................................    A-13
  2.16                  Tax Matters.................................................    A-13
  2.17                  Employee and Labor Matters; Benefit Plans...................    A-14
  2.18                  Environmental Matters.......................................    A-16
  2.19                  Insurance...................................................    A-17
  2.20                  Transactions with Affiliates................................    A-17
  2.21                  Legal Proceedings; Orders...................................    A-17
                        Authority; Inapplicability of Anti-takeover Statutes;
  2.22                  Binding Nature of Agreement.................................    A-18
                        Inapplicability of Section 2115(b) of California
  2.23                  Corporations Code...........................................    A-18
  2.24                  Vote Required...............................................    A-18
  2.25                  Non-Contravention; Consents.................................    A-18
  2.26                  Fairness Opinion............................................    A-19
  2.27                  Financial Advisor...........................................    A-19
  2.28                  Disclosure..................................................    A-19

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT
            AND MERGER SUB..........................................................    A-19
  3.1                   Due Organization; Subsidiaries..............................    A-19
  3.2                   Capitalization..............................................    A-20
  3.3                   SEC Filings; Financial Statements...........................    A-20
  3.4                   Absence of Changes..........................................    A-20
  3.5                   Liabilities.................................................    A-20

                                                                                        PAGE
                                                                                      --------
  3.6                   Compliance with Legal Requirements..........................    A-20
  3.7                   Tax Matters.................................................    A-21
  3.8                   Environmental Matters.......................................    A-21
  3.9                   Legal Proceedings...........................................    A-21
  3.10                  Authority; Binding Nature of Agreement......................    A-22
  3.11                  No Vote Required............................................    A-22
  3.12                  Non-Contravention; Consents.................................    A-22
  3.13                  Valid Issuance..............................................    A-22
  3.14                  Financial Advisor...........................................    A-22
  3.15                  Disclosure..................................................    A-22

SECTION 4. CERTAIN COVENANTS OF THE PARTIES.........................................    A-23
  4.1                   Access and Investigation....................................    A-23
  4.2                   Operation of the Company's Business.........................    A-23
  4.3                   No Solicitation.............................................    A-25
  4.4                   Operation of Parent's Business..............................    A-27

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES......................................    A-28
  5.1                   Registration Statement; Prospectus/Proxy Statement..........    A-28
  5.2                   Company Stockholders' Meeting...............................    A-28
  5.3                   Regulatory Approvals........................................    A-29
  5.4                   Stock Options...............................................    A-29
  5.5                   Employee Benefits...........................................    A-30
  5.6                   Indemnification of Officers and Directors...................    A-31
  5.7                   Additional Agreements.......................................    A-32
  5.8                   Disclosure..................................................    A-32
  5.9                   Tax Matters.................................................    A-33
  5.10                  Listing and Frankfurt Stock Exchange........................    A-33
  5.11                  Resignation of Officers and Directors.......................    A-33

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
            AND MERGER SUB..........................................................    A-33
  6.1                   Accuracy of Representations.................................    A-33
  6.2                   Performance of Covenants....................................    A-33
  6.3                   Effectiveness of Registration Statement.....................    A-33
  6.4                   Stockholder Approval........................................    A-33
  6.5                   Consents....................................................    A-33
  6.6                   Agreements and Documents....................................    A-34
  6.7                   Employees...................................................    A-34
  6.8                   No Material Adverse Effect..................................    A-34
  6.9                   HSR Act.....................................................    A-34
  6.10                  Frankfurt Stock Exchange....................................    A-34
  6.11                  Listing.....................................................    A-34
  6.12                  No Restraints...............................................    A-34
  6.13                  No Governmental Litigation..................................    A-34

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY........................    A-35
  7.1                   Accuracy of Representations.................................    A-35
  7.2                   Performance of Covenants....................................    A-35
  7.3                   Effectiveness of Registration Statement.....................    A-35
  7.4                   Stockholder Approval........................................    A-35
  7.5                   Documents...................................................    A-35
  7.6                   No Material Adverse Effect..................................    A-35

                                                                                        PAGE
                                                                                      --------
  7.7                   HSR Act.....................................................    A-35
  7.8                   Listing.....................................................    A-36
  7.9                   No Restraints...............................................    A-36
  8.1                   Termination.................................................    A-36
  8.2                   Effect of Termination.......................................    A-37
  8.3                   Expenses; Termination Fees..................................    A-37

SECTION 9. MISCELLANEOUS PROVISIONS.................................................    A-38
  9.1                   Amendment...................................................    A-38
  9.2                   Waiver......................................................    A-38
  9.3                   No Survival of Representations and Warranties...............    A-38
  9.4                   Entire Agreement; Counterparts..............................    A-38
  9.5                   Applicable Law; Jurisdiction................................    A-39
  9.6                   Attorneys' Fees.............................................    A-39
  9.7                   Assignability...............................................    A-39
  9.8                   Notices.....................................................    A-39
  9.9                   Cooperation.................................................    A-40
  9.10                  Construction................................................    A-40

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of January 26, 2000, by and among: BROADVISION, INC., a Delaware corporation ("Parent"); INFINITI ACQUISITION SUB, INC., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and INTERLEAF, INC., a Massachusetts corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Massachusetts Business Corporation Law (the "MBCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is anticipated that the Merger be accounted for as a purchase.

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

    D. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option, exercisable under the circumstances specified therein, to purchase shares of Company Common Stock.

                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

    SECTION 1.  DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCL.

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, an articles of merger (the "Articles of Merger") satisfying the applicable requirements of the MBCL shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following the Closing, delivered to the Secretary of State of the Commonwealth of Massachusetts for filing. The Merger shall become effective upon the latest of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, or (b) such other date and time as may be specified in the Articles of Merger with the consent of Parent (the "Effective Time").

    1.4 ARTICLES OF ORGANIZATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

        (a) the Articles of Organization of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

        (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

        (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

    1.5  CONVERSION OF SHARES.

        (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

           (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

           (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock then outstanding shall be converted into the right to receive 0.3465 of a share of Parent Common Stock;

           (iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

           (v) (x) the Finpiave Warrant (as defined in Section 2.3(b)), to the extent outstanding immediately prior to the Effective Time, shall be converted into the right to receive, upon the exercise thereof, the number of shares of Parent Common Stock that the holder thereof would have received had such holder exercised the Finpiave Warrant immediately prior to the Effective Time and the shares of Company Common Stock that would have been held by such holder upon such exercise were converted into Parent Common Stock pursuant to this Section 1.5; and (y) each of the Series D Warrants (as defined in Section 2.3(b)), to the extent outstanding immediately prior to the Effective Time, shall be converted into the right to receive, upon the exercise thereof, the number of shares of Parent Common Stock that the holder thereof would have received had such holder exercised such Series D Warrant and elected to convert the shares of Series D (as defined in Section 2.3(b)) issuable upon such exercise, in each case, immediately prior to the Effective Time, and the shares of Company Common Stock that would have been held by such holder upon such exercise and conversion were converted into Parent Common Stock pursuant to this Section 1.5.

The fraction of a share of Parent Common Stock specified in clause "(iii)" of the preceding sentence (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the "Exchange Ratio."

        (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

        (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then, unless the terms governing such Company Common Stock provide that such restriction, repurchase right or risk of forfeiture will be automatically waived in connection with the transactions contemplated by this Agreement, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

        (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

    1.6  CLOSING OF THE COMPANY'S TRANSFER BOOKS.  At the Effective Time:
(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES.

        (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

        (b) As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.

    Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent,
    (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

        (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

        (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the first anniversary of the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

        (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

    1.8  DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights for such shares in accordance with the MBCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.5, but the holder thereof shall only be entitled to such rights as are granted by the MBCL.

        (b) Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under the MBCL shall effectively withdraw the request for appraisal or lose the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares, without interest thereon, upon surrender of the Company Stock Certificates representing such shares.

        (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the MBCL and received by Company, which relate to any such demand for appraisal and
    (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the MBCL. Company shall not, except with the prior written consent of Parent or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

    1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

    SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Documents (as defined in Section 2.4) or the Company Disclosure Schedule:

    2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

        (a) Part 2.1(a)(i) of the Company Disclosure Schedule sets forth all of the Company's Subsidiaries. Neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

        (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing (in jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

        (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification.

    2.2 ARTICLES OF ORGANIZATION AND BYLAWS. The Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent accurate and complete copies of the articles of organization, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

    2.3  CAPITALIZATION, ETC.

        (a) The authorized capital stock of the Company consists of:
    (i) 50,000,000 shares of Company Common Stock, of which 13,510,416 shares were issued and are outstanding as of January 24, 2000; and (ii) 5,000,000 shares of Preferred Stock, $0.10 par value per share, of which no shares are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right granted by the Company. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

        (b) As of the date of this Agreement: (i) 1,717,387 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1993 Stock Option Plan; (ii) 96,917 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1993 Director Stock Option Plan;
    (iii) 299,682 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1994 Employee Stock Option Plan; (iv) 241,667 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1997 Key Man Stock Option Plan and Agreement; (v) 75,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1998 Key Man Stock Option Plan and Agreement; (vi) 666,667 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1998 Employee Stock Purchase Plan (the "ESPP"); and (vii) 66,667 shares of Company Common Stock are subject to issuance pursuant to a warrant issued to Finpiave, S.p.A. at an exercise price of $0.01 per share (the "Finpiave Warrant") and 763 shares of 6% Convertible Preferred Stock of the Company (the "Series D") are subject to issuance pursuant to three warrants issued to certain principals of Cappello Capital Corporation or their immediate family members at an exercise price of $1,000 per share (the "Series D Warrants"). (Stock options granted by the Company (whether pursuant to the Company's stock option plans or otherwise) are referred to in this Agreement as "Company Options.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent accurate and complete copies of all stock option plans pursuant to which the Company has outstanding stock options, and the forms of all stock option agreements evidencing such outstanding options. The Company has delivered to Parent accurate and complete copies of the Company Warrants.

        (c) Except as set forth in Section 2.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

        (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with
    (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (e) All of the outstanding shares of capital stock of each of the Company's Subsidiaries (other than nominee shares of certain foreign Subsidiaries of the Company held on behalf of the Company) have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

    2.4  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since March 31, 1998, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since March 31, 1998 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
    (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

    2.5  ABSENCE OF CHANGES.  Between September 30, 1999 and the date of this
Agreement:

        (a) there has not been any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to result in any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole;

        (b) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than dividends, distributions, repurchases, redemptions or other acquisitions between Parent and/or any of its wholly owned Subsidiaries;

        (c) the Company has not amended or waived any of its rights under, or, except in accordance with their existing terms, permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

        (d) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and, except as permitted pursuant to Section 4.3, none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (e) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between September 30, 1999 and the date of this Agreement, exceeds $1,250,000 in the aggregate;

        (f) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

        (g) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

        (h) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for (i) pledges of immaterial assets made in the ordinary course of business and consistent with past practices or (ii) any lien for Taxes not yet due and payable;

        (i) none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

        (j) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

        (k) none of the Acquired Corporations has made any material Tax election not required to be made by any applicable Legal Requirement;

        (l) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

        (m) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; and

        (n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(m)" above.

    2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for Taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (iii) liens described in the Company Disclosure Schedule.

    2.7 RECEIVABLES; CUSTOMERS. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1999 and have not yet been collected) (a) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (b) are current and, to the Company's knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $966,000 in the aggregate). The Company has not received any written notice or other written (including electronic) communication, and has not received any other information, indicating that any customer or other Person accounting for more than 10% of the gross revenues received by the Acquired Corporations from the sale of the Company's BladeRunner and QuickSilver products since the launch of such products may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

    2.8 REAL PROPERTY; EQUIPMENT; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

    2.9  PROPRIETARY ASSETS.

        (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 per quarter with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public or that was at the time the license was entered into available on substantially similar terms to companies that are similarly situated), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets owned by the Acquired Corporations, free and clear of all Encumbrances, except for
    (i) any lien for Taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets required to be identified in Part 2.9(a)(iii) of the Company Disclosure Schedule subject to the terms of any applicable Contracts. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. There is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset, other than Acquired Corporation Contracts for the distribution of products of the Acquired Corporations by distributors, resellers and channel partners.

        (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Invention and Nondisclosure Agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to one of the two forms of Contractor Agreements previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

        (c) To the knowledge of the Company: (i) all patents, trademark registrations currently used in the business of the Acquired Corporations, service mark registrations currently used in the business of the Acquired Corporations and copyright registrations held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any rights in any Proprietary Asset owned or used by any other Person;
    (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is materially infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person materially infringes or conflicts with, any Acquired Corporation Proprietary Asset.

        (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (e) None of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code. Part 2.10(a)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code.

        (f) To the knowledge of the Company, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is currently used by any of the Acquired Corporations and material for their internal business operations is Year 2000 Compliant. To the knowledge of the Company, each computer program and other item of software that is currently generally offered for sale or otherwise made available to any Person by any of the Acquired Corporations is Year 2000 Compliant. For purposes of this Section 2.9, a computer, computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if it meets the definition of "Year 2000 Compliant" set forth as of the date of this Agreement on the Company's web page under the heading "Year 2000 Statement."

        (g) Except with respect to demonstration or trial copies and except for security routines intended to restrict the end-user to use within the scope of such end-user's license, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed by or on behalf of any Acquired Corporation to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    2.10  CONTRACTS.

        (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

           (i) any Contract (A) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former officer or director, or (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

           (ii) any Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license which is or was at the time the license was entered into generally available to the public or that is or was at the time the license was entered into available on substantially similar terms to companies that are similarly situated, or (2) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis), or (B) of the type required to be set forth in Part 2.9 of the Company Disclosure Schedule;

          (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

           (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person,
       (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person or
       (D) to perform services for any other Person;

           (v) any Contract relating to any currency hedging;

           (vi) any Contract to which any Governmental Body is a party;

          (vii) any other Contract, the breach of which by any Acquired Corporation could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

The Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

        (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
    (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (c) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract that constitutes a Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract that constitutes a Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to,
    (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract that constitutes a Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract that constitutes a Material Contract,
    (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract that constitutes a Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract that constitutes a Material Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract that constitutes a Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1999, none of the Acquired Corporations has received any written notice or other written (including electronic) communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract that constitutes a Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    2.11 SALE OF PRODUCTS; PERFORMANCE OF SERVICES. Since September 30, 1999, no customer or other Person has asserted or threatened in writing (including an electronic communication) to assert any claim against any of the Acquired Corporations (a) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (b) based upon any services performed by any of the Acquired Corporations.

    2.12 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the Unaudited Interim Balance Sheet or the notes thereto; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since September 30, 1999 in the ordinary course of business and consistent with past practices; (c) liabilities arising out of this Agreement and the transactions contemplated herein; or
(d) liabilities described in Part 2.12 of the Company Disclosure Schedule.

    2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since January 1, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1999, none of the Acquired Corporations has received any written notice or other written (including electronic) communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.14 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations, and (to the knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(c) made any other unlawful payment.

    2.15  GOVERNMENTAL AUTHORIZATIONS.

        (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 1998 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1999, none of the Acquired Corporations has received any written notice or other written (including electronic) communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

        (b) No grant, incentive or subsidy has been provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise.

    2.16  TAX MATTERS.

        (a) Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (b) The Unaudited Interim Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves in accordance with generally accepted accounting principles for the payment of all Taxes for the period from September 30, 1999 through the Closing Date.

        (c) No Acquired Corporation Return is currently under examination or audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person) that is still in effect, and no such extension or waiver has been requested from any Acquired Corporation that is still in effect.

        (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which reserves in accordance with generally accepted accounting principles for payment have been established on the Unaudited Interim Balance Sheet). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (e) The Company has delivered to Parent all documents relevant to all agreements, Plans, arrangements or other Contracts covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state Tax laws). With respect to the documents provided pursuant to the preceding sentence, the Company has provided to Parent the following information: (i) the name of each person who the Company expects to be a "disqualified individual" within the meaning of Section 280G(c) of the Code; and (ii) the "base amount" within the meaning of Section 280G(b)(3) of the Code for each such individual.

        (f) None of the Acquired Corporations is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

    2.17  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

        (a) Part 2.17(a) of the Company Disclosure Schedule identifies each bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the

    "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations. None of the Acquired Corporations is obligated to make any severance, termination or similar payment to any current or former employee or director in excess of six months of such employee's or director's salary.

        (b) None of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of any of the Acquired Corporations (a "Pension Plan").

        (c) With respect to each Plan, the Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; and (v) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

        (d) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section
    4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Plans identified in the Company Disclosure
    Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or subject to Title IV of ERISA. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

        (e) None of the Acquired Corporations has any binding commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

        (f) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

        (g) Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. Part 2.17(g) of the Company Disclosure Schedule lists (i) the former employees of the Acquired Corporations who, as of the date of this Agreement, have elected continuation coverage under Section 4980B of the Code with respect to themselves or their dependents and (ii) the qualified beneficiaries (within the meaning of Section 4980B(g)(1) of the Code) under the Plans who, as of the date of this Agreement, have elected continuation coverage under Section 4980B of the Code.

        (h) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect such determination.

        (i) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(i) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

        (j) Part 2.17(j) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. To the extent permitted by Legal Requirements, all employees of the Acquired Corporations are "at will" employees.

        (k) Part 2.17(k) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave.

        (l) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

        (m) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any knowledge of any facts indicating that
    (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employeed.

        (n) With respect to any Plan maintained for employees of the Acquired Corporations who are based outside of the United States (each a "Foreign Plan"), if applicable: (i) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any unfunded Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for all accrued benefit obligations under each such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions or the accruals of employer benefit obligations; and (ii) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan.

    2.18 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations (a) is in compliance in all material respects with all applicable Environmental Laws, and
(b) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. None of the Acquired Corporations has received any written notice or other written (including electronic) communication, whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the knowledge of the Company, (i) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (ii) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (iii) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the knowledge of the Company, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (1) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (2) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (3) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Section 2.18 and Section 3.9: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.19 INSURANCE. All material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations are in full force and effect and, when taken together, provide adequate insurance coverage for the business, assets and operations of the Acquired Corporations for all risks normally insured against by a Person carrying on the same businesses as the Acquired Corporations.

    2.20 TRANSACTIONS WITH AFFILIATES. Between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

    2.21  LEGAL PROCEEDINGS; ORDERS.

        (a) There is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding:
    (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

    2.22 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under the Stock Option Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement. This Agreement and the Stock Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.23 INAPPLICABILITY OF SECTION 2115(B) OF CALIFORNIA CORPORATIONS CODE. The Company is not subject to Section 2115(b) of the California Corporations Code.

    2.24 VOTE REQUIRED. The affirmative vote of the holders of 66 2/3% of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

    2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or the Stock Option Agreement, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract;

        (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

        (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the MBCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with
(x) the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

    2.26 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Broadview International LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

    2.27 FINANCIAL ADVISOR. Except for Broadview International LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Broadview International LLC and all fees, commissions and other amounts that may become payable to Broadview International LLC by the Company if the Merger is consummated will not exceed $7,500,000 plus expenses. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Broadview International LLC.

    2.28 DISCLOSURE. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

    SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

    3.1 DUE ORGANIZATION; SUBSIDIARIES. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Merger Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and
(b) to own and use its assets in the manner in which its assets are currently owned and used.

    3.2 CAPITALIZATION. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, $.0.0001 par value. As of January 24, 2000, approximately 81,806,017 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, 18,651,484 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding stock options.

    3.3  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1998 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 1998 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements contained in the Parent SEC
    Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.

    3.4 ABSENCE OF CHANGES. Between September 30, 1999 and the date of this Agreement, there has not been any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Parent, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to result in any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Parent.

    3.5 LIABILITIES. Parent does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the Unaudited Parent Interim Balance Sheet or the notes thereto; (b) normal and recurring current liabilities that have been incurred by Parent since September 30, 1999 in the ordinary course of business and consistent with past practices; or (c) liabilities arising out of this Agreement and the transactions contemplated herein.

    3.6 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since January 1, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Since September 30, 1999, Parent has not received any written notice or other written (including electronic) communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    3.7  TAX MATTERS.

        (a) Each of the material Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Parent Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (b) The Unaudited Parent Interim Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 in accordance with generally accepted accounting principles.

        (c) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened in writing against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which reserves in accordance with generally accepted accounting principles for payment have been established on the Unaudited Parent Interim Balance Sheet).

    3.8 ENVIRONMENTAL MATTERS. Parent (a) is in compliance in all material respects with all applicable Environmental Laws, and (b) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. Parent has not received any written notice or other written (including electronic) communication, whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future. To the knowledge of Parent, (i) all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (ii) none of the property leased to, controlled by or used by Parent contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (iii) none of the property leased to, controlled by or used by Parent contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the knowledge of Parent, Parent has not ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (1) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (2) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (3) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

    3.9 LEGAL PROCEEDINGS. There is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding:
(a) that involves Parent or any of the assets owned or used by Parent; or
(b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

    3.10 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement and the Stock Option Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Stock Option Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This and the Stock Option Agreement constitute the legal, valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.11 NO VOTE REQUIRED. No vote of the holders of Parent Common Stock is required to authorize the Merger.

    3.12 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub,
(b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the MBCL, the HSR Act, any foreign antitrust law or regulation, the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and the Frankfurt Stock Exchange, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

    3.13 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

    3.14 FINANCIAL ADVISOR. Except for Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    3.15 DISCLOSURE. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

    SECTION 4.  CERTAIN COVENANTS OF THE PARTIES

    4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Parent shall coordinate all requests for access or copies with the Company's Chief Financial Officer or General Counsel or Company personnel designated by them. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

           (i) all unaudited monthly financial statements regularly prepared by the Company as of the date of this Agreement;

           (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

          (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract that constitutes a Material Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices); and

           (iv) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

    4.2  OPERATION OF THE COMPANY'S BUSINESS.

        (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices and; (ii) the Company shall use all commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (iv) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement.

        (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

           (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than dividends, distributions, repurchases, redemptions or other acquisitions between Parent and/or any of its wholly owned Subsidiaries;

           (ii) sell, issue, grant or authorize the issuance or grant of
       (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement, (y) pursuant to the ESPP and (z) pursuant to the Company Warrants (or upon conversion of the securities issuable pursuant thereto), and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to employees of the Company options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options) under its stock option plans to purchase no more than a total of 250,000 shares of Company Common Stock);

          (iii) amend or waive any of its rights under, or, except in accordance with their existing terms, accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

           (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, consolidation of shares or similar transaction, except as permitted pursuant to Section 4.3;

           (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

           (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $1,000,000 in the aggregate);

          (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract other than in the ordinary course of business and in accordance with past practices, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

         (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for rights or assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

           (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under its credit facilities with BankBoston, NA, dated July 10, 1997, Barclays Bank, PLC, dated April 1, 1997 and Toronto-Dominion Bank, dated March 18, 1999);

           (x) establish, adopt or amend (except to the extent required by any applicable Legal Requirement) any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

           (xi) hire any employee at the level of director or above or with an annual base salary in excess of $125,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

          (xii) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, other than changes that do not and could not reasonably be excepted to have a material adverse effect on the revenues or results of operations of the Acquired Corporations, or any of its methods of accounting or accounting practices in any respect;

         (xiii) make any material Tax election not required to be made by any applicable Legal Requirement;

          (xiv) commence or settle any Legal Proceeding, except settlement of any Legal Proceeding set forth in Items 1-3, 5 and 6 of Part 2.21 of the Company Disclosure Schedule; or

          (xv) agree or commit to take any of the actions described in clauses "(i)" through "(xiv)" of this Section 4.2(b).

        (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;
    (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
    (iii) any material breach of any covenant or obligation of the Company in this Agreement or the Stock Option Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

    4.3  NO SOLICITATION.

        (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal,
    (ii) furnish any information regarding any of the Acquired

    Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that, at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from:

           (A) furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Company's board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for such board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law,
       (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and
       (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) by the Company to Parent); or

           (B) approving, endorsing or recommending, or entering into any letter of intent or similar document or any Contract contemplating or otherwise relating to, a Superior Offer if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Company provides Parent with written notice at least five business days prior to any meeting of the Company's board of directors at which such board of directors will consider whether an Acquisition Proposal constitutes a Superior Offer, (3) the Company's board of directors makes the determination necessary for such Acquisition Proposal to constitute a Superior Offer, (4) the Company does not enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to, such Superior Offer at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such Acquisition Proposal constitutes a Superior Offer, and (5) simultaneously with the execution of any such letter of intent, Contract or other document, the Company makes the payments called for by Sections 8.3(a) and 8.3(b).

Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

        (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or any inquiry, indication of interest or request for nonpublic information that could lead or relate to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any inquiry, indication of interest or request for nonpublic information that could lead or relate to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, information on any previous communication between such Person and the Company leading to such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

        (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

        (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

        (e) Nothing contained in this Section 4.3 or in Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; PROVIDED that, except in compliance with Sections 4.3(a)(B) and 5.2(c), the Company shall not approve or recommend, or propose to approve or recommend, an Acquisition Proposal or withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation.

    4.4  OPERATION OF PARENT'S BUSINESS.

        (a) During the Pre-Closing Period: (i) Parent shall conduct its business and operations in the ordinary course and in accordance with past practices and; (ii) Parent shall use all commercially reasonable efforts to preserve intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it.

        (b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if
    (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
    (iii) any material breach of any covenant or obligation of Parent in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this Section 4.4(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

    SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

    5.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

        (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/ Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this
    Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then Parent shall promptly inform the Company thereof and shall file such amendment or supplement with the SEC and, if appropriate, cooperate with the Company in mailing such amendment or supplement to the stockholders of the Company.

        (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

    5.2  COMPANY STOCKHOLDERS' MEETING.

        (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable (and in any event within 45 days, so long as such Form S-4 Registration Statement remains in effect and not subject to any stop order during such 45-day period) after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

        (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

        (c) Notwithstanding anything to the contrary contained in Section 5.2(b), the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if (1) the Company's board of directors has determined in compliance with the requirements set forth in
    Section 4.3(a)(B) to accept an Acquisition Proposal that constitutes a Superior Offer, (2) the Company's board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for such board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined to accept such Superior Offer, and (4) simultaneously with the withdrawal or modification of the Company Board Recommendation, the Company makes the payments called for by Sections 8.3(a) and 8.3(b).

    5.3 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and
(ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and
(3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

    5.4  STOCK OPTIONS.

        (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to

    Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced as set forth herein. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged, except to the extent that any restriction on exercise, term, exercisability, vesting schedule and other provisions of such Company Option are automatically waived in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.4(a). Notwithstanding any of the foregoing to the contrary, in lieu of assuming outstanding Company Options, Parent may, at its election, cause such outstanding Company Options to be replaced by issuing replacement stock options in substitution therefor (each, a "Substitute Option"). Each Substitute Option shall (i) be exercisable solely for shares of Parent Common Stock, (ii) cover a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock covered by the Company Option for which it is substituted, multiplied by the Exchange Ratio, rounded down to the nearest whole share,
    (iii) have a per share exercise price equal to the per share exercise price of the Company Option for which it is substituted, divided by the Exchange Ratio, rounded up to the nearest whole cent and (iv) have substantially identical terms as the Company Option for which it is substituted including, without limitation, any restriction on the exercise of any such Company Option, the term, exercisability, vesting schedule and other provisions of such Company Option, except to the extent that any restriction on exercise, term, exercisability, vesting schedule and other provisions of such Company Option are automatically waived in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that each Substituted Option shall be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

        (b) All actions taken by the Company and Parent pursuant to Sections 5.4(a) and (b) above with respect to Company Options that are incentive stock options within the meaning of Section 422 of the Code shall not adversely affect the tax status of such Company Options.

        (c) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

    5.5 EMPLOYEE BENEFITS. Parent agrees that all employees of the Acquired Corporations who are employed by Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and/or welfare benefit plans in accordance with the terms of such plans, which plans shall provide benefits not materially less favorable in the aggregate to those provided to such employees immediately prior to the Effective Time; PROVIDED, HOWEVER, that
(a) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health and/or welfare benefit plan at any time, and (b) if Parent or the Surviving Corporation terminates any such health and/or welfare benefit plan, then, subject to any appropriate transition period, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and, subject to any other binding agreement between an employee and Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment. The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code. To the extent permitted by Legal Requirements, following the Effective Time, Continuing Employees shall be eligible to participate in any employee benefit plan sponsored by the Parent that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code to the same extent as other similarly situated employees of Parent. Following the Effective Time, with respect to each plan in which any Continuing Employee participates, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Acquired Corporations (or predecessor employers to the extent the Acquired Corporations provided past service credit) shall be treated as service with Parent, the Surviving Corporation or any affiliate of either; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by the applicable insurance carrier, such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. To the extent permitted by the applicable insurance carrier, each such plan shall waive pre-existing condition limitations to the same extent waived under the applicable plan of the Acquired Corporation. To the extent permitted by the applicable insurance carrier, Continuing Employees shall be given credit under the applicable plan of Parent, the Surviving Corporation or any affiliate of either for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor or replacement plan.

    5.6  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        (a) All rights to indemnification existing in favor of any Person who is now, or had been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director and officer of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Massachusetts law for a period of six years from the Effective Time. Parent hereby guarantees the observance of such rights to indemnification by the Surviving Corporation.

        (b) From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"); PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $300,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds $300,000 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for an annual premium equal to $300,000.

        (c) This Section 5.6 shall survive the consummation of the Merger and is intended to benefit and may be enforced by the Indemnified Persons and shall be binding on all successors and assigns of Parent and Surviving Corporation.

    5.7  ADDITIONAL AGREEMENTS.

        (a) Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

        (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

    5.8 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representative to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall

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have approved such disclosure or (b) the Company shall reasonably determine after consultation with outside legal counsel that such disclosure is required by applicable law.

    5.9 TAX MATTERS. At or prior to the filing of the Form S-4 Registration Statement, the Company, Merger Sub and Parent shall execute and deliver to Cooley Godward LLP and to Skadden, Arps, Slate, Meagher & Flom LLP tax representation letters in forms reasonably requested by the respective counsels. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Skadden, Arps, Slate, Meagher & Flom LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to and following the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, to deliver to it a tax opinion satisfying the requirements of
Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

    5.10 LISTING AND FRANKFURT STOCK EXCHANGE. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market and to obtain the requisite approval for the consummation of the Merger by the Frankfurt Stock Exchange.

    5.11 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations to the extent requested by Parent.

    SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; PROVIDED, HOWEVER, that (a) this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties (considered collectively) are deemed to have a Material Adverse Effect on the Acquired Corporations and (b) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

    6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

    6.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

    6.5 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except for such Consents the failure of which to obtain (both individually and in the aggregate) could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    6.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

        (a) Noncompetition Agreements in the form of Exhibit C, executed by the individuals listed on Schedule 6.7(a);

        (b) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.9, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion);

        (c) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5, and 6.13 have been duly satisfied and that, to his knowledge, the conditions set forth in Sections 6.7 and 6.8 have been duly satisfied; and

        (d) the written resignations of all officers and directors of each of the Acquired Corporations requested by Parent, effective as of the Effective Time.

    6.7 EMPLOYEES. Unless Parent shall have expressed an intention not to continue a particular individual's employment, none of the individuals identified on Schedule 6.7(a) shall have ceased to be employed by the Company, or shall have expressed an intention to Parent to terminate his employment with the Company; and not more than 40% of the individuals identified on Schedule 6.7(b) shall have ceased to be employed by the Company, or shall have expressed an intention to Parent to terminate his or her employment with the Company.

    6.8 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred or arisen any event, violation, inaccuracy, circumstance or other matter that is deemed to have a Material Adverse Effect on the Acquired Corporations.

    6.9 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

    6.10 FRANKFURT STOCK EXCHANGE. The requisite approval for the consummation of the Merger by the Frankfurt Stock Exchange shall have been obtained.

    6.11 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    6.12 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.13 NO GOVERNMENTAL LITIGATION. There shall not be pending any Legal Proceeding in which a Governmental Body is a party or is otherwise involved:
(a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or
(e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

    SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, PROVIDED, HOWEVER, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties (considered collectively) are deemed to have a Material Adverse Effect on Parent.

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

    7.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

    7.5  DOCUMENTS.  The Company shall have received the following documents:

        (a) a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and addressed to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, (i) Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the tax representation letters referred to in Section 5.9, and (ii) if Skadden, Arps, Slate, Meagher &
    Flom LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley
    Godward LLP renders such opinion); and

        (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied and that, to his knowledge, the condition set forth in Section 7.6 has been duly satisfied.

    7.6 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred or arisen any event, violation, inaccuracy, circumstance or other matter that is deemed to have a Material Adverse Effect on Parent.

    7.7 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

    7.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

    SECTION 8.  TERMINATION

    8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2000 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

        (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); PROVIDED, HOWEVER, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this
    Section 8.1(d) unless the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent any fee required to be paid to Parent prior to such termination pursuant to
    Section 8.3(c);

        (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

        (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied, or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach;

        (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, or
    (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach; or

        (h) by the Company if the board of directors of the Company shall have approved a Superior Offer in compliance with Section 4.3(a)(B), including having made the payments called for by Sections 8.3(a) and 8.3(b).

    8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (a) this Section 8.2, Section 8.3 and
Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) except as set forth in Section 8.3(d), the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

    8.3  EXPENSES; TERMINATION FEES.

        (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that
    (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and
    (ii) if this Agreement is terminated by Parent or the Company pursuant to
    Section 8.1(d) or by Parent pursuant to Section 8.1(e) or if Section 4.3(a)(B) or Section 5.2(c) so requires, then the Company shall make a nonrefundable cash payment to Parent (in addition to any fee that may be payable pursuant to Section 8.3(b) or 8.3(c)), at the time specified in the next sentence or in Section 4.3(a)(B) or Section 5.2(c) as applicable, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Stock Option Agreement and otherwise in connection with the Merger in an aggregate amount not to exceed $2,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by the Company prior to such termination; and in the case of termination of this Agreement by Parent pursuant to
    Section 8.1(d) or 8.1(e), the nonrefundable payment referred to clause "(ii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by the Company within two business days after such termination.

        (b) If this Agreement is terminated by Parent pursuant to Section
    8.1(e) or if Section 4.3(a)(B) or Section 5.2(c) so requires, then the Company shall pay to Parent, within two business days after such termination or at the time specified in Section 4.3(a)(B) or Section 5.2(c) as applicable, a nonrefundable cash fee in the amount of $30,000,000. Any fee required to be paid pursuant to this Section 8.3(b) shall be in addition to any payment required to be made pursuant to Section 8.3(a).

        (c) If this Agreement is terminated by Parent or the Company pursuant to
    Section 8.1(d) and at the time of the Company Stockholders' Meeting an Acquisition Proposal disclosed, announced, commenced, submitted or made prior thereto shall remain outstanding (each such Acquisition Proposal a "Competing Proposal"), then the Company shall pay to Parent, at the time specified in the next sentence, a nonrefundable cash fee in the amount of $10,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination. Any fee required to be paid pursuant to this Section 8.3(c) shall be in addition to any payment required to be made pursuant to Section 8.3(a). Immediately upon the earlier of entering into a definitive agreement with respect to or consummation of, at any time within six months after the termination of this Agreement, any transaction contemplated by any Competing Proposal, the Company shall pay to Parent an additional nonrefundable cash fee in the amount of $20,000,000. Any fee required to be paid pursuant to this Section 8.3(c) shall be in addition to any payment required to be made pursuant to Section 8.3(a).

        (d) If this Agreement is terminated pursuant to Section 8.1(g) because of a breach by Parent of any representation, warranty or covenant, Parent shall pay to the Company, within two business days after such termination, a cash fee in the amount of $30,000,000 as liquidated damages and as the sole and exclusive remedy to the Company as a result of such breach. Parent and the Company agree that it would be extremely difficult or impracticable to determine the Company's actual damages in the event of such breach and that the cash fee required to be paid pursuant to this Section 8.3(d) is a reasonable estimate of the Company's damages and not a penalty.

    SECTION 9.  MISCELLANEOUS PROVISIONS

    9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement by the stockholders of the Company); PROVIDED, HOWEVER, that after any such approval of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.2  WAIVER.

        (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the Stock Option Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

    9.5 APPLICABLE LAW; JURISDICTION. The Merger shall be governed by the MBCL and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in such state; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

    9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights hereunder may be assigned by the Company or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by the Company or Parent without such consent shall be void and of no effect. Except as set forth in
Section 5.6(c), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent or Merger Sub:

       BroadVision, Inc.
       585 Broadway
       Redwood City, CA 94063
       Attention: Scott Neely, Esq.
       Facsimile: (650) 261-5900

    With a copy to:

       Cooley Godward LLP
       One Maritime Plaza, 20th Floor
       San Francisco, CA 94111
       Attention: Kenneth L. Guernsey, Esq.
       Facsimile: (415) 951-3699
    if to the Company:

       Interleaf, Inc.
       62 Fourth Avenue
       Waltham, MA 02154
       Attention: Craig Newfield, Esq.
       Facsimile: (781) 768-1145

    With a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       One Beacon Street
       Boston, MA 02108
       Attention: David T. Brewster, Esq.
       Facsimile: (617) 573-4822

    9.9 COOPERATION. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    9.10  CONSTRUCTION.

        (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

        (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                                        BROADVISION, INC.

                                                        By:    /s/ Randall Bolten
                                                               ------------------------------------
                                                        Name:  Randall Bolten
                                                               ------------------------------------
                                                        Title: CHIEF FINANCIAL OFFICER
                                                               ------------------------------------

                                                        INFINITI ACQUISITION SUB, INC.

                                                        By:    /s/ Scott Neely
                                                               ------------------------------------
                                                        Name:  Scott Neely
                                                               ------------------------------------
                                                        Title: PRESIDENT
                                                               ------------------------------------

                                                        INTERLEAF, INC.

                                                        By:    /s/ Jaime Ellertson
                                                               ------------------------------------
                                                        Name:  Jaime Ellertson
                                                               ------------------------------------
                                                        Title: PRESIDENT AND CEO
                                                               ------------------------------------

                                                        By:    /s/ Peter Rice
                                                               ------------------------------------
                                                        Name:  Peter Rice
                                                               ------------------------------------
                                                        Title: TREASURER AND CFO
                                                               ------------------------------------

                                    EXHIBITS


Exhibit A                      --  Certain Definitions
Exhibit B                      --  Form of Articles of Organization of Surviving Corporation
Exhibit C                      --  Form of Noncompetition Agreement

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party or an assignee of a party or (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation.

    ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

    ACQUIRED CORPORATION SOURCE CODE. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Proprietary Asset.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

        (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

        (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

        (c) any liquidation or dissolution of any of the Acquired Corporations.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

    COMPANY WARRANTS. "Company Warrants" shall mean the Finpiave Warrant and the Series D Warrants.

    CONFIDENTIALITY AGREEMENT. "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of December 14, 2000, by and between Parent and the Company.

                                     A-A-1

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization). Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

    GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

    MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter individually, or in the aggregate with all other events or circumstances (considered together with all other matters that would constitute exceptions to the

                                     A-A-2
representations and warranties of the Company set forth in the Agreement; PROVIDED, HOWEVER, that, for purposes of determining whether such matters constitute exceptions to the representations and warranties, all "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties shall be disregarded), had or could reasonably be expected to have a material adverse effect on
(i) the business, financial condition, capitalization, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or the Stock Option Agreement or to perform any of its obligations under the Agreement or the Stock Option Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter individually, or in the aggregate with all other events or circumstances (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement; PROVIDED, HOWEVER, that, for purposes of determining whether such matters constitute exceptions to the representations and warranties, all "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties shall be disregarded), had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; PROVIDED, HOWEVER, that a decline in Parent's stock price, in and of itself, shall not be deemed to have a Material Adverse Effect on Parent. For purposes of determining whether there has been a Material Adverse Effect, any change, effect, event or occurrence relating to (i) this Agreement or the transactions contemplated hereby or the announcement thereof (including, without limitation, any employee attrition, any cancellation, reduction or delay in orders by customers or any cancellation, reduction or delay in shipments by suppliers resulting therefrom), (ii) the economy or securities markets of the United States or any other region in general,
(iii) the software industry in general, and not specifically related to any of the Acquired Corporations or Parent and its Subsidiaries or (iv) the failure, in and of itself, to meet the predictions of equity analysts, shall be disregarded.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $0.0001 par value per share, of Parent.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    PROSPECTUS/PROXY STATEMENT. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

                                     A-A-3

    SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

    SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire all of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon advice of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    TRIGGERING EVENT.  A "Triggering Event" shall be deemed to have occurred if:
(i) any of the Acquired Corporations or any Representative of any of the Acquired Corporations violates any of the requirements or restrictions set forth in Section 4.3 or Section 5.2; (ii) the Company's board of directors approves, endorses or recommends any Acquisition Proposal; (iii) the Company enters into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; (iv) the Company's board of directors fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's stockholders, within eight business days after Parent requests in writing that such recommendation or determination be reaffirmed; or (v) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within eight business days after such Acquisition Proposal is announced.

    UNAUDITED PARENT INTERIM BALANCE SHEET. "Unaudited Parent Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated subsidiaries as of September 30, 1999 included in Parent's Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC prior to the date of this Agreement.

    UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 1999 included in the Company's Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC prior to the date of this Agreement.

                                     A-A-4

                                   Exhibit B

                       THE COMMONWEALTH OF MASSACHUSETTS
                             WILLIAM FRANCIS GALVIN
                         Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts 02108-1512

                            ARTICLES OF ORGANIZATION
                          (GENERAL LAWS, CHAPTER 156B)

                                   ARTICLE I

                     The exact name of the corporation is:
                                Interleaf, Inc.

                                   ARTICLE II

     The purpose of the corporation is to engage in the following business activities:

    To purchase, manufacture, produce, assemble, receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, market, import, export, sell, lease, assign, transfer and generally to trade and deal in and with communications, data processing, graphic processing, electronic and other equipment, devices, apparatus, components, parts and supplies, products, machinery, systems, goods, wares, merchandise and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever; and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

    To carry on any business as or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.

                                     A-B-1

                                  ARTICLE III

    State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

         WITHOUT PAR VALUE                            WITH PAR VALUE
-----------------------------------   -----------------------------------------------
      TYPE         NUMBER OF SHARES         TYPE         NUMBER OF SHARES   PAR VALUE
----------------   ----------------   ----------------   ----------------   ---------
Common:                               Common:                100,000          $.01

Preferred:                            Preferred:             100,000          $.01

                                   ARTICLE IV

    If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                            See Attached sheets 4A.

                                   ARTICLE V

    The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      N/A

                                   ARTICLE VI

    **Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                            See attached sheets 6A.

                                     A-B-2

                                  ARTICLE VII

    The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a LATER effective date is desired, specify such date which shall not be more than THIRTY DAYS after the date of filing.

                                  ARTICLE VIII

THE INFORMATION CONTAINED IN ARTICLE VIII IS NOT A PERMANENT PART OF THE ARTICLES OF ORGANIZATION.

a. The street address (POST OFFICE BOXES ARE NOT ACCEPTABLe) of the principal office of the corporation IN MASSACHUSETTS is:

        c/o National Registered Agents, Inc. One Federal Street, 27(th) Floor, Boston, MA 02110

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                              NAME             RESIDENTIAL ADDRESS    POST OFFICE ADDRESS
                     ----------------------  -----------------------  -------------------
President:           Scott Neely             851 Whitehall Lane           Same
                                             Redwood City, CA 94061

Treasurer:           Tina Correia            18850 Sydney Circle          Same
                                             Castro Valley, CA 94546

Clerk:               Scott Neely             Same as above                Same

Directors:           Scott Neely             Same as above                Same
                     Tina Correia

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of:

d. The name and business address of the resident agent, if any, of the corporation is: National Registered Agents, Inc. One Federal Street, 27(th) Floor, Boston, MA 02110

                                   ARTICLE IX

    By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

    IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of
Organization as incorporator(s) this   day of             , 19  ,

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

_______________________________________________________________________________.

                                     A-B-3

                       THE COMMONWEALTH OF MASSACHUSETTS
                            ARTICLES OF ORGANIZATION
                          (GENERAL LAWS, CHAPTER 156B)

    I hereby certify that, upon examination of these Articles of Organiza-tion, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I
hereby approve said articles; and the filing fee in the amount of $      having
been paid, said articles are deemed to have been filed with me this   day of
            19  .

EFFECTIVE DATE:  _______________________________________________________________

                             WILLIAM FRANCIS GALVIN
                         SECRETARY OF THE COMMONWEALTH

    FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than $1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.

                         TO BE FILLED IN BY CORPORATION
                      PHOTOCOPY OF DOCUMENT TO BE SENT TO:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Telephone:______________________________________________________________________

                                     A-B-4

                             CONTINUATION SHEET 4A

    4. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby authorized, within the limitations and restrictions stated in these Articles of Organization to determine or alter the rights, preferences, powers, privileges and the restrictions, qualifications and limitations granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares then constituting such decrease shall resume the status which they bad prior to the adoption of the resolution originally fixing the number of shares, of such series.

    The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

    (1) The distinctive designation of such series and the number of shares to constitute such series;

    (2) The rate at which dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

    (3) The right, if any, of the corporation to redeem shares of the particular series and, if redeemable, the price, terms and manner of such redemption;

    (4) The special and relative rights, and preferences, if any and the amount or amounts per share, which the shares of such series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

    (5) The terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or the rate or rates or conversion or exchange and the terms of adjustment, if any;

    (6) The obligation, if any, of the corporation to retire or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

    (7) Voting rights, if any;

    (8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

    (9) Such other preferences or restrictions or qualifications thereof as the Board of Directors may deem advisable and not inconsistent with the law and the provisions of these Articles of Organization.

                             CONTINUATION SHEET 6A

    6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

    (a) The directors may make, amend, or repeal the By-Laws of the corporation in whole or in part, except with respect to any provision thereof which by law or these Articles of Organization or the By-Laws requires action by the stockholders.

    (b) Meetings of the stockholders of the corporation may be held anywhere in the United States.

    (c) The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.

                                     A-B-5

                            NONCOMPETITION AGREEMENT

    THIS NONCOMPETITION AGREEMENT is being executed and delivered as of January 26, 2000 by _______________ (the "Stockholder") in favor of, and for the benefit of BROADVISION, INC., a Delaware corporation (the "Parent") and INTERLEAF, INC., a Massachusetts corporation (the "Company"). Certain capitalized terms used in this Noncompetition Agreement are defined in Section 19.

                                    RECITALS

    A. As a stockholder and employee of the Company, the Stockholder has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its subsidiaries. (The Company and its subsidiaries are referred to collectively herein as the 'Acquired Companies.')

    B. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of January ____, 2000 (the "Reorganization Agreement"), among Parent, the Company, and Infiniti Acquisition Sub, Inc., a wholly owned subsidiary of Purchaser ("Merger Sub"), Merger Sub will merge with and into the Company (the "Merger"). The Reorganization Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of the common stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in the Merger.

    C. In connection with the Merger (and as a condition to the consummation of the Merger), and to enable Parent to secure more fully the benefits of acquiring the Acquired Companies as wholly owned subsidiaries, Parent has required that the Stockholder enter into this Noncompetition Agreement; and the Stockholder is entering into this Noncompetition Agreement in order to induce Parent to consummate the acquisitions contemplated by the Reorganization Agreement.

    D. Parent, the Acquired Companies and Parent's other subsidiaries have conducted and are conducting their respective businesses on a national basis.

                                   AGREEMENT

    In order to induce Parent to consummate the transactions contemplated by the Reorganization Agreement, and for other good and valuable consideration, the Stockholder agrees as follows:

    1. RESTRICTION ON COMPETITION. The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not, and shall not permit any of his Affiliates to:

       (A) engage in Competition in any Restricted Territory; or

       (B) be or become an officer, director, stockholder, owner, co-owner, Affiliate, general or limited partner, promoter, employee, agent, representative, consultant, advisor, manager, licensor or sublicensor of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages in Competition in any Restricted Territory; PROVIDED, HOWEVER, that the Stockholder may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Stockholder and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Stockholder's

                                     A-C-1

           Affiliates collectively represent less than three percent of the total number of shares of such corporation's capital stock outstanding, and (iii) neither the Stockholder nor any Affiliate (excluding any Affiliate that is an individual) of the Stockholder is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation. Stockholder may not take or permit any of his Affiliates to take any action indirectly that he or his Affiliates are prohibited by this Agreement from taking directly.

    2. NO HIRING OR SOLICITATION OF EMPLOYEES. The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not, and shall not knowingly permit any of his Affiliates to: (a) hire any Specified Employee, or
(b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Stockholder's own behalf or on behalf of any other Person) any Specified Employee to leave his or her employment with Parent, any of the Acquired Companies or any of Parent's other subsidiaries. (For purposes of this Section 2, 'Specified Employee' shall mean any individual who (i) is or was an employee of any of the Acquired Companies on the date of this Noncompetition Agreement or during the 180-day period ending on the date of this Noncompetition Agreement, and (ii) remains or becomes an employee of Parent, any of the Acquired Companies or any of Parent's other subsidiaries on the date of this Noncompetition Agreement or at any time during the 180-day period thereafter.)

    3. CONFIDENTIALITY. The Stockholder agrees that he shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Parent or any Affiliate of Parent), except in the performance of his obligations as an employee of Parent or an Affiliate or Parent; (b) use any Confidential Information for any purpose, except in the performance of his obligations as an employee of Parent or an Affiliate of Parent; or (c) use any Confidential Information for the benefit of any Person (other than Parent or any Affiliate of Parent). Notwithstanding the above, the Stockholder shall not be in violation of this Section 3 with regard to a disclosure that was in response to a valid order by a court or other governmental body, provided that the Stockholder provides Parent with prior written notice of such disclosure in order to permit Parent to seek confidential treatment of such information.

    4. REPRESENTATIONS AND WARRANTIES. The Stockholder represents and warrants, to and for the benefit of Parent and the Company, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Stockholder or any of his Affiliates is or may be bound, or (ii) any law, rule or regulation. The Stockholder's representations and warranties shall survive for the Noncompetition Period; PROVIDED, HOWEVER that nothing herein shall relieve the Stockholder from any liability or obligation arising from any breach of a representation or warranty during the Noncompetition Period.

    5. SPECIFIC PERFORMANCE. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Noncompetition Agreement, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

    6. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company under this Noncompetition Agreement, and the obligations and liabilities of the Stockholder

                                     A-C-2
under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the Stockholder's obligations, or the rights or remedies of Parent or the Company under the Reorganization Agreement; and nothing in the Reorganization Agreement shall limit any of the Stockholder's obligations, or any of the rights or remedies of Parent or the Company under this Noncompetition Agreement. No breach on the part of Parent, the Company or any other party of any covenant or obligation contained in the Reorganization Agreement or any other agreement shall limit or otherwise affect any right or remedy of Parent, the Company or any of the other Indeminitees under this Noncompetition Agreement.

    7. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

    8.  GOVERNING LAW; VENUE.

       (A) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Massachusetts (without giving effect to principles of conflicts of laws).

       (B) Any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California. Stockholder:

           (I) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California), in connection with any such legal proceeding;

           (II) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

           (III) agrees that each state and federal court located in the County of San Francisco, California, shall be deemed to be a convenient forum; and

           (IV) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, California, any claim that the Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

                                     A-C-3

    Nothing contained in this Section 9 shall be deemed to limit or otherwise affect the right of Parent or the Company to commence any legal proceeding or otherwise proceed against the Stockholder in any other forum or jurisdiction.

       (C) THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

    9. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any its claim arising out of this Noncompetition Agreement, or any of its power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent or the Company; and any such waiver shall not be applicable or have any effect except in the specif

    10. SUCCESSORS AND ASSIGNS. Each of Parent and the Company may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Affiliate or in connection with the sale of all or substantially all of the business of the Acquired Companies to a third party (whether by means of a sale of assets, sale of stock, merger, consolidation or otherwise) without obtaining the consent or approval of the Stockholder or of any other Person. This Noncompetition Agreement shall be binding upon the Stockholder and his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of Parent and the Company and their permitted assigns.

    11. FURTHER ASSURANCES. The Stockholder shall (at the Stockholder's sole expense) execute and/or cause to be delivered to Parent and the Company such instruments and other documents, and shall (at the Stockholder's sole expense) take such other actions, as Parent or the Company may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

    12. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    13. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

    14. CONSTRUCTION. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words 'include' and 'including,' and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words 'without limitation.' Except as otherwise

                                     A-C-4
indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to 'Sections' ar

    15. SURVIVAL OF OBLIGATIONS. The obligations of the Stockholder under this Noncompetition Agreement (other than under Sections 3 and 12) shall expire upon the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Stockholder of any obligation or liability arising from any prior breach by the Stockholder of any provision of this Noncompetition Agreement. The obligations of the Stockholder under Sections 3 and 12 shall survive the expiration of the Noncompetition Period.

    16. OBLIGATIONS ABSOLUTE. The Stockholder's obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Parent, the Company or any other Person) of any provision of the Reorganization Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Parent, the Company or any other Person.

    17. AMENDMENT. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Stockholder, Parent (or any successor to Parent) and the Company (or any successor to the Company).

    18. DEFINED TERMS. For purposes of this Noncompetition Agreement:

       (A) "AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; PROVIDED, HOWEVER, that in no event shall an individual be deemed to be under control by an entity.

       (B) "COMPETING PRODUCT" means any: (i) any end-to-end XML-based content management product for e-commerce; (ii) product, equipment, device or system that has been designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of any of the Acquired Companies under the names BladeRunner, QuickSilver, Information Manager, BR Web and X-WAP (and any versions and releases thereto); (iii) product, equipment, device or system that is designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of Parent, any of the Acquired Companies or any of Parent's other subsidiaries at any time during the Noncompetition Period; or (iv) product, equipment, device or system that is substantially th

       (C) "COMPETING SERVICE" means any: (i) service that has been provided, performed or offered by or on behalf of any of the Acquired Companies (or any predecessor of any of the Acquired Companies) at any time on or prior to the date of this Noncompetition Agreement with respect to any Competing Product; (ii) service that is provided, performed or offered by Parent, any of the Acquired Companies or any of Parent's other subsidiaries at any time during the Noncompetition Period;
           (iii) service that facilitates, supports or otherwise relates to the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or (iv) service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause '(i)', clause '(ii)', clause '(iii)' or clause '(iv)' of this sentence.

                                     A-C-5

       (D) A Person shall be deemed to be engaged in "COMPETITION" if: (i) such Person or any of such Person's Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or (ii) such Person or any of such Person's Affiliates is engaged directly or indirectly in providing, performing or offering any Competing Service.

       (E) "CONFIDENTIAL INFORMATION" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to Parent, any of the Acquired Companies or any of Parent's other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of Parent, any of the Acquired Companies or any of Parent's other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); PROVIDED, HOWEVER, that "Confidential Information" shall not be deemed to include information of the Company that becomes publicly known and in the public domain through no fault of the Stockholder.

       (F) "NONCOMPETITION PERIOD" shall mean the period commencing on the date of this Noncompetition Agreement and ending on the later of (i) the second anniversary of the effective date of the Merger or (ii) the first anniversary of the termination of the Stockholder's employment with Parent or an Affiliate of Parent.

       (G) "PERSON" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

       (H) "RESTRICTED TERRITORY" means each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America, and any foreign jurisdictions into which Parent and any of the Acquired Companies currently sell products or services.

    IN WITNESS WHEREOF, the Stockholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.

                                          [NAME OF STOCKHOLDER]

                                          Address:____________________

                                          Telephone No.:( )_______Facsimile:(
                                          )_______

                                     A-C-6

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT ("Option Agreement") is entered into as of January 26, 2000, by and between INTERLEAF, INC., a Massachusetts corporation (the "Company"), and BROADVISION, INC., a Delaware corporation (the "Grantee").

                                    RECITALS

    A. The Grantee, Infiniti Acquisition Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as amended from time to time, the "Reorganization Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

    B. In order to induce the Grantee to enter into the Reorganization Agreement, the Company has agreed to enter into this Option Agreement.

                                   AGREEMENT

    The parties to this Option Agreement, intending to be legally bound, agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms used but not defined in this Option Agreement shall have the meanings assigned to such terms in the Reorganization Agreement.

    2. GRANT OF OPTION. The Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares of Company Common Stock equal to up to 19.9% of the number of shares of Company Common Stock outstanding as of the date hereof (the shares of Company Common Stock purchasable pursuant to the Option, as adjusted as set forth herein, being referred to as the "Option Shares"), at a price per Option Share equal to the Exercise Price. For purposes of this Option Agreement, the applicable "Exercise Price" shall be equal to the lesser of (a) $52.69, or (b) the Exchange Ratio, MULTIPLIED by the average of the closing sales price of a share of Parent Common Stock as reported on the Nasdaq National Market for the 20 consecutive trading days ending on the second trading day preceding the Notice Date (as defined in Section 4(c)).

    3. TERM. The Option shall terminate on the earliest of the following dates (the "Termination Date"): (a) the date on which the Merger becomes effective;
(b) the date on which the Reorganization Agreement is terminated pursuant to
Section 8.1 thereof, if an Exercise Event (as defined in Section 4(b)) shall not have occurred on or prior to such date; or (c) the date six months after the date on which the Grantee receives written notice from the Company of the occurrence of an Exercise Event (the "Exercise Event Notice Date"); PROVIDED, HOWEVER, that if an Exercise Event occurs, and if, by reason of any applicable Legal Requirement, order, judgment, decree or other legal impediment, the Option cannot be exercised on the six month anniversary of the Exercise Event Notice Date, then the Termination Date shall be extended until the date 30 days after the date on which such impediment is removed. The rights of the Grantee and the obligations of the Company set forth in Sections 7, 8, 9 and 10 shall not terminate on the Termination Date, but shall survive beyond the Termination Date as provided in those Sections.

    4.  EXERCISE OF OPTION.

        (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event. If the Grantee exercises the Option with respect to any Option Shares prior to the Termination Date, then, notwithstanding anything to the contrary contained in this Option Agreement, the Grantee shall be entitled to purchase such Option Shares in accordance with the terms of this Option Agreement after the Termination Date.

        (b) For purposes of this Option Agreement, an "Exercise Event" shall be deemed to have occurred if:

           (i) either the Grantee or the Company shall have the right to terminate the Reorganization Agreement pursuant to Section 8.1(d) thereof and at the time of the Company's Stockholders' Meeting an Acquisition Proposal disclosed, announced, commenced, submitted or made prior thereto shall remain outstanding; or

           (ii) the Grantee shall have the right to terminate the Reorganization Agreement pursuant to Section 8.1(e) thereof.

        (c) To exercise the Option with respect to any Option Shares, the Grantee shall deliver to the Company a written notice (an "Exercise Notice") specifying: (i) the number of Option Shares the Grantee will purchase;
    (ii) the place at which such Option Shares are to be purchased; and
    (iii) the date on which such Option Shares are to be purchased, which shall not be sooner than three business days nor later than 20 business days after the date of delivery of such Exercise Notice to the Company. (The date of delivery of such Exercise Notice to the Company is referred to as the applicable "Notice Date," and the Option shall be deemed to have been validly exercised on such Notice Date with respect to the Option Shares referred to in such Exercise Notice.) The closing of the purchase of such Option Shares (the applicable "Closing") shall take place at the place specified in such Exercise Notice and on the date specified in such Exercise Notice (the applicable "Closing Date"); PROVIDED, HOWEVER, that: (A) if such purchase cannot be consummated on such Closing Date by reason of any applicable Legal Requirement, order, judgment, decree or other legal impediment, then the Grantee may extend the Closing Date to a date not more than 20 business days after the date on which such impediment is removed; and (B) if prior notification to or approval of any Governmental Body is required, or if any waiting period must expire or be terminated, in connection with such purchase, then (1) the Company shall promptly cause to be filed any required notice or application required to be filed by the Company and shall use all reasonable efforts to cause such notice or application to be processed as expeditiously as possible, (2) the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and in the obtaining of any such approval required to be obtained by the Grantee, and (3) the Grantee may extend the Closing Date to a date not more than 20 business days after the latest date on which any required notification has been made, any required approval has been obtained or any required waiting period has expired or been terminated.

        (d) If the Grantee receives net proceeds in connection with any sale or other disposition of the Option or Option Shares (including, without limitation, any amounts received by the Grantee pursuant to Sections 7, 8 or
    9) which, together with any proceeds received by the Grantee in connection with any prior such sale or disposition, any dividends or distributions received by the Grantee on any Option Shares and any amount paid to the Grantee pursuant to Sections 8.3(b) and 8.3(c) of the Reorganization Agreement prior thereto or thereafter, are in excess of the Threshold Amount (as defined herein), then all net proceeds to the Grantee in excess of the Threshold Amount shall be remitted to the Company promptly following receipt thereof. As used herein, "Threshold Amount" shall mean the amount equal to the greater of (i) $35,000,000 or (ii) the product of (A) 200,000 and (B) the average of the closing sales price of a share of Parent Common Stock as reported on the Nasdaq National Market for the five consecutive trading days ending on the first trading day preceding the first occurrence of an Exercise Event.

    5.  PAYMENT AND DELIVERY OF CERTIFICATE.

        (a) On each Closing Date, the Grantee shall pay to the Company by wire in immediately available funds an amount equal to the applicable Exercise Price MULTIPLIED by the number of Option Shares to be purchased by the Grantee from the Company on such Closing Date.

        (b) At each Closing, simultaneously with the delivery of the available funds referred to in Section 5(a), the Company shall deliver to the Grantee a certificate representing the Option Shares being purchased at such Closing. The Company represents, warrants and covenants that such Option Shares will be duly authorized, validly issued, fully paid, nonassessable and free and clear of all Encumbrances, except as may be specifically provided in this Option Agreement.

        (c) The certificate representing the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS AVAILABLE.

If at any time the Grantee delivers to the Company evidence (in the form of a copy of a letter from the staff of the SEC or an opinion of counsel reasonably satisfactory to the Company, or in some other form) that the legend referred to above is not required for purposes of the Securities Act, then the Company shall promptly replace such certificate with a certificate that does not include such legend.

    6.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

        (a) If the outstanding shares of Company Common Stock are changed into a different number or class of shares or securities by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the number or class of shares or other securities subject to the Option, the applicable Exercise Price, the Designated Price (as defined in Section 7(c)) and the other numbers and dollar amounts referred to in this Option Agreement shall be adjusted appropriately, and the Company shall ensure that proper provision is made in the agreements and other documents governing such transaction so that the Grantee shall receive upon exercise of the Option the same number and class of outstanding shares or other securities that the Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such transaction or event or the record date for determining the stockholders entitled to participate in such transaction or event, as applicable.

        (b) If any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to a transaction or event described in Section 6(a)), then the number of shares of Company Common Stock then remaining subject to the Option shall be increased to the number by which (i) 19.9% of the number of shares of the Company Common Stock outstanding after the issuance of such additional shares exceeds
    (ii) the sum of (A) the number of Option Shares purchasable under the Option immediately prior to the issuance of such additional shares and (B) the number of shares of Company Common Stock issued upon the exercise of the Option prior to the issuance of such additional shares.

        (c) If the Company shall enter into an agreement (i) to consolidate, exchange shares or merge with any Person, other than the Grantee or one of the Grantee's Subsidiaries, or (ii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's Subsidiaries, then the Company shall ensure that proper provision is made in the agreements and other documents governing such transaction so that the Option shall, upon the consummation of such transaction, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised the Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate in such transaction, as appropriate.

        (d) The provisions of Sections 7, 8, 9 and 10 shall apply (with appropriate adjustments) to any securities for which the Option becomes exercisable pursuant to this Section 6.

    7.  REPURCHASE AT THE REQUEST OF THE GRANTEE.

        (a) If, at any time during the period commencing upon the occurrence of the first Exercise Event and ending on the date six months after the Exercise Event Notice Date, the Grantee delivers to the Company a notice stating that the Grantee is exercising its rights under this Section 7, then the Company shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised, (ii) all of the shares of Company Common Stock beneficially owned by the Grantee that were previously purchased by the Grantee upon exercise of the Option, and (iii) the Grantee's right to receive all Option Shares with respect to which the Option was previously exercised but which have not yet been issued and delivered to the Grantee. (The date on which the Grantee delivers such notice to the Company is referred to as the "Grantee Request Date.") Such repurchase shall be at an aggregate price (the "Grantee Repurchase Consideration") equal to the sum of:

           (i) the aggregate number of Option Shares with respect to which the Option has been exercised on or prior to the Grantee Request Date and which are beneficially owned by the Grantee, MULTIPLIED by the Designated Price;

           (ii) the aggregate number of Option Shares with respect to which the Option has been exercised on or prior to the Request Date but which have not, as of the Grantee Request Date been issued and delivered to the Grantee, MULTIPLIED by the Designated Price; and

          (iii) the number of Option Shares with respect to which the Option has not been exercised on or prior to the Grantee Request Date MULTIPLIED by the amount (if any) by which the Designated Price exceeds the applicable Exercise Price.

        (b) If the Grantee exercises its rights under this Section 7, then the Company shall, within three business days after the Grantee Request Date, pay the Grantee Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall thereupon surrender to the Company the certificate or certificates evidencing the shares of Company Common Stock repurchased by the Company pursuant to this Section 7.

        (c) For purposes of this Option Agreement, the "Designated Price" means the highest of (i) the highest purchase price per share paid after the date of this Option Agreement and on or prior to the applicable Request Date pursuant to any tender or exchange offer made for shares of Company Common Stock, (ii) the highest price per share paid or to be paid by any Person for shares of Company Common Stock pursuant to any agreement contemplating a merger or other business combination transaction involving the Company that was entered into after the date of this Option Agreement and on or prior to the applicable Request Date, (iii) the highest bid price per share of Company Common Stock as quoted on the Nasdaq National Market (or if Company Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share of Company Common Stock as quoted on any other market comprising a part of the Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 90-day period ending on the applicable Request Date, or (iv) the highest Exercise Price paid or payable for any Option Shares. If any portion of the consideration paid or to be paid pursuant to clause "(i)" or "(ii)" of the preceding sentence is in a form other than cash, then the value of the non-cash portion of such consideration shall be determined in good faith by an independent investment banking firm mutually acceptable to the Company and the Grantee, and such firm's determination of such value shall be final and conclusive for all purposes under this Option Agreement.

        (d) The Company hereby undertakes to use reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that the Company is prohibited under any applicable Legal Requirement from repurchasing the Option or the Option Shares in full, the Company shall immediately so notify the Grantee and thereafter deliver or cause to be delivered, from time to time, to the Grantee the portion of the Grantee Repurchase Consideration that is required to be delivered pursuant hereto and that it is no longer prohibited from delivering, within three business days after the date which the Company is no longer so prohibited, PROVIDED, HOWEVER, that if the Company at any time after delivery to it of a notice of repurchase pursuant to Section 7(a) is prohibited under any applicable Legal Requirement from delivering to the Grantee the Grantee Repurchase Consideration, the Grantee may revoke its notice of repurchase either in whole or in part whereupon, in the case of revocation in part, the Company shall promptly (i) deliver to the Grantee that portion of the Grantee Repurchase Consideration that the Company is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, to the Grantee, either (A) a new agreement evidencing the right of the Grantee to purchase that number of shares of Company Common Stock equal to the number of shares of Company Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Company Common Stock covered by the portion of the Option repurchased and/or (B) a certificate for the number of Option Shares covered by the revocation.

        (e) In connection with any repurchase by the Company of any portion of the Option or shares of Company Common Stock pursuant to this Section 7, the Grantee will be required to represent and warrant to the Company that the Grantee has good and valid title to such portion of the Option or shares of Company Common Stock, free and clear of all adverse claims, immediately prior to the consummation of such repurchase.

    8.  REPURCHASE AT THE REQUEST OF THE COMPANY.

        (a) If the Grantee has acquired Option Shares pursuant to the exercise of the Option, then, at any time during the period beginning six months from the Exercise Event Notice Date and ending 12 months from the Exercise Event Notice Date (the "Purchase Period"), the Company may require the Grantee, upon delivery to the Grantee of a notice stating that the Company is exercising its rights under this Section 8, to sell to the Company all, but not less than all, of the Option Shares held by the Grantee. (The date on which the Company delivers such notice to the Grantee is referred to as the "Company Request Date.") Such repurchase shall be at an aggregate price (the "Company Repurchase Consideration") equal to the sum of the aggregate number of Option Shares held by the Grantee MULTIPLIED by the Designated Price.

        (b) The closing of any repurchase of Option Shares pursuant to this
    Section 8 shall take place on the date designated by the Company in the notice delivered pursuant to Section 8(a), which date shall be no more than 20 and no less than three business days from the Company Request Date. On the closing date, the Company shall pay the Company Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall thereupon surrender to the Company the certificate or certificates evidencing the shares of Company Common Stock repurchased by the Company pursuant to this Section 8.

    9.  FIRST REFUSAL.

        (a) If the Grantee desires to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other securities acquired by it pursuant to the exercise of the Option, it will give the Company written notice of the proposed transaction (the "Offeror's Notice"), identifying the proposed transferee, the proposed purchase price and the terms of such proposed transaction. For 10 business days following receipt of such notice, the Company shall have the option to elect by written notice to purchase all, but not less than all, of the shares specified in Offeror's Notice at the price and upon the terms set forth in such notice.

        (b) The closing of any repurchase of shares of Option Shares pursuant to this Section 9 shall take place within 10 business days of the Company's election to purchase such shares. On the closing date, the Company shall pay the purchase price to the Grantee in immediately available funds, and the Grantee shall thereupon surrender to the Company the certificate or certificates evidencing the shares of Company Common Stock repurchased by the Company pursuant to this Section 9.

        (c) If the Company does not elect to purchase the shares of Company Common Stock or other securities designated in the Offeror's Notice, the Grantee may, within 60 days from the date of the Offeror's Notice sell such shares of Company Common Stock or other securities to the proposed transferee at no less than the price specified and on terms not more favorable than those set forth in the Offeror's Notice, PROVIDED, HOWEVER, that the provisions of this Section 9(c) will not limit the rights the Grantee may otherwise have if the Company has elected to purchase such shares of Company Common Stock or other securities and wrongfully refuses to complete such purchase.

        (d) The requirements of this Section 9 will not apply to (i) any sale, assignment, transfer or disposition to an affiliate of the Grantee; PROVIDED that such affiliate agrees to be bound by the terms hereof or (ii) any sale, assignment, transfer or disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company.

    10.  REGISTRATION RIGHTS.

        (a) The Company shall, if requested by the Grantee at any time and from time to time within two years after the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and cause to be declared effective up to two registration statements under the Securities Act (including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision), if registration under the Securities Act is (in the Grantee's good faith judgment) necessary or desirable in order to permit the offering, sale and delivery, in accordance with the intended method of sale or other disposition stated by the Grantee, of any or all shares of Company Common Stock or other securities that have been acquired or are issuable upon exercise of the Option. No other securities may be included in any such registration statement, without the Grantee's prior written consent. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period as may be as reasonably necessary to effect such sale or other disposition. In addition, the Company shall use all reasonable efforts to register such shares or other securities under any applicable state securities laws. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of material nonpublic information and that the disclosure thereof would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 10, only requests relating to a registration statement that has become effective under the Securities Act and that remained effective for a period ending on the earlier of 180 days after becoming effective or until the Grantee had disposed of all shares covered thereby shall be counted.

        (b) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 10 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) shall be borne and paid by, and shall be for the sole account of, the Company (except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursement of the Grantee's counsel).

        (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock by the Company for cash pursuant to a firm commitment underwriting, it shall (without limiting the Company's other obligations under this Section 10) allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by the Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration effected pursuant to this Section 10, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

    11. LISTING. If, at the time of the occurrence of an Exercise Event, the Company Common Stock (or any other class of securities subject to the Option) is quoted on the Nasdaq National Market or quoted or listed on any other market or exchange, then the Company, upon the occurrence of such Exercise Event, shall promptly file an application to quote on the Nasdaq National Market and quote or list on any such other market or exchange the shares of the Company Common Stock (or other securities subject to the Option) and shall use its best efforts to cause such application to be approved as promptly as practicable.

    12. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver to the Grantee a new Option Agreement of like tenor and date.

    13.  MISCELLANEOUS.

        (A) WAIVER. No failure on the part of any party to exercise any power, right, privilege or remedy under this Option Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Option Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Option Agreement, or any power, right, privilege or remedy under this Option Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        (B) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Option Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand or (b) two business days after being sent by registered mail or by courier or express delivery service or by facsimile to the address or facsimile telephone number, respectively, set forth beneath the name of such party below (or to such other address or facsimile telephone number, respectively, as such party shall have specified in a written notice given to the other party hereto):

       if to the Company, to it at:
       Interleaf, Inc.
       62 Fourth Avenue
       Waltham, MA 02154
       Attention: Craig Newfield, Esq.
       Facsimile: (781) 768-1145

       with a copy to:
       Skadden, Arps, Slate, Meagher & Flom LLP
       One Beacon Street
       Boston, MA 02108
       Attention: David T. Brewster, Esq.
       Facsimile: (617) 573-4862
       if to the Grantee, to it at:
       BroadVision, Inc.
       585 Broadway
       Redwood City, CA 94063
       Attention: Scott Neely, Esq.
       Facsimile: (650) 261-5900
       with a copy to:
       Cooley Godward LLP
       One Maritime Plaza, 20th Floor
       San Francisco, CA 94111
       Attention: Kenneth L. Guernsey, Esq.
       Facsimile: (415) 951-3699

        (C) ENTIRE AGREEMENT; COUNTERPARTS. This Option Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Option Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        (D) BINDING EFFECT; BENEFIT; ASSIGNMENT. This Option Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Option Agreement nor any of the rights, interest or obligations hereunder may be assigned by either party without the prior written consent of the other party, and any attempted assignment of this Option Agreement or any of such rights, interest or obligations without such consent shall be void and of no effect. Nothing in this Option Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and any permitted successors and assigns) any right, benefit or remedy of any nature under or by reason of this Option Agreement.

        (E) AMENDMENT AND MODIFICATION. This Option Agreement may be amended with the approval of the respective boards of directors of the Company and the Grantee at any time. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (F) FURTHER ACTIONS. The Company agrees to cooperate fully with the Grantee and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Grantee to evidence or reflect the transactions contemplated by this Option Agreement and to carry out the intent and purposes of this Option Agreement.

        (G) HEADINGS. The bold-faced headings contained in this Option Agreement are for convenience of reference only, shall not be deemed to be a part of this Option Agreement and shall not be referred to in connection with the construction or interpretation of this Option Agreement.

        (H) APPLICABLE LAW; JURISDICTION. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Option Agreement or any of the transactions contemplated by this Option Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware;
(b) each of the parties irrevocably waives the right to trial by jury; and
(c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12(b).

        (I) SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (J) SPECIFIC PERFORMANCE. The Company agrees that (i) in the event of any breach or threatened breach by the Company of any covenant, obligation or other provision set forth in this Option Agreement, the Grantee may be entitled (in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, or (B) an injunction restraining such breach or threatened breach, and (ii) neither the Grantee nor any other Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

        (K) ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Option Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        (L) NON-EXCLUSIVITY. The rights and remedies of the Company and the Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which either of them may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company and the Grantee under this Option Agreement, and the obligations and liabilities of the Company and the Grantee under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements and under the Reorganization Agreement. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.

        (M)  CONSTRUCTION.

           (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (iii) As used in this Agreement, the words "include" and "including" and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

           (iv) Unless otherwise specified, references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

    IN WITNESS WHEREOF, the Company and the Grantee have caused this Option Agreement to be executed as of the date first written above.

                                          INTERLEAF, INC.

                                          By: /s/ JAIME ELLERTSON
                                          --------------------------------------
                                          Name: Jaime Ellertson
--------------------------------------------------------------------------------
                                          Title: PRESIDENT AND CEO
                                          --------------------------------------
                                          BROADVISION, INC.
                                          By: /s/ RANDALL BOLTEN
                                          --------------------------------------
                                          Name: Randall Bolten
--------------------------------------------------------------------------------
                                          Title: CHIEF FINANCIAL OFFICER
                                          --------------------------------------

                                                                         ANNEX C

                                VOTING AGREEMENT

    THIS VOTING AGREEMENT is entered into as of January 26, 2000, by and between BROADVISION, INC., a Delaware corporation ("Parent"), and ____________ ("Stockholder").

                                    RECITALS

    A. Parent, Infiniti Acquisition Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Interleaf, Inc., a Massachusetts corporation (the "Company"), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Reorganization Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

    B. In order to induce Parent and Merger Sub to enter into the Reorganization Agreement, Stockholder is entering into this Voting Agreement.

    C. Stockholder is entering into this agreement solely in his capacity as an individual and not in his capacity as an officer, director or agent of the Company.

                                   AGREEMENT

    The parties to this Voting Agreement, intending to be legally bound, agree as follows:

    SECTION 1.  CERTAIN DEFINITIONS

    For purposes of this Voting Agreement:

        (a) "COMPANY COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Company.

        (b) "EXPIRATION DATE" shall mean the earlier of (i) the date upon which the Reorganization Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

        (c) Stockholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if Stockholder: (i) is the record owner of such security; or
    (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

        (d) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (e) "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

        (f) A Person shall be deemed to have a effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

    SECTION 2.  TRANSFER OF SUBJECT SECURITIES

    2.1 TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS
AGREEMENT. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless
(a) each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (i) executed a counterpart of this Voting Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and
(ii) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Voting Agreement or (b) the Subject Securities are sold in the public market in an unsolicited brokers' transaction. Nothing contained herein shall restrict or limit the ability of the Stockholder to exercise options to purchase Company Common Stock that have been listed as and constitute Subject Securities.

    2.2 TRANSFER OF VOTING RIGHTS. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

    SECTION 3.  VOTING OF SHARES

    3.1 VOTING AGREEMENT. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date:

        (a) at any meeting of stockholders of the Company, however called, Stockholder shall (unless otherwise directed in writing by Parent) cause all outstanding shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for such meeting to be voted in favor of the approval and adoption of the Reorganization Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Reorganization Agreement; and

        (b) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Reorganization Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by the Reorganization Agreement, Stockholder shall (unless otherwise directed in writing by Parent) cause to be executed, with respect to all outstanding shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

    3.2 PROXY; FURTHER ASSURANCES.

        (a) Contemporaneously with the execution of this Voting Agreement:
    (i) Stockholder shall deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

        (b) Stockholder shall, at his own expense, perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Voting Agreement.

    SECTION 4.  WAIVER OF APPRAISAL RIGHTS

    Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock Owned by Stockholder.

    SECTION 5.  NO SOLICITATION

    Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder, in his capacity as a Stockholder, shall not, directly or indirectly, and Stockholder shall ensure that his Representatives (as defined in the Reorganization Agreement) do not, directly or indirectly, engage in any actions prohibited of the Company or its Representatives by Section 4.3 of the Reorganization Agreement.

    SECTION 6.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    Stockholder hereby represents and warrants to Parent as follows:

    6.1 AUTHORIZATION, ETC. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform his obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    6.2 NO CONFLICTS OR CONSENTS.

        (a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or her affiliates or properties is or may be bound or affected.

        (b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

    6.3 TITLE TO SECURITIES. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof;
(c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

    6.4 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

    SECTION 7.  ADDITIONAL COVENANTS OF STOCKHOLDER

    7.1 FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Voting Agreement.

    7.2 LEGEND. Immediately after the execution of this Voting Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Expiration Date), Stockholder shall ensure that each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder bears a legend in the following form:

    THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE VOTING AGREEMENT DATED AS OF _____________, 2000, BETWEEN THE ISSUER AND _____________, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

    The foregoing legend shall be removed from any Subject Securities that are
(a) registered in street name but which remain beneficially owned by the Stockholder; provided that such securities shall remain subject to the terms of this Voting Agreement or (b) sold as permitted in Section 2.1(b).

    SECTION 8.  MISCELLANEOUS

    8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements made by Stockholder in this Voting Agreement shall expire upon the last to occur of (i) the consummation of the Merger, (ii) any termination of the Reorganization Agreement, and (iii) the Expiration Date; provided, however, that such expiration shall not operate to relieve Stockholder of any liability or obligation arising from any breach by Stockholder prior to such expiration.

    8.2 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

    8.3 NOTICES. Any notice or other communication required or permitted to be delivered to either party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

       if to Stockholder:

          at the address set forth below Stockholder's signature on the signature page hereof if to Parent:

           BroadVision, Inc.
           585 Broadway
           Redwood City, CA 94063
           Attention: Scott Neely, Esq.
           Facsimile: (650) 261-5900

       With a copy to:

           Cooley Godward LLP
           One Maritime Plaza, 20(th) Floor
           San Francisco, CA 94111
           Attention: Kenneth L. Guernsey, Esq.
           Facsimile: (415) 951-3699

    8.4 SEVERABILITY. If any provision of this Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Voting Agreement. Each provision of this Voting Agreement is separable from every other provision of this Voting Agreement, and each part of each provision of this Voting Agreement is separable from every other part of such provision.

    8.5 ENTIRE AGREEMENT. This Voting Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

    8.6 ASSIGNMENT; BINDING EFFECT. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred other than a buyer to which the Subject Securities are sold as permitted pursuant to Section 2.1(b). Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

    8.7 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

    8.8 NON-EXCLUSIVITY. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Voting Agreement.

    8.9 GOVERNING LAW; VENUE.

        (a) This Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

        (b) Any legal action or other legal proceeding relating to this Voting Agreement or the Proxy or the enforcement of any provision of this Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California.
    Stockholder:

           (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California), in connection with any such legal proceeding;

           (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 8.4 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

          (iii) agrees that each state and federal court located in the County of San Francisco, California, shall be deemed to be a convenient forum; and

           (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, California, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

    Nothing contained in this Section 8.9 shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

    (c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

    8.10 COUNTERPARTS. This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    8.11 CAPTIONS. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

    8.12 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against

Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    8.13 WAIVER; TERMINATION. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Reorganization Agreement is terminated, this Voting Agreement shall thereupon terminate.

    8.14  CONSTRUCTION.

        (a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

        (c) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

    IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

                                          BROADVISION, INC.

                                    By:_________________________________________

                                     Name:______________________________________

                                   Title:_______________________________________

                                          STOCKHOLDER

                                     ___________________________________________
                                    ____________________________________________

                                     Name:______________________________________

                                   Title:_______________________________________

                                    Address:____________________________________
                                            ____________________________________
                                            ____________________________________
                                   Facsimile:___________________________________

                                                                   ADDITIONAL SECURITIES
SHARES HELD OF RECORD            OPTIONS AND OTHER RIGHTS           BENEFICIALLY OWNED
---------------------            ------------------------           ------------------

                                   EXHIBIT A
                           FORM OF IRREVOCABLE PROXY

    The undersigned stockholder of INTERLEAF, INC., a Massachusetts corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Randall Bolten, Scott Neely and BROADVISION, INC., a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and
(ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

    This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Infiniti Acquisition Sub, Inc. and the Company (the "Reorganization Agreement"). This proxy shall be automatically terminated as to any Subject Securities that are sold by the undersigned pursuant to Section 2.1(b) of the Voting Agreement.

    The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Reorganization Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company, in favor of the approval and adoption of the Reorganization Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Reorganization Agreement.

    The undersigned may vote the Shares on all other matters.

    This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

    If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then
(a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

                                     C-A-1

    This proxy shall terminate upon the earlier of the valid termination of the Reorganization Agreement or the effective time of the Merger.

Dated: _______________, 2000.
                                          --------------------------------------
                                          Name

                                          Number of shares of common stock of
                                          the Company owned of record as of the
                                          date of this proxy:

                                          --------------------------------------

                                     C-A-2

                                                                         ANNEX D

                      BROADVIEW INTERNATIONAL LLC OPINION

                                                                January 26, 2000
                                                                    CONFIDENTIAL

Board of Directors
Interleaf, Inc.
62 Fourth Avenue
Waltham, MA 02154

Dear Members of the Board:

    We understand that Interleaf, Inc. ("Interleaf" or "Company"),
BroadVision, Inc. ("BroadVision" or "Parent") and Infiniti Acquisition
Sub, Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") pursuant to which, through the merger of Merger Sub with and into the Company (the "Merger"), each outstanding share of common stock of the Company ("Company Common Stock") will be converted into the right to receive 0.3465 (the "Exchange Ratio") shares of common stock of the parent ("Parent Common Stock"). The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

    You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Interleaf stockholders.

    Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Interleaf's Board of Directors and will receive a fee from Interleaf upon the successful conclusion of the Merger.

    In rendering our opinion, we have, among other things:

 1.) reviewed the terms of a draft of the Agreement dated January 26, 2000 furnished to us by the Company on January 26, 2000 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the Agreement to be executed, except that we have assumed with your permission that the Exchange Ratio is 0.3465);

 2.) reviewed Interleaf's annual report on Form 10-K for the fiscal year ended
     March 31, 1999, including the audited financial statements included therein, and Interleaf's quarterly report on Form 10-Q for the period ended September 30, 1999, including the unaudited financial statements included therein;

 3.) reviewed Interleaf's draft registration statement on Form S-3;

 4.) reviewed certain internal financial and operating information concerning
     Interleaf, including preliminary financial results for the three months ending December 31, 1999 and quarterly projections through March 31, 2002, relating to Interleaf, prepared and furnished to us by Interleaf management;

 5.) participated in discussions with Interleaf management concerning the operations, business strategy, current financial performance and prospects for Interleaf;

 6.) discussed with Interleaf management its view of the strategic rationale for the Merger;

 7.) reviewed the recent reported closing prices and trading activity for Company Common Stock;

 8.) compared certain aspects of the financial performance of Interleaf with public companies we deemed comparable;

 9.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

 10.) reviewed recent equity research analyst reports covering Interleaf;

 11.) reviewed BroadVision's annual report on Form 10-K for the fiscal year ended December 31, 1998, including the audited financial statements included therein, and BroadVision's quarterly report on Form 10-Q for the period ended September 30, 1999, including the unaudited financial statements included therein;

 12.) reviewed BroadVision's prospectus on Form 424(B)(4);

 13.) participated in discussions with BroadVision management concerning the operations, business strategy, financial performance and prospects for BroadVision;

 14.) reviewed the recent reported closing prices and trading activity for BroadVision Common Stock;

 15.) discussed with BroadVision management its view of the strategic rationale for the Merger;

 16.) compared certain aspects of the financial performance of BroadVision with public companies we deemed comparable;

 17.) reviewed recent equity analyst reports covering BroadVision;

 18.) analyzed the anticipated effect of the Merger on the future financial performance of the combined entity;

 19.) participated in discussions related to the Merger with Interleaf, BroadVision and their respective advisors; and

 20.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Interleaf or BroadVision. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Interleaf as to the future performance of Interleaf. We have neither made nor obtained an independent appraisal or valuation of any of Interleaf's assets.

    Based upon and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to Interleaf stockholders.

    For purposes of this opinion, we have assumed that neither Interleaf nor BroadVision is currently involved in any material transaction other than the Merger, other publicly announced transactions, other preliminary discussions confidentially disclosed to us, and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which BroadVision Common Stock will trade at any time in the future.

    This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Interleaf in connection with its consideration of the Merger and does not constitute a recommendation to any Interleaf stockholder as to how such stockholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Prospectus/Proxy Statement to be distributed to Interleaf stockholders in connection with the Merger.

                                               Sincerely,
                                               Broadview International LLC

                                                                         ANNEX E

                             SECTIONS 85 THROUGH 98
                                   INCLUSIVE
                 OF THE MASSACHUSETTS BUSINESS CORPORATION LAW
                              (DISSENTERS' RIGHTS)

SECTION 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection
(c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86. SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO BY STOCKHOLDER. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION
DATE. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93. REFERENCE TO SPECIAL MASTER. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. COSTS; INTEREST. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97. STATUS OF SHARES PAID FOR. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. EXCLUSIVE REMEDY; EXCEPTION. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, Article Sixth of BroadVision's Restated Certificate of Incorporation, Article XI of BroadVision's bylaws, as amended, and indemnification agreements entered into by BroadVision with its directors provide for the exculpation of directors and the indemnification of officers, directors, employees and agents under certain circumstances.

    Set forth below is Article Sixth of BroadVision's Restated Certificate of Incorporation pertaining to indemnification of officers, directors, employees and agents and insurance:

       VI. A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
       (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Set forth below is Article XI of BroadVision's bylaws, as amended:

       "ARTICLE XI INDEMNIFICATION. Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
       (a) Directors. The corporation shall indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors; and, provided, further, that the corporation shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required to be made under subsection
       (d).

       (b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law.

       (c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of any proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

       Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

       (d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director. Any right to indemnification or advances granted by this Bylaw to a director shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety
       (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

       (e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law.

       (f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (g) Insurance. To the fullest extent permitted by the Delaware General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

       (h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

       (i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Director and executive officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

       (j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

           (i) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

           (ii) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

           (iii) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

           (iv) References to a "director," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

           (v) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw."

    In addition, BroadVision has entered into indemnification agreements with its directors and officers pursuant to which BroadVision has agreed to indemnify such directors and officers in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director or an officer.

    BroadVision has also purchased liability insurance policies covering certain directors and officers of BroadVision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger and Reorganization dated as of
                        January 26, 2000, among BroadVision, Inc., Infinity
                        Acquisition Sub, Inc. and Interleaf, Inc. (included as
                        Annex A to the proxy statement/prospectus).

         2.2            Stock Option Agreement dated as of January 26, 2000 between
                        BroadVision, Inc. and Interleaf, Inc. (included as Annex B to the proxy statement/prospectus).

         2.3 Form of Voting Agreement between BroadVision, Inc. and certain stockholders of Interleaf, Inc. (included as Annex C to the proxy statement/prospectus).

         2.4            Opinion of Broadview International LLC (included as Annex D to the proxy statement/ prospectus).

         3.1            Restated Certificate of Incorporation of BroadVision, Inc.
                        (incorporated by reference to Exhibit 3.1 to BroadVision, Inc.'s Quarterly Report on Form 10-Q filed November 15,
                        1999).

         3.2 BroadVision, Inc. By-Laws, as amended (incorporated by reference to the Registration Statement on Form S-1A
                        (registration number 333-3844) filed on May 9, 1996,
                        May 29, 1996 and June 17, 1996).

         5.1            Opinion of Cooley Godward LLP regarding the legality of the securities.

         8.1*           Opinion of Cooley Godward LLP regarding tax matters.

         8.2* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

        23.1            Consent of Cooley Godward LLP (set forth in Exhibit 5.1).

        23.2*           Consent of Cooley Godward LLP (set forth in Exhibit 8.1).

        23.3* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit 8.2).

        23.4*           Consent of KPMG LLP (BroadVision).

        23.5*           Consent of PricewaterhouseCoopers LLP (Interleaf).

        23.6*           Consent of Ernst & Young LLP (Interleaf).

        23.7 Consent of Broadview International LLP (Interleaf) (set forth in Annex D to the proxy statement/prospectus).

        24.1            Powers of Attorney (set forth on signature page).

        99.1            Form of Interleaf Proxy.


------------------------


*   Filed herewith. All other exhibits have been previously filed.


FINANCIAL STATEMENT SCHEDULES:

    The Financial Statement Schedules have previously been filed as part of BroadVision's Form 10-K for the fiscal year ended December 31, 1998.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof;

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

    (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 16th day of March 2000.



                                                       BROADVISION, INC.

                                                       By:               /s/ PEHONG CHEN
                                                            -----------------------------------------
                                                                           PEHONG CHEN
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       Chairman of the Board and
                   /s/ PEHONG CHEN                       Chief Executive Officer and
     -------------------------------------------         a Director (Principal         March 16, 2000
                     PEHONG CHEN                         Executive Officer)

                          *                            Chief Financial Officer
     -------------------------------------------         (Principal Financial and      March 16, 2000
                  RANDALL C. BOLTEN                      Accounting Officer)

                          *
     -------------------------------------------       Director                        March 16, 2000
                  DAVID L. ANDERSON

                          *
     -------------------------------------------       Director                        March 16, 2000
                   YOGEN K. DALAL

                          *
     -------------------------------------------       Director                        March 16, 2000
                    KOH BOON HWEE

                          *
     -------------------------------------------       Director                        March 16, 2000
                   CARL PASCARELLA

                          *
     -------------------------------------------       Director                        March 16, 2000
                   TODD A. GARRETT

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *
     -------------------------------------------       Director                        March 16, 2000
                     KLAUS LUFT



*By:  /s/_PEHONG CHEN__
     PEHONG CHEN
     Attorney-in-fact

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger and Reorganization dated as of
                        January 26, 2000, among BroadVision, Inc., Infinity
                        Acquisition Sub, Inc. and Interleaf, Inc. (included as
                        Annex A to the proxy statement/prospectus).

         2.2            Stock Option Agreement dated as of January 26, 2000 between
                        BroadVision, Inc. and Interleaf, Inc. (included as Annex B to the proxy statement/prospectus).

         2.3 Form of Voting Agreement between BroadVision, Inc. and certain stockholders of Interleaf, Inc. (included as Annex C to the proxy statement/prospectus).

         2.4            Opinion of Broadview International LLC (included as Annex D to the proxy statement/ prospectus).

         3.1            Restated Certificate of Incorporation of BroadVision, Inc.
                        (incorporated by reference to Exhibit 3.1 to BroadVision, Inc.'s Quarterly Report on Form 10-Q filed November 15,
                        1999).

         3.2            BroadVision, Inc. By-Laws, as amended (incorporated by
                        reference to the Registration Statement on Form S-1A
                        (registration number 333-3844) filed on May 9, 1996, May 29,
                        1996 and June 17, 1996).

         5.1            Opinion of Cooley Godward LLP regarding the legality of the securities.

         8.1*           Opinion of Cooley Godward LLP regarding tax matters.

         8.2* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

        23.1            Consent of Cooley Godward LLP (set forth in Exhibit 5.1).

        23.2*           Consent of Cooley Godward LLP (set forth in Exhibit 8.1).

        23.3* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit 8.2).

        23.4*           Consent of KPMG LLP (BroadVision).

        23.5*           Consent of PricewaterhouseCoopers LLP (Interleaf).

        23.6*           Consent of Ernst & Young LLP (Interleaf).

        23.7 Consent of Broadview International LLP (Interleaf) (set forth in Annex D to the proxy statement/prospectus).

        24.1            Powers of Attorney (set forth on signature page).

        99.1            Form of Interleaf Proxy.


------------------------


*   Filed herewith. All other exhibits have been previously filed.